    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       PHILIPS INTERNATIONAL REALTY CORP.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                            ------------------------
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
                         (ADDRESS, INCLUDING ZIP CODE,
                   AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                PHILIP PILEVSKY
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                       PHILIPS INTERNATIONAL REALTY CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                   AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                    JONATHAN A. BERNSTEIN                                              LYNN TOBY FISHER
                        BLAKE HORNICK                                              KAYE, SCHOLER, FIERMAN,
               PRYOR, CASHMAN, SHERMAN & FLYNN                                       HAYS & HANDLER, LLP
                       410 PARK AVENUE                                                 425 PARK AVENUE
                   NEW YORK, NEW YORK 10022                                        NEW YORK, NEW YORK 10022
                        (212) 421-4100                                                  (212) 836-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                                                              AGGREGATE OFFERING                AMOUNT OF
         TITLE OF SECURITIES BEING REGISTERED                      PRICE(1)                  REGISTRATION FEE
Common Stock, par value $.01 per share.................          $173,880,000                    $51,295

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Act.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         SUBJECT TO COMPLETION, DATED
                                MARCH 13, 1998

PROSPECTUS
--------------------------------------------------------------------------------
                                7,200,000 Shares

                       PHILIPS INTERNATIONAL REALTY CORP.

                                  Common Stock

--------------------------------------------------------------------------------

Philips International Realty Corp. (the 'Company') is a self-advised real estate investment trust (a 'REIT') formed to continue and expand the shopping center business of certain affiliated companies owned or controlled by Philip Pilevsky (the 'Philips Group'). For more than 15 years, Mr. Pilevsky has led an integrated operation focused on owning, acquiring for redevelopment and developing neighborhood and community shopping centers predominantly concentrated in the New York and Miami metropolitan markets. The Company currently owns 13 shopping center properties (collectively, the 'Properties'), encompassing 2.4 million square feet of gross leaseable area ('GLA'), of which ten were redeveloped or developed by the Philips Group. As of December 31, 1997, approximately 96% of the total GLA was leased to over 260 tenants. The Company intends to make regular quarterly distributions to its shareholders beginning with a distribution for the period ending June 30, 1998.

All of the shares of common stock of the Company, par value $.01 per share (the 'Common Stock'), offered hereby (the 'Offering') are being sold by the Company and will represent approximately 73.3% of the Common Stock of the Company (or interests redeemable therefor) outstanding after consummation of the Offering. Upon consummation of the Offering, the Company's executive officers and directors will own in the aggregate 19.4% of the outstanding Common Stock
(or interests redeemable therefor). See 'Principal Shareholders.' To assist the Company in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person is generally limited to 8% of the then outstanding Common Stock.

Prior to the Offering, there has been no active public market for the Common Stock of the Company. It is currently anticipated that the public offering price will be between $19.00 and $21.00 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the public offering price. The Company will file an application to list the shares of Common Stock offered hereby on the New York Stock Exchange (the 'NYSE') under the symbol 'PHR.' See 'Glossary' beginning on page G-1 for definitions of certain terms used in this Prospectus.


SEE 'RISK FACTORS' ON PAGES 14 TO 22 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE
CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY,
INCLUDING:

      o Geographic concentration of the Properties in the New York and Miami metropolitan areas and the dependence of such Properties on the conditions of those economies and markets; and the significance of certain Properties to the Company's revenue and cash available for distribution.

      o The engagement of, and reliance by executive officers of the Company on, a property management company affiliated with the Philips Group for execution of the Company's day-to-day property level operations creates conflicts of interest.

      o Mr. Pilevsky may have conflicts of interest in connection with the Company's ongoing business because he will continue to hold significant interests in real properties not contributed to the Company.

      o Material benefits to, conflicts of interest with and controlling influence of, the Philips Group in connection with the formation of the Company, the Offering and the operation of the Company's ongoing business.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

                                                                                Underwriting
                                                                 Price to      Discounts and    Proceeds to
                                                                  Public       Commissions(1)   Company(2)
Per Share...................................................         $              $                $
Total(3)....................................................    $              $                $

(1) The Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'). See 'Underwriting.'

(2) Before deducting expenses of the Offering payable by the Company estimated to be $4,300,000.

(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 1,080,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be
    $        , the total Underwriting Discounts and Commissions will be
    $        and the total Proceeds to Company will be $        . See
    'Underwriting.'

--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made through the facilities
of the Depository Trust Company, New York, New York, on or about         , 1998.

PRUDENTIAL SECURITIES INCORPORATED              RAYMOND JAMES & ASSOCIATES, INC.

           ,1998

                              [INSIDE FRONT COVER]

                                  [MAP, PHOTOS]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               TABLE OF CONTENTS

                                                  PAGE
                                                  NO.
                                                  ----
PROSPECTUS SUMMARY..............................     1
The Company.....................................     1
Risk Factors....................................     2
Strategies for Growth...........................     4
Financing Strategy..............................     5
Credit Facility.................................     5
Existing Mortgage Debt..........................     5
Management......................................     5
Property Summary Data...........................     6
Formation and Structure of the Company..........     7
The Offering....................................    10
Distributions...................................    10
Restrictions on Transfer of Capital Stock.......    10
Restrictions on Ownership of Common Stock.......    10
Tax Status of the Company.......................    11
Summary Selected Financial Data.................    12
RISK FACTORS....................................    14
Dependence on Certain Properties and Markets....    14
Conflicts of Interest...........................    14
Dependence on Key Personnel.....................    15
Acquisition, Redevelopment and Development
  Activities May Not Perform As Expected........    15
Aggregate Market Value of Company May Exceed
  Company's Total Net Assets....................    15
Real Estate Investment Risks....................    15
Real Estate Financing Risks.....................    17
Cash Available for Distribution May Not be
  Sufficient to Make Distributions..............    18
Inability to Make Required Distributions to
  Shareholders Could Affect REIT Status.........    18
Tax Risks.......................................    18
Necessity to Maintain Ownership Limit Required
  to Maintain REIT Qualification................    19
Limits on Ownership and Change in Control;
  Potential Anti-Takeover Effect................    19
Changes in Investment and Financing Policies
  Without Shareholder Vote......................    20
Shares Eligible for Future Sale.................    21
Immediate and Substantial Dilution..............    22
Adverse Effect of Increasing Market Interest
  Rate Levels on Price of Common Stock..........    22
Absence of Active Public Market for Common
  Stock; Market Price of Common Stock...........    22
Computer Systems and Year 2000 Issues...........    22
THE COMPANY.....................................    23

STRATEGIES FOR GROWTH...........................    24


                                                  PAGE
                                                  NO.
                                                  ----
Acquisitions for Redevelopment..................    24
Development.....................................    24
Expansion.......................................    25
Asset Management................................    25
USE OF PROCEEDS.................................    26
DISTRIBUTION POLICY.............................    26
CAPITALIZATION..................................    27
DILUTION........................................    28
SELECTED FINANCIAL DATA.........................    29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................    31
Overview........................................    31
Results of Operations...........................    31
Pro Forma Operating Results.....................    32
Liquidity and Capital Resources.................    33
Cash Flows......................................    33
Funds From Operations...........................    34
Computer Systems and Year 2000 Issues...........    34
Inflation.......................................    34
OVERVIEW OF THE COMPANY'S PRIMARY MARKETS.......    35
BUSINESS AND PROPERTIES.........................    41
Property Summary Data...........................    42
National, Regional and Local Tenant Summary.....    43
Anchor and Non-Anchor Tenant Summary............    44
Retailer Type Tenant Summary....................    45
Major Tenants...................................    46
Lease Expirations...............................    46
Historical Leasing Activity.....................    47
Tax Basis and Real Estate Taxes.................    47
Capital Expenditures............................    47
Mortgage Indebtedness...........................    48
Credit Facility.................................    48
Insurance.......................................    49
Government Regulations..........................    49
Employees.......................................    50
Legal Proceedings...............................    50
SIGNIFICANT PROPERTIES..........................    51
Hialeah, Florida Properties.....................    51
Forest Avenue Shoppers Town.....................    52
Meadowbrook Commons.............................    53
MANAGEMENT......................................    54


                                                  PAGE
                                                  NO.
                                                  ----
Directors and Executive Officers................    54
Compensation of Directors.......................    56
Committees of the Board of Directors............    56
Executive Compensation..........................    56
Employment Agreements...........................    57
Stock Option Plan...............................    58
401(k) Plan.....................................    59
Indemnification.................................    59
FORMATION TRANSACTIONS AND STRUCTURE OF THE
  COMPANY.......................................    60
Formation Transactions..........................    60
Benefits of the Formation Transactions to
  Certain Parties...............................    61
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.....    62
Investment Objectives and Policies..............    62
Real Estate Investment Policies and Criteria....    62
Dispositions....................................    62
Other Investments...............................    62
Financing.......................................    62
Equity Capital..................................    63
Working Capital Reserves........................    63
Annual Reports..................................    64
Other Policies..................................    64
PARTNERSHIP AGREEMENT OF OPERATING
  PARTNERSHIP...................................    65
Management......................................    65
Rights of the Limited Partners..................    65
Indemnification and Fiduciary Standards.........    65
Transferability of Interests....................    66
Termination Transactions........................    66
Capital Contributions...........................    67
Additional Classes of Units.....................    67
Awards Under Stock Option Plans.................    67
Redemption Rights...............................    67
Registration Rights.............................    68
Tax Matters.....................................    68
Operations......................................    68
Duties and Conflicts............................    68

Term............................................    68
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS..................................    69
Management Agreement............................    69
Excluded Properties.............................    69
Non-Competition Agreement.......................    70
Terms of Transfers..............................    70


                                                  PAGE
                                                  NO.
                                                  ----
Registration Rights.............................    70
Partnership Agreement...........................    70
Miscellaneous...................................    70
Benefits of the Formation Transactions to
  Certain Executive Officers and the Philips
  Group.........................................    70
PRINCIPAL SHAREHOLDERS..........................    71
DESCRIPTION OF CAPITAL STOCK....................    72
General.........................................    72
Common Stock....................................    72
Preferred Stock.................................    72
Restrictions on Ownership and Transfer..........    73
Transfer Agent and Registrar....................    75
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  COMPANY'S CHARTER AND BY-LAWS.................    76
Board of Directors..............................    76
Removal of Directors............................    76
Business Combinations...........................    76
Control Share Acquisitions......................    77
Amendment to the Articles of Incorporation......    78
Advance Notice of Director Nominations and New
  Business......................................    78
Limitation of Directors' and Officers'
  Liability.....................................    78
SHARES ELIGIBLE FOR FUTURE SALE.................    80
General.........................................    80
Registration Rights.............................    81
FEDERAL INCOME TAX
  CONSIDERATIONS................................    82
Taxation of the Company as a REIT...............    82
Taxation of Shareholders........................    88
Other Tax Considerations........................    92
Proposed Legislation............................    94
ERISA CONSIDERATIONS............................    94
Employee Benefit Plans, Tax-Qualified Retirement
  Plans and IRAs................................    95
Status of the Company, the Operating Partnership
  and the Property Partnerships Under ERISA.....    95
UNDERWRITING....................................    96
EXPERTS.........................................    98
LEGAL MATTERS...................................    98
ADDITIONAL INFORMATION..........................    98

GLOSSARY........................................   G-1
INDEX TO FINANCIAL STATEMENTS...................   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes (i) a public offering price of $20.00 per share of Common Stock (representing the mid-point of the range set forth on the cover page of this Prospectus), and (ii) that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise requires (i) the 'Company' includes Philips International Realty Corp., a Maryland corporation, and its subsidiaries (including Philips International Realty, L.P., a Delaware limited partnership (the 'Operating Partnership')),
(ii) 'Units' means the limited partnership interests in the Operating Partnership and (iii) 'Unitholders' means those persons or entities who received Units in connection with the contribution of the Properties in the formation of the Company. Upon consummation of the Offering, the Company will be the sole general partner of, will own an approximate 74.8% economic interest in, and will conduct all of its operations through, the Operating Partnership. See 'Glossary' beginning on page G-1 for the definitions of other terms used herein. All references to the historical activities of the Company refer to the activities of the Philips Group (as defined herein). Unless otherwise indicated, all Common Stock information reflects the Company's 1.7051 for 1 Common Stock split which will be effective immediately prior to consummation of the Offering.

                                  THE COMPANY

     The Company is a self-advised real estate investment trust formed to continue and expand the shopping center business of certain affiliated companies owned or controlled by Philip Pilevsky (the 'Philips Group'). For more than 15 years, the Philips Group has been engaged in the ownership, acquisition for redevelopment and development of neighborhood and community shopping centers predominantly concentrated in two major, densely populated, East Coast metropolitan regions: (i) the New York, Northern New Jersey, Long Island and Connecticut consolidated metropolitan statistical area (the 'New York CMSA') and
(ii) the Miami-Fort Lauderdale consolidated metropolitan statistical area (the 'Miami CMSA').

     Philip Pilevsky, Chairman of the Board of Directors and Chief Executive Officer, leads a management team whose executive officers have an average of approximately 15 years experience in acquiring, redeveloping and developing retail properties. The Philips Group has acquired, redeveloped and/or developed a total of 66 retail properties encompassing over 5.1 million square feet within the New York CMSA and Miami CMSA markets. Upon consummation of the Offering, Mr. Pilevsky and the other executive officers and directors will beneficially own in the aggregate approximately 19.4% of the outstanding Common Stock (or interests redeemable therefor).

     The Company's strategy is to acquire for redevelopment and develop quality neighborhood and community shopping centers, located in demographically strong, under-stored markets which serve the daily needs of the surrounding community. The Company's portfolio consists of 13 well-established neighborhood and community shopping center properties (each a 'Property,' and collectively, the 'Properties'), encompassing 2.4 million square feet of GLA. Ten of the

Properties were redeveloped or developed by the Philips Group, of which nine are located in the New York CMSA or the Miami CMSA markets. Eight of the Properties are anchored by national or regional supermarkets such as Publix Supermarkets, Inc., Winn-Dixie Stores, Inc., and Waldbaums/APW Supermarkets, Inc. The Company believes the strength of these grocery retailers, as well as other key anchor tenants, provide the Properties with consistent consumer traffic and enables the Company to attract additional quality anchor retailers, as well as quality national, regional and local non-anchor retailers. As of December 31, 1997, the Properties were 96.3% leased to 268 tenants with 82.9% of the total GLA leased to national and regional retailers.

     The Company focuses its activities primarily in the New York CMSA, and secondarily in the Miami CMSA. Management believes its extensive experience, market knowledge and network of industry contacts within these regions gives the Company a competitive advantage and enhances its ability to identify and capitalize on acquisitions for redevelopment and development opportunities. The Company believes that the New York CMSA and Miami CMSA are both attractive regions in which to own and develop retail properties for long-term investment. The New York CMSA, with almost 20 million people, is by far the most densely populated region in the country (more than 50% higher than the next most densely populated CMSA). Furthermore, the Company believes the New York CMSA population has significant buying power with the highest per capita personal income among CMSAs around the country (approximately 30% higher than the national average), and is significantly under-stored with a gross leaseable area per person of only
8.6 square feet (less than half the
national average of 19.2 square feet of GLA per person). Similarly, the Miami CMSA ranks third in the nation in terms of population density. The Miami CMSA has a population growth rate among the highest in the nation, and the Company believes this market is under-stored because its density in relation to its GLA per person (20.1 square feet) is only slightly above the national average.

     The Company's day-to-day operations are strategically directed by its executive officers and implemented through a management agreement (the 'Management Agreement') with a property management company affiliated with the Philips Group (the 'Management Company'). The Management Agreement provides for the payment of fees, not to exceed prevailing market rates, and can be canceled, in whole or in part, at any time by the Company as it internalizes property management services. This agreement enables the Company to utilize the Philips Group's infrastructure on a cost-effective basis. Going forward, the Company is committed to internalize property management functions as its portfolio grows. Based on its current business plan, the Company expects to become a fully integrated, self-managed operation within 24 months following the consummation of the Offering. The Management Company is owned and controlled by Mr. Pilevsky and Sheila Levine, the Company's Chief Operating Officer, who have agreed not to receive any remuneration or consideration of any kind in connection with the Company's integration of property management services.

     The Company seeks to maximize the cash flow from its portfolio by continuing its aggressive asset management to maintain high occupancy rates, increase rental rates as leases expire and as opportunities arise to expand space for key tenants, and to reduce property operating costs. The Company also seeks to grow through the acquisition for redevelopment and development of quality shopping center properties. The Company believes that opportunities exist at this time, particularly within the New York CMSA markets, for shopping center acquisitions at attractive capitalization rates, with the potential to significantly enhance the cash flow through the redevelopment, expansion, retenanting and repositioning of such acquisitions, and for shopping center development at favorable risk-adjusted returns. The Company believes that the experience, long-term relationships and proven track record of its executive officers, as well as its capital resources as a public company, will provide it with the competitive advantages necessary to successfully identify and complete such acquisition and development opportunities.

     In the first twelve months following the consummation of the Offering, the Company expects sources of growth in its cash available for distribution will include the following activities: (i) recapturing below market leases and re-leasing such space at higher rental rates, including two leases, aggregating 44,000 square feet, with respect to which the Company is currently negotiating;
(ii) leasing available space in the portfolio, including 35,000 square feet with respect to which the Company is currently negotiating; (iii) re-leasing space scheduled to expire during such period at higher rental rates; (iv) expansion of certain Properties; and (v) the acquisition for redevelopment of strategic properties with Units and/or available cash and borrowings under its revolving credit facility (the 'Credit Facility'). See 'Strategies for Growth.'

     The Company was incorporated in Maryland on July 16, 1997. Its executive offices are located at 417 Fifth Avenue, New York, New York 10016, and it telephone number is (212) 545-1100.

                                  RISK FACTORS

     An investment in shares of the Common Stock involves various material risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. Such risks include, among others:

     o the dependence of the Company's income and cash flow on four Properties located in Hialeah, Florida and on the economic conditions and continued demand for shopping centers and retail space in the New York CMSA and Miami CMSA markets;

     o the Management Agreement with a property management company affiliated with the Philips Group creates conflicts of interest, including conflicts with certain personnel of the Management Company who will continue to manage properties of the Philips Group;

     o reliance by the executive officers on the Management Company for execution of day-to-day property management services;

     o Mr. Pilevsky may have conflicts of interest since he will continue to hold significant interests in real properties not contributed to the Company and will continue to spend time and effort overseeing these interests;

     o Unitholders, including Mr. Pilevsky and Ms. Levine, may have conflicts of interest in connection with the operation of the Company's ongoing business, including more adverse tax consequences to Unitholders than the Company upon the sale or refinancing of certain of the Properties, or a reduction of indebtedness encumbering such Properties. Thus, Mr. Pilevsky and Ms. Levine, as directors and executive officers, may have different objectives than other shareholders regarding the appropriate pricing and timing of the sale or refinancing of certain Properties, and they will be in a position to influence the Company not to sell or refinance a Property, and to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company;

     o dependence on key personnel, whose continued service is not guaranteed;

     o material benefits to the Unitholders in connection with the formation of the Company, including improved liquidity and diversification of their investment in the Properties and the deferral of certain tax consequences in connection with the contribution of the Properties to the Operating Partnership in exchange for Units;

     o property redevelopment and development may cost more and take longer than anticipated, and such projects may therefore be uneconomical or result in losses that exceed the Company's investment in such projects;

     o there were no appraisals of the Properties in connection with the Offering, and therefore the aggregate market value of the Common Stock (and interests redeemable therefor) may exceed the value of the Company's total net assets;

     o general real estate investment risks, including: the ability of the Company to attract and retain tenants; the ability of tenants to pay rents; the possibility that leases will be renewed on terms less favorable to the Company; a general lack of liquidity of investments in real estate; potential unknown or future environmental liabilities and potential losses in the event of an uninsurable casualty and uninsured losses from title defects; the ability of the Properties to generate sufficient cash flow to meet operating expenses, including debt service; and competition in seeking properties for acquisition and in seeking tenants; which risks, individually or in the aggregate, may negatively impact on the Company's ability to make distributions;

     o risks associated with debt financing, including the possibility that the Company will not have sufficient funds from operating activities available to make balloon payments of principal upon maturity of its mortgage debt, and therefore, the Company may have to refinance its debt obligations on less favorable terms, raise equity or lose the Company's interest in the applicable Properties if it cannot refinance such obligations;

     o taxation of the Company as a corporation if it fails to qualify as a REIT, and the resulting decrease in funds available to make distributions;


     o potential anti-takeover effects of provisions generally limiting the actual or constructive ownership of capital stock of the Company by any one person or entity to 8% of the outstanding shares, a classified Board of Directors and other Charter and statutory provisions and provisions in the partnership agreement of the Operating Partnership (the 'Partnership Agreement') that may have the effect of inhibiting a change of control of the Company or making it more difficult to effect a change in management or limiting the opportunity for shareholders to receive a premium over the market price for the Common Stock;

     o the ability of the Board of Directors to revise the Company's strategies and policies without shareholder approval, including its ability to incur more debt and thereby increase the Company's debt service and decrease cash flow;

     o the possible issuance of additional shares of Common Stock, including 2,472,395 shares of Common Stock issuable upon redemption of the Units and 667,641 shares of Common Stock issuable pursuant to outstanding warrants and stock options, which may adversely affect the market price of the shares of Common Stock or result in dilution on a per share basis of cash available for distribution;

     o potential immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock purchased by new investors in the Offering;

     o potential adverse effects on the value of the shares of Common Stock as a result of fluctuations in interest rates or equity markets, which may negatively impact the price at which shares of Common Stock may be resold and may limit the Company's ability to raise additional equity to finance future development; and

     o the lack of a prior active public market for the shares of Common Stock, including the risk that an active trading market might not develop, or if developed, might not be sustained, which may negatively impact the price at which shares of Common Stock may be resold; no assurances can be made that the shares of Common Stock will trade at or above the public offering price.

                             STRATEGIES FOR GROWTH

     The Company's objective is to maximize shareholder value through aggressive growth of its cash flow per share and through the appreciation of the value of its portfolio. The Company will seek to accomplish this objective by continuing its multi-faceted strategy of: (i) acquisition for redevelopment of retail properties in demographically strong, under-stored markets and where supply is constrained; (ii) development of retail properties in similar markets; (iii) expansion of properties within its portfolio; and (iv) aggressive asset management of its portfolio.

     Acquisitions for Redevelopment.  Management expects that a significant part of the Company's growth will be achieved through continuing its program of acquiring an optimal, risk-adjusted mix of additional shopping centers for redevelopment at attractive initial returns, including: (i) well established, stable properties which the Company believes are currently leased at below market rents; (ii) underperforming, poorly managed properties; and (iii) properties with additional land for new development or expansion. The Philips Group has a history of identifying such acquisition opportunities and significantly enhancing property performance through its redevelopment, repositioning and re-merchandising initiatives and has acquired and redeveloped 48 properties encompassing over 3.8 million square feet within the New York CMSA and Miami CMSA markets.

     The Company seeks to acquire shopping centers at below replacement cost in markets with strong demographics, emphasizing locations where retail demand exceeds supply and the creation of new supply is constrained. The Company believes there are significant opportunities within the markets in which it currently operates to acquire such properties, including opportunities to acquire property portfolios, and it is currently in discussions with a number of owners to acquire properties. The Company further believes that the markets in which it operates are mature, established markets in which property owners may have low tax bases, and therefore exposure to significant taxable gains upon sale. Management believes that the Company's ability to acquire properties for Units enabling such sellers to defer taxable gain, coupled with its extensive market expertise and contacts, as well as its access to capital as a public company, will enable the Company to successfully execute its acquisition strategy.

     Development. The Company balances its acquisition activities through its selective development of additional quality neighborhood and community shopping centers, primarily in the New York CMSA markets. The Company capitalizes on management's extensive development experience, market knowledge, network of industry contacts and relationships and its proven track record. The Philips Group has developed 18 retail properties encompassing over 1.3 million square feet within the New York CMSA markets. In order to minimize the risk and the commitment of capital for prolonged periods usually associated with development, the Company has historically focused on two strategies to secure its development projects: (i) pursuing requests for proposal ('RFPs') or similar municipally sponsored development opportunities; and (ii) entering into land purchase contracts which are subject to the satisfactory resolution of key development contingencies, such as obtaining approvals and permits. Management believes that these and similar strategies afford the Company the time to ensure that project economics are reasonably assured through substantial pre-leasing before the Company commits significant capital, and minimize the time between the commitment of capital and the generation of cash flow from the project.

     Expansion. As part of its ongoing strategy to enhance the value of its assets, management of the Company regularly engages in the expansion and renovation of properties within its portfolio. The Philips Group has expanded 18 properties, encompassing over 579,000 square feet of new retail space, including approximately 230,000 square feet within the Properties.

     Asset Management. The Company will continue to utilize its long-standing asset and property management practices to maximize cash flow from its existing Properties and enhance their long-term value through its extensive knowledge of the retail industry and shopping center operations. Management believes that the value of its Properties will be enhanced further by their quality and desirable locations in demographically strong markets. During the past five years, the Company has increased the occupancy rate of the Properties from 88.4% as of December 31, 1993 to 96.3% as of December 31, 1997, while also increasing the total annualized contractual base rent from $8.93 to $10.44 per leased square foot.

     There can be no assurance that the Company will meet any of its growth strategy objectives.

                               FINANCING STRATEGY

     The Company's financing strategy is determined by the Board of Directors. The Company intends to closely manage its capital and cost structures so as to maximize total return to shareholders and presently intends to maintain a ratio of debt to total market capitalization (defined as the market value of the outstanding Common Stock, including the Units redeemable for Common Stock, plus the total debt of the Company) of not more than 50%. However, such objective may be altered without the consent of the Company's shareholders and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. Upon consummation of the Offering, total debt of the Company will constitute approximately 23.3% of its total market capitalization. The Company intends to access a number of capital sources to fund its future acquisition, development and expansion programs. These capital sources may include undistributed cash flow, borrowings under the Credit Facility, proceeds from bank and/or institutional long-term mortgage financing, construction financing to facilitate development activities, as well as proceeds from the issuance of equity or debt securities.

                                CREDIT FACILITY

     The Company expects to establish a revolving Credit Facility concurrently with the consummation of the Offering. The availability of funds under the Credit Facility will be subject to the Company's compliance with a number of customary financial and other covenants. The Credit Facility will be used primarily to finance the Company's acquisition and redevelopment activities. Borrowings under the Credit Facility are expected to be secured by certain Properties with recourse to the Company.

                             EXISTING MORTGAGE DEBT

     Upon the consummation of the Offering, there will be a total of approximately $59.5 million of secured fixed-rate debt encumbering certain Properties. This debt will have a weighted average maturity of 5.3 years (with the earliest maturity being December 31, 2002) and a weighted average fixed interest rate of 7.6%. See 'Business and Properties--Mortgage Indebtedness.'

                                   MANAGEMENT

     The Company's senior management includes Mr. Pilevsky, Chairman of the

Board and Chief Executive Officer, Louis J. Petra, President, Ms. Levine, Chief Operating Officer and Executive Vice President, Brian J. Gallagher, Chief Financial Officer and Acquisitions Director, and Andrew J. Aberham, Leasing Director. Management has an average of over 15 years experience in all aspects of the retail real estate industry, and has developed many long-term relationships with tenants, brokers, property owners, lenders, contractors, suppliers and others in the retail real estate industry throughout the New York CMSA and Miami CMSA markets. In addition, Mr. Petra has 13 years prior capital markets experience as a senior executive with a publicly-traded real estate investment trust that focused on the retail shopping center business. Upon consummation of the Offering, the Company's executive officers and directors will own in the aggregate 19.4% of the outstanding Common Stock (or interests redeemable therefor), excluding options.

                             PROPERTY SUMMARY DATA

     The following table sets forth certain information relating to each of the Properties at December 31, 1997. All of the Properties are 100% owned by the Company.

                                                                                             ANNUALIZED CONTRACTUAL
                                                                                            BASE RENT AT 12/31/97(1)
                                  YEAR BUILT/                                       ----------------------------------------
                                   RENOVATED        TOTAL      % OF     % LEASED                     % OF           BASE
                                 --------------      GLA       TOTAL       AT          BASE        PORTFOLIO    RENT/SQ. FT.
PROPERTY AND LOCATION             YR. ACQUIRED    (SQ. FT.)     GLA     12/31/97    RENT ($000)    BASE RENT      (2) ($)
-----------------------------    --------------   ---------    -----    --------    -----------    ---------    ------------

NEW YORK CMSA
 Forest Avenue Shoppers Town       1957/1996        177,002      7.4       99.1         3,071         12.8          17.51
   Forest Avenue                      1984
   Staten Island, New York
 Meadowbrook Commons                  1990          173,027      7.2      100.0         3,028         12.6          17.50
   Sunrise Highway                    (3)
   Freeport, New York
 Merrick Commons                   1960/1994        108,066      4.5       98.6         1,724          7.2          16.18
   Merrick Road                       1985
   Merrick, New York
 Mill Basin Plaza                     1991           80,708      3.4      100.0         2,104          8.8          26.07
   Avenue U                           (3)
   Brooklyn, New York
 Branhaven Plaza                   1971/1996        191,496      8.0      100.0         1,375          5.7           7.18
   U.S. 1                             1985
   Branford, Connecticut
                                                  ---------    -----    --------    -----------    ---------        -----
TOTAL/WEIGHTED AVERAGE                              730,299     30.5       99.6        11,302         47.1          15.54

MIAMI CMSA
 Mall on the Mile                     (4)           591,369     24.7       97.0         4,185         17.4           7.30
   Palm Springs Mile                  1985
   Hialeah, Florida
 Palm Springs Village                 (4)           309,380     12.9       91.9         2,657         11.1           9.34
   Palm Springs Mile                  1985
   Hialeah, Florida
 The Shops on 49th Street             (4)           167,009      7.0       97.7         2,824         11.7          17.30
   Palm Springs Mile                  1985
   Hialeah, Florida
 Philips Plaza                        (4)           109,263      4.6       79.4           887          3.7          10.23
   Palm Springs Mile                  1985
   Hialeah, Florida
                                                  ---------    -----    --------    -----------    ---------        -----
TOTAL/WEIGHTED AVERAGE                            1,177,021     49.2       94.1        10,553         43.9           9.53

NEIGHBORING MARKETS
 Elm Plaza                         1973/1995        168,852      7.1       97.6           584          2.4           3.54

   Rte. 220/I-91                      1986
   Enfield, Connecticut
 Millside Plaza                       1977          161,128      6.8       98.3           761          3.2           4.81
   U.S. 130                           1986
   Delran, New Jersey
 Foxboro Plaza                        1982          117,831      4.9       91.2           513          2.1           4.77
   Rte. 140/I-95                      1986
   Foxborough, Massachusetts
 The Shoppes at Lake Mary             1985           36,725      1.5      100.0           322          1.3           8.77
   Country Club Road                  1997
   Lake Mary, Florida
                                                  ---------    -----    --------    -----------    ---------        -----
TOTAL/WEIGHTED AVERAGE                              484,536     20.3       96.5         2,180          9.0           4.66

PORTFOLIO TOTAL/WEIGHTED AVERAGE                  2,391,856    100.0       96.3        24,035        100.0          10.44
                                                  ---------    -----    --------    -----------    ---------        -----
                                                  ---------    -----    --------    -----------    ---------        -----

                                  KEY TENANTS (YEAR OF LEASE
PROPERTY AND LOCATION              EXPIRATION/OPTION TERM)
-----------------------------  --------------------------------
NEW YORK CMSA
 Forest Avenue Shoppers Town   TJ Maxx (The TJX Companies,
   Forest Avenue               Inc.), (2005/2020); APW
   Staten Island, New York     Supermarkets, Inc. (Waldbaum,
                               Inc.) (2001/2011)
 Meadowbrook Commons           Giant Food Stores, Inc. (2025);
   Sunrise Highway             Toys 'R' Us, Inc. (2020/2040);
   Freeport, New York          Marshall's of MA, Inc.
                               (2001/2016)
 Merrick Commons               APW Supermarkets, Inc.
   Merrick Road                (Waldbaum, Inc.) (2013/2041)
   Merrick, New York
 Mill Basin Plaza              Pergament Home Centers, Inc.
   Avenue U                    (2011/2021); Walgreens Co.
   Brooklyn, New York          (2024)
 Branhaven Plaza               Caldor, Inc. (2002/2022); APW
   U.S. 1                      Supermarkets, Inc. (Waldbaum,
   Branford, Connecticut       Inc.) (2016/2038); CVS
                               (2001/2011)
TOTAL/WEIGHTED AVERAGE
MIAMI CMSA
 Mall on the Mile              Builders Square (2002/2022);
   Palm Springs Mile           Mervyn's (2011/2031); Toys 'R'
   Hialeah, Florida            Us, Inc. (2002/ 2017); Publix
                               Supermarkets, Inc. (2002)
 Palm Springs Village          Winn-Dixie Stores, Inc.
   Palm Springs Mile           (2016/2035); Upton, Inc.
   Hialeah, Florida            (1999/2009); Fabulous Diamonds
                               of Hialeah, Inc. (2001)
 The Shops on 49th Street      Smart & Final Stores Corporation
   Palm Springs Mile           (2016/2021); Pier One Imports

   Hialeah, Florida            (U.S.) Inc. (2001/2021)
 Philips Plaza                 Michael's Stores, Inc.
   Palm Springs Mile           (2006/2016); Ideal Corporation
   Hialeah, Florida            (2005)
TOTAL/WEIGHTED AVERAGE
NEIGHBORING MARKETS
 Elm Plaza                     Caldor Inc. (2001/2021); APW
   Rte. 220/I-91               Supermarkets, Inc. (Waldbaum,
   Enfield, Connecticut        Inc.) (2014/2034)
 Millside Plaza                Kmart Corporation (2002/2017);
   U.S. 130                    Shop Rite (Delran Supermarket,
   Delran, New Jersey          Inc.) (2001/2016)
 Foxboro Plaza                 Bradlees Stores, Inc.
   Rte. 140/I-95               (2002/2022)
   Foxborough, Massachusetts
 The Shoppes at Lake Mary
   Country Club Road
   Lake Mary, Florida
TOTAL/WEIGHTED AVERAGE
PORTFOLIO TOTAL/WEIGHTED AVER

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.
(3) Property was developed by the Company.
(4) Development of these Properties commenced in 1958. Substantial redevelopment and expansion has been ongoing since 1985, when the Properties were acquired by the Philips Group.

                     FORMATION AND STRUCTURE OF THE COMPANY

     Formation Transactions. The Company was incorporated in Maryland on July 16, 1997. On December 31, 1997, the Company and certain members of the Philips Group completed the formation transactions (the 'Formation Transactions'), pursuant to which the Properties, or partnership or membership interests in the Properties, were contributed to the Operating Partnership. In connection with the Formation Transactions, the Company entered into: (i) employment agreements with each of Messrs. Petra and Gallagher and Ms. Levine; (ii) the Management Agreement with the Management Company; and (iii) a non-competition agreement (the 'Non-Competition Agreement') with Mr. Pilevsky, Ms. Levine and the Management Company. See 'Management--Employment Agreements', 'Certain Relationships and Related Transactions--Management Agreement' and '--Non-Competition Agreement.'

     Additional information regarding the Formation Transactions is set forth under 'Formation Transactions and Structure of the Company.'

     In connection with the Offering:

          o The Company will sell 7,200,000 shares of Common Stock in the Offering and will contribute the net proceeds therefrom to the Operating Partnership in exchange for general partnership interests (resulting in an approximately 74.8% economic interest in the Operating Partnership).

          o Approximately $126.7 million or 97.8% of the estimated net proceeds of the Offering will be used to repay mortgage and other indebtedness (including accrued expenses incurred in connection with the Formation Transactions). See 'Use of Proceeds.'

          o The Company will enter into the Credit Facility.

     Structure of the Company. Upon consummation of the Offering, the Company will be the sole general partner of the Operating Partnership. The Company will conduct substantially all of its business and will hold substantially all of its interests in the Properties through the Operating Partnership, either directly or indirectly through partnerships or limited liability companies holding fee title to the Properties (collectively, the 'Property Partnerships'). As the sole general partner of the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain customary exceptions. See 'Partnership Agreement of Operating Partnership.' The outstanding Units are redeemable, subject to certain lock-up agreements, beginning on December 31, 1998 (the first anniversary of the consummation of the Formation Transactions), at the Unitholder's request; such Units will be redeemed, at the Company's option and in its sole discretion, either for shares of Common Stock on a one-for-one basis (subject to certain anti-dilution adjustments and exceptions) and/or cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of redemption). See 'Partnership Agreement of Operating Partnership--Redemption Rights' and 'Underwriting.'

     Upon completion of the Offering, the structure and ownership of the Company will be as follows:

                       -------------------------------------------------------
                       |       Philips International Realty Corp.(1)         |
                       |                    ("Company")                      |
            -----------|                                                     |
            |          |         99.0% owned by public shareholders          |
            |          |   1.0% owned by executive officers and directors    |
            |          -------------------------------------------------------
            |                                     |
            |                                     |
            |          -------------------------------------------------------
            |          |         Philips International Realty, L.P.          |
            |          |             ("Operating Partnership")               |
            |          |                                                     |
            |          |   74.8% owned by the Company, as general partner    |
            |          | 25.2% owned by the Unitholders, as limited partners |
            |          -------------------------------------------------------
            |                                     |
            |                                     |
------------------------     -------------------------------------------------
|                      |     |            Property Partnerships              |
| Philips Subsidiaries |     |    (Owner of fee title to the Properties)     |
|   ("Philips Subs")   |     |                                               |
|                      |-----| 99.99% owned by the Operating Partnership, as |
|   100% owned by the  |     |    limited partner or non-managing member     |
|       Company        |     |     0.01% owned by the Philips Subs, as       |
|                      |     |     general partner or managing member        |
------------------------     -------------------------------------------------


------------------
(1) After giving effect to the Offering, if all Units of the Operating Partnership were redeemed by the Company for Common Stock and all outstanding warrants were exercised for Common Stock, the Company would be owned approximately 80.6% by its public shareholders and approximately 19.4% by its executive officers and directors. Units are redeemable, subject to certain lock-up agreements, beginning on December 31, 1998 (the first anniversary of the consummation of the Formation Transactions), at the holder's request; such Units will be redeemed, at the Company's option and in its sole discretion, either for shares of Common Stock on a one-for-one basis (subject to certain anti-dilution adjustments and exceptions) and/or cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of redemption). See 'Partnership Agreement of Operating Partnership--Redemption Rights.' Officers, directors and employees of the Company, and certain senior employees of the Management Company whom the Company anticipates will become employees of the Company upon the integration of property management services, have been granted stock options to acquire an aggregate of 654,000 shares of Common Stock, which could reduce the percentage owned by public shareholders to 76.9% (on a fully-diluted basis). Upon consummation of the Offering, Mr. Pilevsky will own 16.9%, and Ms. Levine will own 2.0%, of the outstanding Common Stock (or interests redeemable therefor), excluding options.

     Benefits to Certain Parties. Mr. Pilevsky and Ms. Levine proposed the Formation Transactions and the Offering to the Philips Group based on their belief that the benefits of the organization of the Company for the Philips Group outweighed the detriments. Such benefits include:

          o improved liquidity of their interests in the Properties and increased diversification of investment with deferral of the tax consequences of the contribution of their interests in the Properties to the Operating Partnership;

          o the release and/or indemnification by the Company of various members of the Philips Group, including Mr. Pilevsky, with respect to the assumed indebtedness and certain guarantees and indemnities in connection with such indebtedness;

          o receipt by Mr. Pilevsky and Ms. Levine of options to purchase Common Stock, each as an executive officer of the Company, and the employment agreement entered into with Ms. Levine providing for an annual salary, bonus and other benefits for her services; and

          o the Management Agreement, which provides a fee to the Management

            Company, owned by Mr. Pilevsky and Ms. Levine, in connection with management of the Properties. In addition, certain senior employees of the Management Company, whom the Company currently anticipates will become employees of the Company upon the integration of the services provided to the Management Company, received options to purchase Common Stock.

     In addition, Prudential Securities Incorporated, the lead managing underwriter of the Offering, and an affiliate of Prudential Securities Incorporated will receive, out of the net proceeds of the Offering, approximately $44.5 million in repayment of interim financing provided to the Company in connection with the Formation Transactions.

     See 'Formation Transactions and Structure of the Company--Benefits of the Formation Transactions to Certain Parties' and 'Underwriting.'

     Conflicts of Interest. The Unitholders, including Mr. Pilevsky and Ms. Levine, may have interests that conflict with the interests of the Company and its other shareholders. In particular, the consummation of certain business combinations, the sale of properties or a reduction of indebtedness could have adverse tax consequences to Unitholders. The Company has adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. See 'Policies with Respect to Certain Activities--Other Policies,' 'Risk Factors--Conflicts of Interest' and 'Formation Transactions and Structure of the Company--Benefits of the Formation Transactions to Certain Parties.' In addition, Mr. Pilevsky and Ms. Levine will continue to hold through the Philips Group significant interests in real properties not contributed to the Company in the Formation Transactions, including certain retail properties. See 'Certain Relationships and Related Transactions--Excluded Properties.' Mr. Pilevsky and Ms. Levine have agreed to conduct all of their future retail shopping center activities through the Company in accordance with the Non-Competition Agreement. See 'Certain Relationships and Related Transactions--Non-Competition Agreement.' Upon consummation of the Offering, Mr. Pilevsky will own 16.9%, and Ms. Levine will own 2.0%, of the outstanding Common Stock (or interests redeemable therefor), excluding options.

                                  THE OFFERING

Common Stock Offered Hereby..........................................  7,200,000 shares
Common Stock to be Outstanding after the Offering....................  9,806,160 shares(1)
Use of Proceeds......................................................  To repay $126.7 million of existing debt, pay transaction costs and expenses, and
                                                                       for general corporate purposes. See 'Use
                                                                       of Proceeds.'
NYSE Symbol..........................................................  PHR

------------------
(1) Includes 2,472,395 shares of Common Stock that may be issued upon the redemption of Units. Excludes 852,550 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option and Long-Term Incentive Plan (the 'Stock Option Plan'), of which options for 654,000 shares are currently outstanding, and 13,641 shares of Common Stock issuable upon exercise of warrants issued in connection with the Formation Transactions (the 'Warrants').

                                 DISTRIBUTIONS

     The Company intends to make regular quarterly distributions to holders of the Common Stock. The Company intends to pay a pro rata distribution with respect to the period commencing upon the consummation of the Offering and ending on June 30, 1998, based upon $0.3375 per share for a full quarter. On an annualized basis, this would be $1.35 per share, or an annual distribution rate of 6.75%. The Company intends to maintain this distribution rate for at least twelve months following consummation of the Offering unless actual results of operations, economic conditions or other factors change significantly. Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors. In addition, in order to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the 'Code'), the Company is, in general, required to distribute currently 95% of its taxable income. See 'Distribution Policy' and 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Annual Distribution Requirements.' The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised.

                   RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

     All of the Common Stock and Units held by Mr. Pilevsky and the other executive officers and directors of the Company are subject to lock-up agreements for a period of one year following consummation of the Offering. See 'Formation Transactions and Structure of the Company' and 'Underwriting.'

                   RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

     Because of limitations imposed by the Code on the concentrations of ownership of stock of a REIT, the Board of Directors has, as permitted by the Charter, adopted resolutions which generally prohibit any shareholder, directly or through attribution, from owning more than 8% (by number of shares or value, whichever is more restrictive) of the outstanding capital stock of the Company. The Board of Directors has waived the ownership limitation with respect to Mr. Pilevsky and has permitted Mr. Pilevsky to actually or constructively own up to 17.5% of the outstanding capital stock of the Company (excluding interests redeemable therefor and shares issuable upon exercise of outstanding warrants; the 'Philips Ownership Limit'). In addition, no holder may own or acquire (either actually or constructively under the applicable attribution rules of the Code) shares of any class of capital stock if such ownership or acquisition (i) would cause more than 50% in value of the outstanding capital stock to be owned by five or fewer individuals or (ii) would otherwise result in the Company's failing to qualify as a REIT. See 'Description of Capital Stock--Restrictions on Ownership and Transfer,' 'Certain Provisions of Maryland Law and of the Company's Charter and By-Laws' and 'Federal Income Tax Considerations.'

                           TAX STATUS OF THE COMPANY

     The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1997. The Company believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. As a REIT, the Company generally will not be subject to federal income tax on income it distributes currently to its shareholders, and will be subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to its shareholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and may not be able to qualify as a REIT for the four subsequent taxable years. See 'Risk Factors--Tax Risks--Adverse Tax Consequences of Failure to Qualify as a REIT' and 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Failure to Qualify' for a more detailed discussion of the consequences of a failure of the Company to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. See 'Federal Income Tax Considerations--Taxation of the Company as a REIT.'

     In the opinion of Pryor, Cashman, Sherman & Flynn, tax counsel to the Company, the discussion contained in the section entitled 'Federal Income Tax Considerations' fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock and, commencing with the Company's taxable year ended December 31, 1997 for which it anticipates timely electing to be taxed as a REIT, the Company will be organized in conformity with the requirements for qualification as a REIT and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Pryor, Cashman, Sherman & Flynn is based upon current law, the Company's ability to satisfy certain Code requirements, and certain representations made by the Company as to certain factual matters; such opinion is not binding upon the Internal Revenue Service (the 'IRS') and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for: (i) Philips International Realty Corp. on a pro forma and an historical basis as of and for the year ended December 31, 1997 (see footnote 2 to the following table); (ii) the Operating Partnership on an historical basis as of December 31, 1997; (iii) the combined balance sheet of the Property Partnerships (consisting of the thirteen Properties) upon consummation of the Formation Transactions as of December 31, 1997; and (iv) The Philips Company (consisting of ten Properties accounted for on a combined basis and two Properties accounted for on an equity basis) on a combined historical basis. This information should be read in conjunction with all of the financial statements and the notes thereto included elsewhere in this Prospectus. The audited historical financial information as of and for the year ended December 31, 1994 and the unaudited historical financial information as of and for the year ended December 31, 1993 presented herein are based upon the separate historical financial statements of the respective entities and the notes thereto which do not appear in this Prospectus. The unaudited pro forma financial information presented herein is based upon the pro forma financial statements of Philips International Realty Corp. and the notes thereto which appear elsewhere in this Prospectus and should be read in conjunction with such financial statements. Reference should also be made to 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in conjunction with the review of all historical and pro forma financial and operating information set forth herein.

     The unaudited pro forma operating information for the Company has been presented as if the Offering and the Formation Transactions had occurred as of January 1, 1997, and as if the Company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period. The unaudited pro forma balance sheet for the Company as of December 31, 1997 is presented as if the Offering and the Formation Transactions had occurred on December 31, 1997.

     The pro forma financial information is not necessarily indicative of what the Company's actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent the future financial position or results of operations of the Company.

    THE COMPANY (PRO FORMA AND HISTORICAL) AND THE PHILIPS COMPANY (COMBINED
                                  HISTORICAL)
                 (Dollars in thousands, except per share data)

                                                      YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------------------------------
                             PRO FORMA                         COMBINED HISTORICAL
                            -----------   --------------------------------------------------------------
                               1997         1997         1996         1995         1994          1993
                            -----------   -------     --------     --------     --------     -----------
                            (UNAUDITED)                                                      (UNAUDITED)
OPERATING DATA(1):
Rental revenue:
 Base rent...............     $24,514     $19,788     $19,659      $17,311      $16,436        $16,142
 Percentage rent.........       1,028       1,028         571          852          965          1,490
 Expense
   reimbursements........       7,206       6,075       5,717        5,024        4,791          4,705
                            -----------   -------     --------     --------     --------     -----------
Total rental revenue.....      32,748      26,891      25,947       23,187       22,192         22,337
                            -----------   -------     --------     --------     --------     -----------
Property operating
 expenses................       5,347       4,937       5,054        5,008        4,834          4,218
Real estate taxes........       4,682       3,819       3,671        3,591        3,554          3,446
Interest.................       4,905      12,966      11,728       11,097        9,695          9,524
Depreciation and
 amortization............       5,691       4,015       3,417        3,072        2,896          2,738
General and
 administrative
 expenses................       2,350         165         306          201          222            270
                            -----------   -------     --------     --------     --------     -----------
Total expenses...........      22,975      25,902      24,176       22,969       21,201         20,196
                            -----------   -------     --------     --------     --------     -----------
                                9,773         989       1,771          218          991          2,141
Minority interest........      (2,464)
Equity in income (loss)
 of investees............          --         339          95           54            6            (89)
Other income.............          42          38          22           35           48             46
                            -----------   -------     --------     --------     --------     -----------
Income before
 extraordinary items.....                 $ 1,366     $ 1,888      $   307      $ 1,045        $ 2,098
                            -----------   -------     --------     --------     --------     -----------
                                          -------     --------     --------     --------     -----------
Net income...............     $ 7,351
                            -----------
                            -----------
Net income per share of
 Common Stock(3)
 Basic...................     $  1.00
                            -----------
                            -----------
 Diluted.................     $  1.00

                            -----------
                            -----------

                                                                     AS OF DECEMBER 31,
                           -------------------------------------------------------------------------------------------------------
                                                     HISTORICAL(2)
                                         --------------------------------------
                                           PROPERTY        OPERATING
                            PRO FORMA    PARTNERSHIPS     PARTNERSHIP   COMPANY                COMBINED HISTORICAL(4)
                           -----------   ------------     -----------   -------    -----------------------------------------------
                              1997                       1997                       1996        1995        1994         1993
                           -----------   --------------------------------------    --------    --------    --------    -----------
                           (UNAUDITED)                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Rental properties, at
 cost before accumulated
 depreciation............   $ 199,428      $199,428         $    --     $   --     $137,399    $124,892    $118,307     $ 114,953
Investment in Operating
 Partnership/Property
 Partnerships............          --            --          13,869      2,287
Total assets.............     197,125       195,616          17,978      2,287      129,841     116,856     108,188       109,474
Mortgage notes payable...      59,903       176,602              --         --      133,609     131,740     131,187       132,125
Shareholders'/Owners'
 equity (deficit)........     100,777        13,869          12,759      2,203      (11,166)    (22,091)    (24,611)      (25,771)

OTHER DATA:
Funds from
 operations(5)...........      15,506            --              --         --        5,574       3,590       4,050            --
Net cash provided by
 operating activities ...          --            --              --         --        3,567       3,535       3,639            --
Net cash provided by
 (used in) financing
 activities..............          --            --              --        533        6,086       2,160        (876)           --
Net cash (used in)
 investing activities....          --            --              --       (533)      (9,359)     (6,604)     (3,354)           --
GLA (sq. ft.) (at end of
 period).................   2,391,856     2,391,856              --         --    2,348,117   2,348,117   2,348,117     2,325,448
Occupancy of Properties
 owned (%) (at end of
 period) ................        96.3          96.3              --         --         95.4        90.7        88.2          88.4

------------------
 (1) The Company was formed in July 1997 and incurred general and administrative expenses of $543 for the period ended December 31, 1997. However, it did not commence operations until the consummation of the Formation Transactions as of the close of business on December 31, 1997. Therefore, separate summary historical data for the Company is not presented above. See Philips International Realty Corp. Statement of Operations, including the notes thereto, appearing elsewhere in this Prospectus.

 (2) Upon consummation of the Offering, the Company will be the sole general partner of the Operating Partnership and the Property Partnerships. Until the consummation of the Offering, the Company is required to account for its interest in these partnerships on the equity method rather than consolidating the partnerships. Accordingly, (i) the Company's interest in the Operating Partnership and the Property Partnerships is reflected in its balance sheet as 'Investment in Operating Partnership/Property Partnerships', (ii) the Operating Partnership's balance sheet reflects its investment in the Property Partnerships and (iii) the Property Partnerships' balance sheet combines the thirteen Properties.
 (3) Pro forma net income per share of Common Stock is based upon 7,333,765 shares of Common Stock expected to be outstanding upon consummation of the Offering. As each Operating Partnership Unit is redeemable for one share of Common Stock, the calculation of earnings per share upon redemption of outstanding Units will be unaffected, as Unitholders and shareholders are entitled to equal distributions on a per Unit and per share basis in the net income of the Company. Basic earnings per share excludes any dilutive effect of outstanding options. Diluted earnings per share includes the dilutive effect of the outstanding options and Warrants calculated under the treasury stock method.
 (4) No 1997 historical balance sheet or other data is presented for The Philips Company as of December 31, 1997 because the Formation Transactions were consummated as of the close of business on such date and the Properties were transferred to the Property Partnerships.
 (5) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

                                  RISK FACTORS

     An investment in the shares of Common Stock involves various risks. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in connection with an investment in the shares of Common Stock in the Offering.

     When used in this Prospectus, the words 'may,' 'will,' 'expect,' 'anticipate,' 'continue,' 'estimate,' 'project,' 'intend' and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and elsewhere in this Prospectus.

     DEPENDENCE ON CERTAIN PROPERTIES AND MARKETS

     Dependence on Certain Properties. As of December 31, 1997, the total annualized contractual base rents due under leases with tenants at the Company's four Properties located in Hialeah, Florida represented 43.9% of the total annualized contractual base rents due under all of the Company's leases. The Company's revenues and cash available for distributions to shareholders would be disproportionately and adversely affected if these Properties were to be subject to a materially adverse event. See 'Significant Properties--Hialeah, Florida Properties.'

     Dependence on Certain Markets. As of December 31, 1997, the total annualized contractual base rents due under leases with tenants at the Company's nine Properties located in the New York CMSA or Miami CMSA markets represented 91.0% of the total annualized contractual base rents due under all of the Company's leases. To the extent that general economic or other relevant conditions in these markets decline and result in a decrease in consumer demand in these markets, the Company's performance may be adversely affected.

     CONFLICTS OF INTEREST

     The Management Company. The Company's day-to-day operations are strategically directed by the executive officers and implemented through the Management Company, owned and controlled by Mr. Pilevsky and Ms. Levine, pursuant to the terms of the Management Agreement, which provides for the payment of fees, not to exceed prevailing market rates. Management Company personnel will not devote their efforts full-time to the property management of the Company's portfolio of properties, but will in fact devote a material amount of their time to the management of the business and properties of the Philips Group, certain of which properties could be considered directly competitive with certain Properties. The failure of the Management Company personnel to adequately perform services for the Company could adversely affect the business of the Company. See '--The Philips Group/Other Real Estate Activities.'

     The Philips Group/Other Real Estate Activities. The Unitholders have contributed twelve of the thirteen Properties to the Operating Partnership. However, certain Unitholders, including Mr. Pilevsky and Ms. Levine, continue to hold significant interests in real properties, including certain retail properties, which were not contributed to the Company as part of the Formation Transactions. The Non-Competition Agreement places certain restrictions on the ability of Mr. Pilevsky, Ms. Levine and the Management Company to acquire, operate, manage or develop retail shopping center properties, other than through the Company, but does not restrict their activities with respect to their existing retail properties not transferred to the Company, certain of which could be directly competitive with certain Properties. Although Mr. Pilevsky will spend a substantial portion of his professional time overseeing the management of the Properties and the growth of the Company, he will also spend a material amount of time on the excluded properties and other assets unrelated to the business of the Company. See '--The Management Company,' 'Certain Relationships and Related Transactions-- Management Agreement,' '--Excluded Properties' and '--Non-Competition Agreement.'

     The Unitholders. The Unitholders, including Mr. Pilevsky and Ms. Levine, have interests that may conflict with the interests of the Company and its other shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, the Unitholders may suffer different and/or more adverse tax consequences than the Company and its shareholders upon the sale or refinancing of certain Properties or a reduction of indebtedness encumbering such Properties. Thus, the Unitholders, including these executive officers, on the one hand, and the shareholders, on the other hand, may have different objectives regarding the appropriate pricing and timing of the sale or refinancing of certain Properties, and such executive officers will be in a position to influence the Company not to sell or refinance a Property, even though such sale might otherwise be financially advantageous to the Company, and will be in a position to influence the Company to refinance a Property with a higher level of debt (which could be more advantageous from a tax standpoint to such persons due to their prior holdings in the Properties) than would be in the best interests of the Company. See 'Formation Transactions and Structure of the Company' and 'Partnership Agreement of Operating Partnership.'

     DEPENDENCE ON KEY PERSONNEL. The executive officers have substantial experience in owning, operating, managing, acquiring, redeveloping and developing retail shopping centers. The Company believes that its success will depend in large part upon the efforts of such persons. The Company has entered into employment agreements with Ms. Levine and Messrs. Petra and Gallagher. See 'Management.' Although the Company does not expect to enter into an employment agreement with Mr. Pilevsky, he will have a significant ownership interest in the Company. In addition, Mr. Pilevsky and Ms. Levine are subject to the Non-Competition Agreement which limits their ability to engage in certain real estate activities. See 'Certain Relationships and Related Transactions--Non-Competition Agreement.' There can be no assurance that any of the executive officers will remain with the Company.


     ACQUISITION, REDEVELOPMENT AND DEVELOPMENT ACTIVITIES MAY NOT PERFORM AS EXPECTED. The Company intends to continue to actively acquire shopping center properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. The Company actively pursues properties which need substantial renovation or repositioning and development projects. In connection with any redevelopment or development project, the Company will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and could make such project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable the Company to pay operating expenses or earn its targeted rate of return on its investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In case of an unsuccessful redevelopment or development project, the Company's loss could exceed its investment in such project. In addition, the Company anticipates that property redevelopment and new development will be financed under lines of credit or other forms of secured or unsecured construction financing that will result in a risk that permanent financing for redevelopment and newly developed projects might not be available or would be available only on disadvantageous terms. Furthermore, the fact that the Company must distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance acquisitions or new development. As a result, if permanent debt or equity financing were not available on acceptable terms to refinance acquisitions or new development, cash available for distribution might be adversely affected.

     AGGREGATE MARKET VALUE OF COMPANY MAY EXCEED COMPANY'S TOTAL NET
ASSETS. No appraisals of the Properties were obtained by the Company in connection with the Offering. The total market capitalization of the Company at the public offering price may not be indicative of, and may exceed, the aggregate value of the individual Properties. The public offering price, however, will be determined based on negotiations between the Company and the Underwriters, and the factors to be considered in determining such price include, in addition to prevailing market conditions, the expected results of operations of the Company, estimates of the business potential and earning prospects of the Company, and the current state of the economy as a whole. See 'Underwriting.'

     REAL ESTATE INVESTMENT RISKS

     General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the Properties do not generate sufficient income to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company's income and ability to make distributions to its shareholders may be adversely affected. Income from the Properties may be adversely affected by the general economic climate, local economic conditions in the markets in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk the Company's income would be adversely affected if a significant number of tenants were unable to pay rent or that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by factors beyond the control of the Company, such as applicable laws (e.g., environmental and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Competition. Numerous shopping center properties compete with the Properties in attracting tenants to lease space. Tenants may consider certain of these competing properties to be newer in appearance, better located or better maintained than the Properties. The number of competitive commercial properties in a particular area could have a material effect on the Company's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged. In addition, retailers at the Properties face increasing competition from other forms of retailing, such as catalogues, discount shopping clubs and telemarketing.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     All of the Properties have been subject to a Phase I environmental assessment (which involves general inspections without soil sampling or ground water analysis) completed within the last year by independent environmental consultants. None of these environmental assessments has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Compliance with the various laws and regulations, now existing or hereafter adopted, may affect the Company's ability to make any distributions to shareholders.

     General Uninsured Losses. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a Property. Additionally, although the Company has owner's title insurance policies on all of the Properties in amounts such that policy claims should not be limited by co-insurance provisions, the Company may carry title insurance for less than the full value of the Properties. If a loss occurs resulting from a title defect with respect to a Property in excess of insured limits, the Company could lose all or part of its investment in, and anticipated profits and cash flows from, such Property, while remaining obligated for any recourse mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect the Company.

     Bankruptcy of Tenants. As substantially all of the Company's income is derived from rental income from real property, the Company's funds from operations and its ability to make distributions to shareholders could be adversely affected if a significant number of the Company's tenants are unable to meet their obligations to the Company. At such times as a recessionary environment exists, there is an increased risk that tenants will be unable to meet their obligations to the Company and/or seek protection of the bankruptcy laws (which could result in the rejection and termination of the debtor's lease). No assurance can be given that tenants will not experience a downturn in their businesses or file for protection under the bankruptcy laws (and if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner). Bankruptcies of tenants have not had a material adverse effect on the Company, although no assurance can be given that future bankruptcies of tenants will not have an adverse effect. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income and cash available for distribution to shareholders may be adversely affected.

     The Company currently has three anchor stores under lease to tenants which are operating under the protection of bankruptcy laws. Caldor Inc. leases 94,393 square feet at Elm Plaza Shopping Center and 86,830 square feet at Branhaven Plaza. Bradlees Stores Inc. leases 60,000 square feet at Foxboro Plaza. The total 1997 annualized contractual base rent under each of the foregoing leases is $205,000, $209,200 and $240,000, or $2.17, $2.41 and $4.00 per square foot, respectively. The Bradlees Stores Inc. lease obligations are guaranteed by the Stop N Shop Companies. While the Company believes that the rents under each of the foregoing leases are below market rent levels and that re-leasing of space to other tenants could enhance cash flow, the termination of any of the above mentioned leases could cause a short-term interruption in rental income from the affected space and potentially affect the rental income from tenants at the property whose ability to pay is dependent upon the presence at the property of an operating anchor tenant.

     Regulation. A number of federal, state and local laws exist, such as the Americans with Disabilities Act, which may require modifications to existing buildings to improve, or restrict certain renovations by requiring, access to such buildings by disabled persons. While the Company believes that all of the Properties are in substantial compliance with laws currently in effect, and will review periodically the Properties to determine continuing compliance with existing laws and any additional laws that are hereafter promulgated, additional legislation may impose further requirements on owners with respect to access by disabled persons. Notwithstanding that in certain instances the Company's compliance cost may be reimbursable by tenants under their leases or that compliance may be the direct obligation of a tenant, the Company's share of the costs of compliance with such laws may be substantial and may reduce overall returns on the Company's investments.

     REAL ESTATE FINANCING RISKS

     No Limitation on Debt. The Company does not have a policy limiting the amount of its debt or its ratio of debt to total market capitalization, and the organizational documents of the Company do not limit the amount or percentage of indebtedness it may incur. The Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and an increase in debt service requirements which could adversely affect the financial condition and results of operations of the Company and, consequently, the Company's ability to make distributions to shareholders. See 'Policies With Respect to Certain Activities-- Financing.'

     Inability to Pay Debt Service. The Company will be subject to the risk that its cash flow will be insufficient to meet required payments of principal and interest.

     Effect of Cross-Collateralization. Certain of the mortgages encumbering the Properties have 'cross-default' and 'cross-collateralization' provisions that entitle the lender secured thereby to exercise certain remedies (including foreclosure) against more than one Property. See 'Business and Properties--Mortgage Indebtedness.'

     Refinancing Risks. Since the Company anticipates that its internally generated cash will be adequate to repay only a small portion of the Company's mortgage indebtedness prior to maturity, it is expected that the Company will be required to repay debt through refinancings and/or equity offerings. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one of more of the Properties upon disadvantageous terms, which might result in losses to the Company and which
might adversely affect its cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash available for distribution and its ability to pay distributions to shareholders.

     CASH AVAILABLE FOR DISTRIBUTION MAY NOT BE SUFFICIENT TO MAKE DISTRIBUTIONS. If the Company were not able to pay its annual distribution of $1.35 per share out of cash available for distribution, the Company could be required to borrow under its Credit Facility (if available) to provide funds for such distribution, or to reduce the amount of such distribution. In the event the Underwriters' over-allotment option is exercised, the Company's ability to pay such distribution out of cash available for distribution may be further adversely affected.

     INABILITY TO MAKE REQUIRED DISTRIBUTIONS TO SHAREHOLDERS COULD AFFECT REIT STATUS. To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). The Company will be subject to income tax at regular corporate rates on any undistributed REIT taxable income (including net capital gains) and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

     The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the nondeductible 4% excise tax. Initially, a substantial portion of the Company's income will consist of its allocable share of the income of the Operating Partnership and the Company's cash flow will consist primarily of distributions from the Operating Partnership. Distributions by the Operating Partnership will be determined by the Company through its Board of Directors. The Board of Directors may consider a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, the Operating Partnership's capital expenditure requirements, the annual distribution requirement under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant, in making such distribution determinations.

     Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could require the Company to borrow funds on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax consideration. There is no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to qualify as a REIT. See 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Annual Distribution Requirements.'

     TAX RISKS

     Adverse Tax Consequences of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1997. A REIT generally is not taxed at the corporate level on income it currently distributes to shareholders so long as it distributes at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). Although the Company believes that it will be organized and will operate in such a manner so as to qualify and remain so qualified, qualification as a REIT involves the satisfaction of numerous requirements applied under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these Code provisions and of the applicable regulations promulgated thereunder (the 'Treasury Regulations') is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify and to continue to qualify as a REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Pryor, Cashman, Sherman & Flynn, counsel to the Company, to the effect that, based on various assumptions relating to the organization and operation of the

Company and representations made by the Company as to certain factual matters, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. Such legal opinion is not binding on the IRS or any court. See 'Federal Income Tax Considerations.'

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property, and certain states might contend that the Company is subject to certain additional taxes. See 'Federal Income Tax Considerations--Other Tax Considerations.'

     Proposed Legislation. Certain recent federal budget proposals include a number of provisions affecting REITS, which, if enacted as currently drafted, may materially impede the ability of the Company to engage in third-party management or similar activities. See 'Federal Income Tax
Considerations--Proposed Legislation.'

     NECESSITY TO MAINTAIN OWNERSHIP LIMIT REQUIRED TO MAINTAIN REIT QUALIFICATION. For the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding classes of capital stock of the Company ('Capital Stock') may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals

(including certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the 'five or fewer' requirement). The Charter contains certain restrictions on the ownership and transfer of Capital Stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, may not ensure that the Company will be able to satisfy the 'five or fewer' requirement in all cases. If the Company fails to satisfy such requirement, the Company's status as a REIT will terminate.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its shareholders due to the additional tax liability of the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made. See 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Failure to Qualify.'

     LIMITS ON OWNERSHIP AND CHANGE IN CONTROL; POTENTIAL ANTI-TAKEOVER EFFECT

     Certain Anti-Takeover Provisions May Inhibit a Change in Control. Certain provisions of the Maryland General Corporation Law (the 'MGCL') and the Charter and the By-Laws of the Company and the Partnership Agreement of the Operating Partnership may have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the shareholders of the Company from being paid a premium for their shares of Common Stock over the then-prevailing market prices. Such provisions include staggered terms for directors, advance notice requirements for certain shareholder proposals set forth in the By-Laws, the absence of cumulative voting rights and certain consent rights of the limited partners. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws' and 'Partnership Agreement of Operating Partnership--Rights of the Limited Partners' and '--Termination Transactions.' In addition, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. See '--Necessity to Maintain Ownership Limit Required to Maintain REIT Qualification.'

     New Classes and Series of Securities. The Charter authorizes the Board of Directors to create new classes and series of securities and to establish the preferences and rights of any such classes and series without further action of the shareholders. The issuance of additional classes or series of Capital Stock may have the effect of delaying, deferring or preventing a change of control of the Company. See 'Description of Capital Stock-- General.'

     Staggered Board of Directors. The Board of Directors of the Company is divided into three classes serving staggered three-year terms, which may have the effect of inhibiting a change of control of the Company. See
'Management--Directors and Executive Officers.'


     Ownership Limit. As permitted by the Charter, the Board of Directors has adopted resolutions which provide, subject to certain exceptions, that no person may acquire or own (either actually or constructively under the applicable attribution rules of the Code) more than 8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of Capital Stock of the Company (the 'Ownership Limit'). In addition, no holder may own or acquire (either actually or constructively under the applicable attribution rules of the Code) shares of any class of Capital Stock if such ownership or acquisition (i) would cause more than 50% in value of the outstanding Capital Stock to be owned by five or fewer individuals or (ii) would otherwise result in the Company's failing to qualify as a REIT. As permitted by the Charter, the Board of Directors has adopted a resolution permitting Mr. Pilevsky to own up to 17.5% of the outstanding shares of Capital Stock. See 'Description of Capital Stock--Restrictions on Ownership and Transfer.'

     Any attempted acquisition (actual or constructive) of Capital Stock by a person who, as a result of such acquisition, would violate one of the limitations described above will cause the transfer resulting in such violation to be deemed void ab initio. Violations of the Ownership Limit may result in a repurchase by the Company of the shares of Capital Stock the ownership of which violates such limit. The Board of Directors may waive the Ownership Limit with respect to a particular shareholder if it is satisfied, based upon the advice of tax counsel, that such ownership in excess of the Ownership Limit will not jeopardize the Company's status as a REIT. See 'Description of Capital Stock--Restrictions on Ownership and Transfer' for additional information regarding the aforementioned limit.

     The Ownership Limit may (i) discourage a change of control of the Company,
(ii) deter tender offers for Capital Stock, which offers may be attractive to the Company's shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Capital Stock that might otherwise exist if an investor attempted to assemble a block of Capital Stock in excess of the Ownership Limit or to effect a change of control of the Company.

     Rights of Limited Partners. Certain provisions of the Partnership Agreement provide that the Company may not engage in any Termination Transaction (as defined herein) unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock for which each Unit is redeemable and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. See 'Partnership Agreement of Operating Partnership--Rights of the Limited Partners' and '--Termination Transactions.'

     CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER VOTE

     General. The Board of Directors determines the Company's investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. Although the Board of Directors has no present intention to revise or amend these strategies and policies, the Board of Directors may do so at any time without a vote of the Company's shareholders. See 'Policies With Respect to Certain Activities--Other Policies.' Accordingly, shareholders will have no control over changes in strategies and policies of the Company, and such changes may not serve the interest of all shareholders and could adversely affect the Company's financial condition or results of operations, including its ability to distribute cash to its shareholders. See 'Policies with Respect to Certain Activities--Financing.'

     Issuance of Additional Securities. Subject to certain limitations under the NYSE rules and regulations, the Company has authority to offer its Common Stock or other equity or debt securities in exchange for property or otherwise. Existing shareholders will have no preemptive right to acquire any such securities, and any such issuance of equity securities could result in dilution of an existing shareholder's investment in the Company.

     Risks Involved in Acquisitions Through Partnerships or Joint Ventures. The Company may invest in properties through partnerships or joint ventures instead of purchasing properties directly or through wholly-owned subsidiaries. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in a direct acquisition of properties. These include the risk that the Company's co-venturer or partner in an investment might become bankrupt; a co-venturer or partner might at any time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company; and a co-venturer or partner might be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. There is no limitation in the Charter as to the amount of investment the Company may make in joint ventures or partnerships.

     Risks Involved in Investments in Securities Related to Real Estate. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to shareholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT. See 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Requirements for

Qualification.' The Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940 and shareholders will therefore not have the protection of that Act.

     The Company may also invest in mortgages, and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property, and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, the Company's ability to make required distributions to shareholders could be adversely affected.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of the Offering, the Company will have outstanding 7,333,765 shares of Common Stock (8,413,765 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 7,200,000 shares of Common Stock offered hereby (8,280,000 shares if the Underwriters' over-allotment option is exercised in full) and 54,563 of the 81,265 shares of Common Stock currently outstanding are or will be freely tradeable without restriction or further registration under the Securities Act by persons other than 'affiliates' of the Company, as defined under the Securities Act.

     Upon consummation of the Offering, the Company will also have 2,472,395 Units outstanding which are redeemable for an equal number of shares of Common Stock, options and Warrants outstanding to purchase 667,641 shares of Common Stock and 52,500 restricted shares of Common Stock held by executive officers. In addition, options for the purchase of 198,550 shares will remain available for issuance under the Stock Option Plan. See 'Management--Stock Option Plan' and 'Shares Eligible for Future Sale.' The shares of Common Stock which: (i) were issued without registration under the Securities Act; (ii) are held by 'affiliates'; or (iii) are issuable upon redemption or exercise of the outstanding Units, Warrants and stock options are, or when issued will be, 'restricted securities' within the meaning of Rule 144 promulgated under the Securities Act and may not be transferred unless registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company. In addition, in connection with the Formation Transactions, Unitholders were granted certain 'shelf' registration rights to have the shares of Common Stock acquired upon the redemption of Units registered for sale under the Securities Act.

     No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.


     The Company, the Operating Partnership, and Philip Pilevsky and the other executive officers and directors of the Company have agreed not to, directly or indirectly, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other Capital

Stock of the Company or Units or other partnership interests of the Operating Partnership, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock or other Capital Stock of the Company or Units or other partnership interests of the Operating Partnership, for a period of 180 days (one year in the case of the executive officers and directors) after the consummation of the Offering, except, in the case of the Company and the Operating Partnership: (i) pursuant to a dividend reinvestment plan of the Company; (ii) pursuant to the Stock Option Plan; and (iii) in connection with the acquisition by the Company of real property or interests in entities holding real property, provided that the recipient or transferee of such securities or interests agrees in writing to be subject to the lock-up provisions contained in this paragraph for a period ending on the date that is 180 days after the date of the Offering. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock or other securities subject to such lock-up agreements.

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of $6.39 per share (based on an assumed public offering price of $20.00) in the net tangible book value of the Common Stock. As set forth more fully under 'Dilution,' the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the public offering price per share in the Offering, in part because certain assets are reflected in the Company's financial statements at historical depreciated costs. See 'Dilution.'

     ADVERSE EFFECT OF INCREASING MARKET INTEREST RATE LEVELS ON PRICE OF COMMON STOCK. One of the factors that may influence the public market price of the Common Stock will be the annual distribution rate on the price paid for shares of Common Stock as compared with the rates on alternative investments. Thus, an increase in general interest rate levels may lead purchasers of Common Stock to demand a higher annual distribution rate, which could adversely affect the market price of the Common Stock.

     ABSENCE OF ACTIVE PUBLIC MARKET FOR COMMON STOCK; MARKET PRICE OF COMMON STOCK. Prior to the Offering, there has been no active public market for the Common Stock and there can be no assurance that an active trading market will develop as a result of the Offering, or if a trading market does develop, that it will be sustained or that shares of Common Stock can be resold at or above the public offering price. The public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See 'Underwriting.' The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates.

Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock.

     COMPUTER SYSTEMS AND YEAR 2000 ISSUES. The 'Year 2000' issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company's principal property management systems are licensed from and maintained by a third party software development company, which company is currently modifying its real estate products to address the Year 2000 issue. Accordingly, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company currently is developing a plan to insure that its other internally generated operating systems are similarly modified on a timely basis. Failure of the Company or its software provider to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations, although the Company does not anticipate any such results.

                                  THE COMPANY

     The Company is a self-advised REIT formed to continue and expand the shopping center business of the Philips Group. For more than 15 years, the Philips Group has been engaged in the ownership, acquisition for redevelopment and development of neighborhood and community shopping centers predominantly concentrated in two major, densely populated regions, the New York CMSA and Miami CMSA. The Company believes that these markets are both attractive regions in which to own and develop retail properties for long-term investment. See 'Overview of the Company's Primary Markets.' The Company's portfolio consists of 13 well-established neighborhood and community shopping center properties, encompassing 2.4 million square feet of GLA, generally situated in densely populated areas and conveniently located on, or easily accessible from, major transportation thoroughfares.

     The Company's Properties are leased to a diverse group of national, regional and local companies. Eight of the Properties are anchored by national or regional supermarkets such as Publix Supermarkets, Inc., Winn-Dixie Stores, Inc., and APW Supermarkets, Inc./Waldbaums. The Company believes the strength of each grocery retailer provides the Properties with consistent consumer traffic and enables the Company to attract additional quality anchor retailers, as well as quality national, regional and local non-anchor retailers. As of December 31, 1997, the Properties were 96.3% leased to 268 tenants with 82.9% of the total GLA leased to national and regional retailers.

     The following tables set forth certain summary information regarding the Company's portfolio:

                                                                                                ANNUALIZED CONTRACTUAL
                                                                                               BASE RENT AT 12/31/97(1)
                                                                               %        ---------------------------------------
                                                   TOTAL         % OF        LEASED                    % OF
                                   NUMBER OF        GLA        PORTFOLIO       AT       BASE RENT    PORTFOLIO     BASE RENT/
REGION                             PROPERTIES    (SQ. FT.)        GLA       12/31/97     ($000)      BASE RENT    SQ. FT.(2)($)
--------------------------------   ---------    -----------    ---------    --------    ---------    ---------    -------------
New York CMSA...................        5           730,299         30.5       99.6       11,302         47.1             15.54
Miami CMSA......................        4         1,177,021         49.2       94.1       10,553         43.9              9.53
Neighboring Markets.............        4           484,536         20.3       96.5        2,180          9.0              4.66
                                       --
                                                -----------    ---------    --------    ---------    ---------    -------------
  Total/Weighted Average........       13         2,391,856        100.0       96.3       24,035        100.0             10.44
                                       --       -----------    ---------    --------    ---------    ---------    -------------
                                       --       -----------    ---------    --------    ---------    ---------    -------------

                                                                                                ANNUALIZED CONTRACTUAL
                                                                              % OF             BASE RENT AT 12/31/97(1)
                                                                 TOTAL       TOTAL      ---------------------------------------
                                                                LEASED       LEASED                    % OF
                                                                  GLA        GLA AT     BASE RENT    PORTFOLIO     BASE RENT/
TENANT TYPE                                                    (SQ. FT.)    12/31/97     ($000)      BASE RENT    SQ. FT.(2)($)
--------------------------------                               ---------    --------    ---------    ---------    -------------
National(3)................................................    1,613,632       70.1       14,963         62.3              9.27
Regional(3)................................................      293,746       12.8        4,235         17.6             14.42
Local(3)...................................................      394,946       17.1        4,837         20.1             12.25
                                                               ---------    --------    ---------    ---------    -------------
  Total/Weighted Average...................................    2,302,324     100.00       24,035       100.00             10.44

                                                               ---------    --------    ---------    ---------    -------------
                                                               ---------    --------    ---------    ---------    -------------
Anchor(4)..................................................    1,344,514       58.4        9,134         38.0              6.79
Non-Anchor(4)..............................................      957,810       41.6       14,901         62.0             15.56
                                                               ---------    --------    ---------    ---------    -------------
  Total/Weighted Average...................................    2,302,324      100.0       24,035        100.0             10.44
                                                               ---------    --------    ---------    ---------    -------------
                                                               ---------    --------    ---------    ---------    -------------
Retailers Providing Daily Necessities(5)...................    1,033,244       44.9       10,200         42.4              9.87
Other......................................................    1,269,080       55.1       13,835         57.6             10.90
                                                               ---------    --------    ---------    ---------    -------------
  Total/Weighted Average...................................    2,302,324     100.00       24,035       100.00             10.44
                                                               ---------    --------    ---------    ---------    -------------
                                                               ---------    --------    ---------    ---------    -------------

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.
(3) The Company defines a national tenant as any tenant that operated in at least four metropolitan areas located in more than one region (i.e. northwest, northeast, midwest, southwest or southeast); a regional tenant as any tenant that operates in two or more metropolitan areas located within the same region; and a local tenant as any tenant that operates stores only within the same metropolitan area as the shopping center.
(4) The Company defines anchors as tenants which lease 25,000 square feet or more and non-anchors as tenants which lease less than 25,000 square feet.
(5) The Company defines retailers providing daily necessities as grocery, drug, discount, apparel and shoe stores and retailers providing personal services.

                             STRATEGIES FOR GROWTH

     The Company's objective is to maximize shareholder value through aggressive growth of its cash flow per share and through the appreciation of the value of its portfolio. The Company will seek to accomplish this objective by continuing its multi-faceted strategy of: (i) acquisition for redevelopment of retail properties in demographically strong, under-stored markets and where supply is constrained; (ii) development of retail properties in similar markets; (iii) expansion of properties within its portfolio; and (iv) aggressive asset management of its portfolio.

ACQUISITIONS FOR REDEVELOPMENT

     Management expects that a significant part of the Company's growth will be achieved through continuing its program of acquiring an optimal, risk-adjusted mix of additional shopping centers for redevelopment at attractive initial returns, including: (i) well established, stable properties which the Company believes currently are leased at below market rents; (ii) underperforming, poorly managed properties; and (iii) properties with additional land for new development or expansion. The Philips Group has a history of identifying such acquisition opportunities and signficantly enhancing property performance through its redevelopment, repositioning and re-merchandising initiatives and has acquired and redeveloped 48 properties encompassing over 3.8 million square feet within the New York CMSA and Miami CMSA markets.

     For example, the Properties located in Hialeah, Florida were all acquired in 1985 at an aggregate purchase price of approximately $39.0 million. Over the last twelve years, the Company has invested approximately $26.0 million to expand and re-tenant these Properties. As a result of the Company's efforts, the aggregate net operating income for these Properties has been significantly increased, from approximately $3.2 million for the year ended December 31, 1986 to approximately $9.7 million for the year ended December 31, 1997.

     The Company seeks to acquire shopping centers at below replacement cost in markets with strong demographics, emphasizing locations where retail demand exceeds supply and the creation of new supply is constrained. The Company believes there are significant opportunites within the markets in which it currently operates to acquire such properties, including opportunities to acquire property portfolios, and it is currently in discussions with a number of owners to acquire properties. The Company further believes that the markets in which it operates are mature, established markets in which long-term property owners may have low tax bases, and therefore exposure to significant taxable gains upon sale. Management believes that the Company's ability to acquire properties for Units enabling such sellers to defer taxable gain, coupled with its extensive market expertise and contacts and access to capital as a public company, will enhance the Company's ability to successfully execute its acquisition strategy.

DEVELOPMENT

     The Company balances its acquisition activities through its selective development of additional quality neighborhood and community shopping centers, primarily in the New York CMSA markets. The Company capitalizes on management's extensive development experience, market knowledge, network of industry contacts and relationships and its proven track record. The Philips Group has developed 18 retail properties encompassing over 1.3 million square feet within the New York CMSA markets. In order to minimize the risk and the commitment of capital for prolonged periods usually associated with development, the Company has historically focused on two strategies to secure its development projects: (i) pursuing RFPs or similar municipally sponsored development opportunities; and
(ii) entering into land purchase contracts which are subject to the satisfactory resolution of key development contingencies, such as obtaining approvals and permits. Management believes that these and similar strategies afford the Company the time to ensure that project economics are reasonably assured through substantial pre-leasing before the Company commits significant capital, and minimize the time between the commitment of capital and the generation of cash flow from the project.

     For example, the Meadowbrook Commons Property, an RFP development project, was substantially pre-leased prior to closing the contract to purchase the development site, and the time period from the commencement of construction to the receipt of rental income was approximately twelve months. The net operating income for 1991 (the first full year of operation) was approximately $2.7 million per annum and the total project costs were approximately $22.4 million, which equates to an initial unleveraged return on cost of approximately 12.0%.

     The Company intends to pursue the development of (i) free-standing single tenant retail projects generally leased to national retailers and (ii) neighborhood and community shopping centers. With respect to free-standing retail development, the projects are typically 100% pre-leased to a national or regional drug store retailer with whom the Company has established relationships, and involve constructing the retailer's standardized format, thereby minimizing the risk profile of the project. With respect to neighborhood and community shopping center development, the projects are usually the result of municipally sponsored RFPs involving urban sites where the Company is able to obtain all approvals and permits, as well as substantially pre-lease the project, prior to purchasing the land. The Company is currently in discussions with certain municipalities regarding such developments.

EXPANSION

     As part of its ongoing strategy to enhance the value of its assets, management of the Company regularly engages in the expansion and renovation of properties within its portfolio. The Philips Group has expanded 18 properties, encompassing over 579,000 square feet of new retail space, including approximately 230,000 square feet within the Properties.

ASSET MANAGEMENT

     The Company will continue to utilize its long-standing asset and property management practices to maximize cash flow from its existing Properties and enhance their long-term value through its extensive knowledge of the retail industry and shopping center operations accumulated in over 15 years of shopping center ownership and operation, and its extensive, direct relationships with the retail community. Management believes that the value of its Properties will be enhanced further by their quality and desirable locations in demographically strong markets.

     During the past five years the Company has increased its portfolio occupancy and total annualized contractual base rent per square foot, as indicated in the table below:


                                                                            TOTAL ANNUALIZED
                                               NUMBER OF                CONTRACTUAL BASE RENT PER
DATE                                           PROPERTIES   % LEASED    LEASED SQUARE FOOT ($)(1)
--------------------------------------------   ---------    --------    -------------------------
December 31, 1997...........................       13         96.3                10.44
December 31, 1996...........................       13         95.4                10.26
December 31, 1995...........................       13         90.7                 9.94
December 31, 1994...........................       13         88.2                 9.64
December 31, 1993...........................       12         88.4                 8.93

------------------
(1) Total annualized contractual base rent for all leases in place at December 31 for the respective years indicated, divided by total GLA leased at such dates. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

     The Company seeks to produce cash flow growth from its portfolio primarily from: (i) recapturing below market leases and re-leasing such space at higher rental rates, including two leases, aggregating 44,000 square feet, with respect to which the Company is currently negotiating; (ii) leasing available space in the portfolio, including 35,000 square feet with respect to which the Company is currently negotiating; and (iii) re-leasing space scheduled to expire at higher rental rates.

     As an example of management's ability to enhance cash flow through recapturing below market leases, the Company recently entered into an agreement with an existing tenant in which the tenant agreed to terminate its lease, originally scheduled to expire in March 2000, in exchange for a lump sum payment from the Company. The existing tenant was paying an annual base rent of $1.30 per square foot with minimal reimbursement of property expenses, resulting in a
net cost to the Company of $      per square foot for the year ended December
31, 1997 (based on property expenses of $      per square foot). The Company has
entered into a new, ten-year lease with a national retailer for an annual effective rent (annual contractual base rent, less amortized lease recapture and
tenant improvement costs) of $    per square foot, plus full reimbursement of
property expenses.

     There can be no assurance that the Company will be able to meet any of its growth strategy objectives.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Common Stock in the Offering, assuming a public offering price of $20.00, after the deduction of underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $129.6 million (approximately $149.7 million if the Underwriters' over-allotment option is exercised in full). The net proceeds of the Offering will be used to (i) repay approximately $126.7 million of outstanding indebtedness (including accrued expenses incurred in connection with the Formation Transactions), including $42.5 of indebtedness to an affiliate of Prudential Securities Incorporated incurred in connection with the Formation Transactions and (ii) redeem the Series A Preferred Stock held by Prudential Securities Incorporated for $1.94 million plus accrued and unpaid dividends, with the remaining approximately $1.0 million to be available for general corporate purposes. The debt to be repaid upon completion of the Offering consists primarily of mortgage and other secured debt, which had a weighted average interest rate of approximately 7.96% and a weighted average remaining term to maturity of approximately 1.3 years as of December 31, 1997. In the event that the Underwriters' over-allotment option is exercised, the net proceeds thereof will be available to the Company as additional working capital and will be primarily used for future acquisitions and for development of properties not yet identified. Pending application of such net proceeds, the Company will invest the net proceeds in short-term, investment-grade interest-bearing securities which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include government and government agency securities, certificates of deposit and interest-bearing bank deposits.

                              DISTRIBUTION POLICY

     Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The first distribution, for the period commencing upon the consummation of the Offering and ending June 30,
1998, is anticipated to be approximately $      per share (which is equivalent
to a quarterly distribution of $0.3375 per share or an annual distribution of $1.35 per share or an annual yield of 6.75%). The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised.

     The Company believes that its historical cash flows, as adjusted to give effect to the Offering, provide a reasonable basis for setting its distribution rate. The Company presently intends to maintain this distribution rate for at least 12 months following the consummation of the Offering unless actual results of operations, economic conditions or other factors change significantly. Distributions by the Company will be subject to the requirements of the MGCL and the annual distribution requirements under the REIT provisions of the Code (see 'Federal Income Tax Considerations--Taxation of the Company as a REIT--Annual Distribution Requirements') and will depend on the actual cash flow of the Company, its financial condition, its capital requirements, and such other factors as the Board of Directors deems relevant. There can be no assurance that any distributions will be made or that the expected level of distributions will be maintained by the Company. See 'Risk Factors.'

     The Company may in the future implement a distribution reinvestment program pursuant to which holders of shares of Common Stock may elect to have their distributions automatically reinvested to purchase additional shares of Common Stock. If the Company adopts a distribution reinvestment program, it will solicit participation in the program after the Offering by means of a separate prospectus, and a purchase of shares of Common Stock in the Offering does not entitle any investor to participate in any such program.


     The Company anticipates that its distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore,
approximately    % (or $           per share of Common Stock) of the
distributions anticipated to be paid by the Company for the first 12 months subsequent to the Offering are expected to represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a shareholder's basis in his or her Common Stock. The nontaxable distributions will reduce the shareholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. The percentage of shareholder distributions that represents a nontaxable return of capital may vary substantially from year to year.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 on an historical basis, and on a pro forma basis as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as described under the caption 'Use of Proceeds.' The information set forth in the following table should be read in conjunction with the financial statements and the pro forma financial information and notes thereto included elsewhere in this Prospectus and the discussion contained in 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                             DECEMBER 31, 1997
                                                                                        ----------------------------
                                                                                          HISTORICAL       PRO FORMA
                                                                                        ---------------    ---------
                                                                                               (IN THOUSANDS)
Debt (1):
  Mortgages and notes payable........................................................      $ 180,182       $ 59,903
                                                                                        ---------------    ---------
Minority interests in Operating Partnership (2)......................................             --         33,969
                                                                                        ---------------    ---------
Shareholders' Equity (3):
  Preferred Stock, $.01 par value and $1000 stated value; 30,000,000 shares authorized; 1,940 shares of Series A Preferred Stock issued and outstanding;
     none issued and outstanding on a pro forma basis................................          1,940             --
  Common Stock, $.01 par value; 150,000,000 shares authorized; 81,265 shares issued and outstanding; 7,333,765 issued and outstanding on a pro forma
     basis (4).......................................................................              1             73
  Paid in capital....................................................................            806        105,977
  Officer stock purchase loans receivable............................................             --         (1,050 )
  (Deficit)..........................................................................           (543)        (4,223 )
                                                                                        ---------------    ---------
     Total shareholders' equity......................................................          2,204        100,777
                                                                                        ---------------    ---------
Total Capitalization.................................................................      $ 182,386       $194,649
                                                                                        ---------------    ---------
                                                                                        ---------------    ---------

------------------
(1) The historical debt presented represents the debt of the Operating Partnership and Property Partnerships, which will be consolidated by the Company after the Offering. See notes to financial statements for the respective entities for information pertaining to mortgages and notes payable.

(2) Assumes no redemption of the outstanding Units. If all of the Units were redeemed for shares of Common Stock, 9,806,160 shares of Common Stock would be outstanding.

(3) All pro forma share amounts are after giving effect to the 1.7051 to 1 stock split authorized by the Company.

(4) Includes 7,200,000 shares of Common Stock to be issued in the Offering, 52,500 restricted shares of Common Stock to be purchased by two executive officers and 81,265 shares of Common Stock currently outstanding. Does not include: (i) 2,472,395 shares of Common Stock that may be issued beginning December 31, 1998 upon the redemption of Units issued in connection with the Formation Transactions; (ii) 13,641 shares of Common Stock that may be issued upon exercise of the outstanding Warrants, which are immediately exercisable; (iii) 654,000 shares of Common Stock subject to options granted under the Stock Option Plan; or (iv) 1,080,000 shares of Common Stock that are issuable upon exercise of the Underwriters' over-allotment option.

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of the net tangible book value of their Common Stock from the assumed public offering price, in part because certain assets are reflected in the Company's financial statements at historical depreciated costs. At December 31, 1997, the Company had a combined net tangible book value of approximately $5.8 million, or $2.26 per share of Common Stock. After giving effect to: (i) the sale of the shares of Common Stock offered hereby at an assumed public offering price of $20.00 per share of Common Stock; (ii) the deduction of underwriting discounts and commissions and estimated Offering expenses; and (iii) the repayment of approximately $126.7 million of outstanding indebtedness (including accrued expenses incurred in connection with the Formation Transactions), the pro forma net tangible book value at December 31, 1997 would have been approximately $133.5 million, or $13.61 per share of Common Stock. This amount represents an immediate dilution in pro forma net tangible book value of $6.39 per share of Common Stock to new public investors. The following table illustrates this per share dilution:

Assumed public offering price........................................................             $20.00
  Pro forma net tangible book value before the Offering (1)..........................   $ 2.26
  Increase in pro forma net tangible book value attributable to the Offering.........   $11.35
                                                                                        ------
Pro forma net tangible book value after the Offering (2).............................             $13.61
                                                                                                  ------
Dilution in pro forma net tangible book value to new investors (3)...................             $ 6.39
                                                                                                  ------
                                                                                                  ------

------------------
(1) Net tangible book value per share of Common Stock before the Offering is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock and Units of the Company.

(2) Based on pro forma net tangible book value of approximately $133.5 million divided by 9,806,160 shares of Common Stock and Units outstanding.

(3) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock and Units after giving effect to the Offering from the assumed public offering price paid by a new investor for a share of Common Stock.

     The following table sets forth, on a pro forma basis giving effect to the
Offering: (i) the number of shares of Common Stock to be sold by the Company in the Offering; (ii) the net tangible book value as of December 31, 1997; and
(iii) the net tangible book value of the average contribution per share based on total contributions. See 'Risk Factors--Immediate and Substantial Dilution.'

                                                    COMMON STOCK           BOOK VALUE OR CASH
                                                    ISSUED/UNITS              CONTRIBUTIONS
                                                --------------------      ---------------------      AVERAGE PRICE
                                                 NUMBER      PERCENT       AMOUNT       PERCENT        PER SHARE
                                                ---------    -------      --------      -------      -------------
                                                                          (IN THOUSANDS)
New investors (1)............................   7,252,500      74.0%      $127,691(3)     95.7%         $ 20.00(4)
Common Stock issued in connection with the
  Formation Transactions (2).................      81,265       0.8%          183          0.1%         $  2.26(5)
Units issued in connection with the Formation
  Transactions...............................   2,472,395      25.2%        5,583          4.2%         $  2.26
                                                ---------    -------      --------      -------
     Total...................................   9,806,160     100.0%      $133,457       100.0%
                                                ---------    -------      --------      -------
                                                ---------    -------      --------      -------

------------------
(1) Reflects the shares of Common Stock offered hereby and the purchase of 52,500 restricted shares by two executive officers.

(2) Excludes Warrants and outstanding options.

(3) This amount is based on the assumed public offering price of $20.00 per share.

(4) Before deducting the underwriting discounts and commissions and estimated Offering expenses.

(5) Based on the December 31, 1997 pro forma combined book value of the assets of the Company, the Operating Partnership and the Property Partnerships and after reduction for intangible assets and prepayment penalties to be incurred and net of redemption value of Series A Preferred Stock.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for: (i) Philips International Realty Corp. on a pro forma and an historical basis as of and for the year ended December 31, 1997 (see footnote 2 to the following table); (ii) for the Operating Partnership on an historical basis as of December 31, 1997; (iii) for the combined balance sheet of the Property Partnerships (consisting of the thirteen Properties) upon consummation of the Formation Transactions as of December 31, 1997; and (iv) for The Philips Company (consisting of ten Properties accounted for on a combined basis and two Properties accounted for on an equity basis) on a combined historical basis. This information should be read in conjunction with all of the financial statements and the notes thereto included elsewhere in this Prospectus. The audited historical financial information as of and for the year ended December 31, 1994 and the unaudited historical financial information as of and for the year ended December 31, 1993; presented herein are based upon the separate historical financial statements of the respective entities and the notes thereto which do not appear in this Prospectus. The unaudited pro forma financial information presented herein is based upon the pro forma financial statements of Philips International Realty Corp. and the notes thereto which appear elsewhere in this Prospectus and should be read in conjunction with such financial statements. Reference should also be made to 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in conjunction with the review of all historical and pro forma financial and operating information set forth herein.

     The unaudited pro forma operating information for the Company has been presented as if the Offering and the Formation Transactions had occurred as of January 1, 1997, and as if the Company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period. The unaudited pro forma balance sheet for the Company as of December 31, 1997 is presented as if the Offering and the Formation Transactions had occurred on December 31, 1997.

     The pro forma financial information is not necessarily indicative of what the Company's actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent the future financial position or results of operations of the Company.

    THE COMPANY (PRO FORMA AND HISTORICAL) AND THE PHILIPS COMPANY (COMBINED
                                  HISTORICAL)
                 (Dollars in thousands, except per share data)

                                                       YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------
                             PRO FORMA                          COMBINED HISTORICAL
                            -----------   ---------------------------------------------------------------
                               1997         1997         1996         1995         1994          1993
                            -----------   --------     --------     --------     --------    -----------
                            (UNAUDITED)                                                       (UNAUDITED)

OPERATING DATA(1):
Rental revenue:
 Base rent...............     $24,514     $19,788      $19,659      $17,311      $16,436        $16,142
 Percentage rent.........       1,028       1,028          571          852          965          1,490
 Expense
   reimbursements........       7,206       6,075        5,717        5,024        4,791          4,705
                            -----------   --------     --------     --------     --------     -----------
Total rental revenue.....      32,748      26,891       25,947       23,187       22,192         22,337
                            -----------   --------     --------     --------     --------     -----------
Property operating
 expenses................       5,347       4,937        5,054        5,008        4,834          4,218
Real estate taxes........       4,682       3,819        3,671        3,591        3,554          3,446
Interest.................       4,905      12,966       11,728       11,097        9,695          9,524
Depreciation and
 amortization............       5,691       4,015        3,417        3,072        2,896          2,738
General and
 administrative
 expenses................       2,350         165          306          201          222            270
                            -----------   --------     --------     --------     --------     -----------
Total expenses...........      22,975      25,902       24,176       22,969       21,201         20,196
                            -----------   --------     --------     --------     --------     -----------
                                9,773         989        1,771          218          991          2,141
Minority interest........       2,464
Equity in income (loss)
 of investees............          --         339           95           54            6            (89)
Other income.............          42          38           22           35           48             46
                            -----------   --------     --------     --------     --------     -----------
Income before
 extraordinary items.....     $ 7,351     $ 1,366      $ 1,888      $   307      $ 1,045        $ 2,098
                            -----------   --------     --------     --------     --------     -----------
                            -----------   --------     --------     --------     --------     -----------
Net income per share of
 Common Stock(3)
 Basic...................     $  1.00
                            -----------
                            -----------
 Diluted.................     $  1.00
                            -----------
                            -----------

                                                                     AS OF DECEMBER 31,
                           -------------------------------------------------------------------------------------------------------
                                                     HISTORICAL(2)
                                         --------------------------------------
                                           PROPERTY        OPERATING
                            PRO FORMA    PARTNERSHIPS     PARTNERSHIP   COMPANY               COMBINED HISTORICAL(4)
                           -----------   ------------     -----------   -------   -----------------------------------------------
                              1997                        1997                       1996        1995        1994         1993
                           -----------   --------------------------------------    --------    --------    --------    -----------
                           (UNAUDITED)                                                                                 (UNAUDITED)

BALANCE SHEET DATA:
Rental properties, at
 cost before
 accumulated
 depreciation............   $ 199,428     $  199,428        $    --     $   --     $137,399    $124,892    $118,307     $ 114,953
Investment in Operating
 Partnership/
 Property Partnerships...          --             --         13,869      2,287
Total assets.............     197,125        195,616         17,978      2,287      129,841     116,856     108,188       109,474
Mortgage notes payable...      59,903        176,602             --         --      133,609     131,740     131,187       132,125
Shareholders'/Owners'
 equity (deficit)........     100,777         13,869         12,759      2,203      (11,166)    (22,091)    (24,611)      (25,771)
OTHER DATA:
Funds from
 operations(5)...........      15,506             --             --         --        5,574       3,590       4,050            --
Net cash provided by
 operating activities....          --             --             --         --        3,567       3,535       3,639            --
Net cash provided by
 (used in) financing
 activities..............          --             --             --        533        6,086       2,160        (876)           --
Net cash (used in)
 investing activities....          --             --             --       (533 )     (9,359)     (6,604)     (3,354)           --
GLA (sq. ft.) (at end of
 period).................   2,391,856      2,391,856             --         --     2,348,117   2,348,117   2,348,117    2,325,448
Occupancy of Properties
 owned (%) (at end of
 period) ................        96.3           96.3             --         --         95.4        90.7        88.2          88.4

------------------
 (1) The Company was formed in July 1997 and incurred general and administrative expenses of $543 for the period ended December 31, 1997. However, it did not commence operations until the consummation of the Formation Transactions as of the close of business on December 31, 1997. Therefore, separate summary historical data for the Company is not presented above. See Philips International Realty Corp. Statement of Operations, including the notes thereto, appearing elsewhere in this Prospectus.
 (2) Upon consummation of the Offering, the Company will be the sole general partner of the Operating Partnership and the Property Partnerships. Until the consummation of the Offering, the Company is required to account for its interest in these partnerships on the equity method rather than consolidating the partnerships. Accordingly, (i) the Company's interest in the Operating Partnership and the Property Partnerships is reflected in its balance sheet as 'Investment in Operating Partnership/Property Partnerships', (ii) the Operating Partnership's balance sheet reflects its investment in the Property Partnerships and (iii) the Property Partnerships' balance sheet combines the thirteen Properties.
 (3) Pro forma net income per share of Common Stock is based upon 7,333,765 shares of Common Stock expected to be outstanding upon consummation of the Offering. As each Operating Partnership Unit is redeemable for one share of Common Stock, the calculation of earnings per share upon redemption of outstanding Units will be unaffected, as Unitholders and shareholders are entitled to equal distributions on a per Unit and per share basis in the net income of the Company. Basic earnings per share excludes any dilutive effect of options outstanding. Diluted earnings per share includes the dilutive effect of the outstanding options and Warrants calculated under the treasury stock method.
 (4) No 1997 historical balance sheet or other data is presented for The Philips Company as of December 31, 1997 because the Formation Transactions were consummated as of the close of business on such date and the Properties were transferred to the Property Partnerships.
 (5) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion should be read in conjunction with 'Selected Financial Data', and the Combined Financial Statements of The Philips Company and the Combined Statements of Revenues and Certain Expenses of the Merrick Commons and Mill Basin Plaza Properties, and the notes thereto, appearing elsewhere in this Prospectus. For purposes of this discussion, The Philips Company includes the Merrick Commons and Mill Basin Plaza Properties reflected on the equity method. Where appropriate, the following discussion includes analysis of the effects of the Offering and the Formation Transactions. These effects are reflected in the Pro Forma Condensed Consolidated Financial Statements of Philips International Realty Corp., and notes thereto, appearing elsewhere in this Prospectus.

     The Philips Company received income primarily from rental revenue (including recoveries from tenants) from its shopping centers, and actively seeks to enhance its property cash flows and values through an ongoing property redevelopment program. As a result, the financial data generally shows increases in total revenue from year to year, largely attributable to expansion and retenanting of The Philips Company's properties during the year and the benefit of a full period of rental and other revenue from expansions and retenanting occurring in the preceding year.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996.

     Total revenue increased $944,000 or 3.6% to $26,891,000 for the year ended December 31, 1997, as compared with $25,947,000 for the year ended December 31, 1996. This net increase is primarily attributable to growth in base rental revenues associated with the expansion and leasing of available premises primarily at the Properties in Hialeah, Florida. Overall occupancy increased approximately 1% from 95.4% at December 31, 1996 to 96.3% at December 31, 1997.

     Property operating expenses decreased $117,000 or 2.3% from $5,054,000 for the year ended December 31, 1996 to $4,937,000 for the year ended December 31, 1997. This decrease is primarily attributable to a reduction in snow removal costs incurred with respect to Properties located in the northeastern part of the country during the respective periods. Property real estate taxes increased by approximately 4% between the corresponding periods, reflecting the effect of increased assessments associated with property expansions and renovations, offset by management's continuing efforts to secure property tax reductions.

     Depreciation and amortization expenses increased $598,000 or 17.5% to $4,015,000 for the year ended December 31, 1997, as compared with $3,417,000 for the year ended December 31, 1996. This increase reflects the depreciation and amortization of (i) capital expenditures associated with the recent expansion, renovation and retenanting of Properties in Hialeah, Florida, Branford and Enfield, Connecticut, and Staten Island, New York and (ii) costs related to the acquisition of non-sponsor interests in the Staten Island, Branford and Hialeah properties.

     Interest charges increased $1,238,000 or 10.6% to $12,966,000 for the year ended December 31, 1997, as compared with $11,728,000 for the year ended December 31, 1996, primarily representing financing costs on amounts borrowed to fund The Philips Company's property expansion and renovation programs and the purchase of certain partnership interests.

     In May 1996, The Philips Company acquired a 49% interest in a shopping center property located in Brooklyn, New York. This investment had the effect of improving The Philips Company's equity in income of investees from $95,000 for the year ended December 31, 1996 to $339,000 for the year ended December 31, 1997.

     Income before extraordinary items decreased $522,000 to $1,366,000 for the year ended December 31, 1997, as compared with $1,888,000 for the year ended December 31, 1996. This decrease reflects increased interest costs associated with property refinancings, partially offset by higher rents related to retenanting and leasing efforts and the equity participation in a joint venture property acquired during 1996.

     The extraordinary income of $671,000 for the year ended December 31, 1997 reflects a gain related to the restructuring of a loan encumbering three Properties in connection with the Formation Transactions. The gain is net of an extraordinary loss of approximately $265,000 representing the write-off of deferred Financing Costs related to the refinancing of debt on certain properties. The extraordinary income of $2,881,000 for the year ended December 31, 1996 reflects gains related to the settlement of debt obligations on three of the Properties.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995.

     Total revenue increased $2,760,000 or 11.9% to $25,947,000 for the year ended December 31, 1996, as compared to $23,187,000 for the year ended December 31, 1995. Growth in base rental revenues comprised the majority of this revenue growth, increasing $2,067,000 from year to year, as a result of (i) the leasing of available premises in the portfolio which improved overall occupancy by 4.7% from 90.7% to 95.4%, and (ii) higher rentals achieved on renewed and renegotiated leases. Increased tenant expense recoveries associated with (i) higher occupancy levels and (ii) slightly higher operating costs and real estate taxes from year to year, as well as other property revenues including real estate tax refunds, contributed to the balance of the revenue growth.

     Property operating expenses for the year ended December 31, 1996 increased less than 1% to $5,054,000 from $5,008,000 for the year ended December 31, 1995. Property real estate taxes increased by $80,000 or 2.2% to $3,671,000 during 1996, as compared with $3,591,000 for 1995. This increase in real estate taxes reflects assessments related to property expansions and renovations in the portfolio, and generally higher tax rates imposed by various municipalities.

     Depreciation and amortization expenses increased $345,000 or 11.2% to $3,417,000 in 1996 from $3,072,000 in 1995. This increase is primarily attributable to the amortization of capital expenditures associated with the recent expansions and renovations of Properties in Hialeah, Florida, Staten Island, New York and Branford, Connecticut.

     Interest expense for the year ended December 31, 1996 increased $631,000 or 5.7% to $11,728,000 as compared to $11,097,000 for the year ended December 31, 1995. This net increase reflects (i) financing costs on amounts expended to fund recent property expansions and renovations, offset by (ii) decreases associated with the repayment of $3,397,000 in mortgage indebtedness during the periods.

     In May 1996, The Philips Company acquired a 49% interest in a shopping center property located in Brooklyn, New York. This investment had the effect of improving The Philips Company's equity in the net income of investees from $54,000 in 1995 to $95,000 in 1996.

     Income before extraordinary items increased $1,581,000 from $307,000 in 1995 to $1,888,000 in 1996. This improved performance is primarily attributable to leasing activity which resulted in a 4.7% improvement in portfolio occupancy levels, and higher rents on new and renegotiated leases, which strengthened operating profitability. The extraordinary item in 1996 is reflective of gains related to the settlement of debt obligations on three of the Properties.

PRO FORMA OPERATING RESULTS

Comparison of Pro Forma Year Ended December 31, 1997 to Historical Year Ended December 31, 1997.

     On a pro forma basis, the income before extraordinary items would have been $7,351,000 for the year ended December 31, 1997, compared to historical income before extraordinary items of $1,366,000 for the same period. This $5,985,000 increase is primarily the result of: (i) the utilization of a portion of the net proceeds of the Offering to satisfy existing mortgage indebtedness which will result in a reduction of interest expense; (ii) an increase in general and administrative expenses associated with public company status and the establishment of a corporate infrastructure to support the Company's growth strategy objectives; and (iii) the inclusion of the Merrick Commons and Mill Basin Plaza Properties and the National Property on a consolidated basis.

LIQUIDITY AND CAPITAL RESOURCES

     The Philips Company has historically relied on fixed and floating rate mortgage financing to fund acquisitions and refinance maturing debt. Working capital and funds necessary for distributions, debt service and capital expenditures have generally been provided through net cash flows from operations and, in certain instances, capital contributions of partners and/or additional borrowing. The ability to refinance debt prior to maturity and to fund acquisitions have been generally dependent upon interest rates, the general availability of both mortgage debt and private equity in the marketplace and the cash flow and value of the asset to be financed or refinanced. Distributions have been generally made based upon 100% of excess cash over identified, near-term requirements.


     The Company believes the Offering will improve its financial position principally through substantial reductions in its overall debt and debt-to-equity ratio. In connection with the Offering, the Company will repay all of its existing floating rate mortgage debt. As a result, the total principal amount of outstanding mortgage debt will be reduced by approximately $116.7 million. The Company will have approximately $59.5 million of secured fixed rate debt with a weighted average interest rate of 7.61% and a weighted average maturity of 5.25 years. This will result in a significant reduction in annual mortgage interest expense as a percentage of total revenue (15.0% on a pro forma basis as compared to 44.7% for the historical year ended December 31,
1997), and cash from operations required to fund debt service requirements will decrease substantially. Based on the assumed public offering price of $20.00 per share, the Company's ratio of debt to total market capitalization will be approximately 23.3% (21.5% if the Underwriters' over-allotment option is exercised in full). The Credit Facility combined with this reduced leverage will enhance the Company's ability to pursue its identified growth strategies.

     The Company expects to make regular quarterly distributions from cash available for distributions, which the Company believes will exceed historical cash available for distributions through the reduction in debt service associated with the repayment of indebtedness and growth in its portfolio. The Company expects to invest cash in short-term, investment-grade interest bearing securities, such as securities of the United States government or its agencies, high-grade commercial paper and bank deposits.

     The Company expects to meet its short-term liquidity requirements generally through net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make distributions necessary to enable the Company to continue to qualify as a REIT. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the forseeable future.

     The Company expects to meet its long-term liquidity requirements, such as property acquisition and development, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity or debt securities. The Company also expects to use funds available under the Credit Facility to finance acquisition and development activities and capital improvements on an interim basis.

CASH FLOWS

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996.

     Net cash provided by operating activities decreased $729,000 to $2,838,000 for the year ended December 31, 1997, as compared to $3,567,000 for the year ended December 31, 1996. This net decrease reflects changes in operating assets and liabilities. Net cash used in investing activities increased $9,827,000 to $19,186,000 for the year ended December 31, 1997, as compared to $9,359,000 for the year ended December 31, 1996. This increase is primarily attributable to the acquisition of non-sponsor partner interests in certain Properties in connection with the Formation Transactions. Net cash provided by investing activities increased $9,766,000 to $15,852,000 for the year ended December 31, 1997, as compared to $6,086,000 for the year ended December 31, 1996. This increase reflects debt incurred in connection with the purchase of the aformentioned non-sponsor interests.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995.

     Net cash provided by operating activities remained stable between the years ended December 31, 1996 and 1995, changing only $32,000, or less than 1%. Net cash used in investing activities increased $2,755,00 to $9,359,000 for the year ended December 31, 1996, as compared to $6,604,000 for the year ended December 31, 1995. This increase is primarily attributable to the acquisition of non-sponsor partner interests in certain of the Properties. Net cash provided by financing activities increased $3,926,000 to $6,086,000 for the year ended December 31, 1996, as compared with $2,160,000 for the year ended December 31, 1995. This increase reflects mortgage debt incurred in connection with the expansion and renovation of certain Properties.

FUNDS FROM OPERATIONS

     The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes funds from operations in accordance with standards established by NAREIT which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

     On a pro forma basis, after giving effect to the Offering, and reflecting the effects of the Formation Transactions completed as of December 31, 1997, funds from operations for the year then ended would be as follows:

                                                                                YEAR ENDED
                                                                            DECEMBER 31, 1997
                                                                           --------------------
Income before extraordinary items.......................................       $  7,351,000

Add:
  Minority interests provision..........................................          2,464,000
  Depreciation and amortization.........................................          5,691,000
                                                                           --------------------
Funds from operations...................................................       $ 15,506,000
                                                                           --------------------
                                                                           --------------------

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

     The 'Year 2000' issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company's principal property management systems are licensed from and maintained by a third party software development company, which company is currently modifying its real estate products to address the Year 2000 issue. Accordingly, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company currently is developing a plan to insure that its other internally generated operating systems are similarly modified on a timely basis.

INFLATION

     Substantially all of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses are often related to increases in the consumer price index or similar inflation indices. In addition, many of the Company's leases are for terms of less than 10 years, which permits the Company to seek to increase rents upon re-rental at market rates. Most of the Company's leases require the tenant to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company's exposure to increase in costs and operating expenses resulting from inflation.

                   OVERVIEW OF THE COMPANY'S PRIMARY MARKETS

     The Company retained Rosen Consulting Group ('Rosen'), nationally recognized experts in real estate consulting and urban economics, to study the New York-Northern New Jersey-Long Island consolidated metropolitan statistical area (the 'New York CMSA')1 and the Miami-Fort Lauderdale consolidated metropolitan statistical area (the 'Miami CMSA')2 regions in which nine of the Company's thirteen properties are located (representing approximately 80% of the total GLA). The discussion below is taken from the findings set forth in 'The New York & Miami Regional Economic Outlook & Retail Market Conditions' report prepared by Rosen (the 'Rosen Report'). The Company believes the demographic, economic and retail characteristics discussed below are important factors in evaluating the strength of the Company's markets for owning and operating retail properties. While the Company believes Rosen's analysis of demographic and economic trends are reasonable, there can be no assurance that the trends will in fact continue.

     The New York CMSA, with almost 20 million people, is by far the most densely populated region in the country, both in terms of absolute population and in density per square mile. With more than 1,900 people per square mile in 1996, the New York CMSA's population density was more than 50% higher than the next most densely populated CMSA. The Miami CMSA is the third most densely populated CMSA in the country, with 1,114 people per square mile, and the twelfth largest CMSA by absolute population.

                               POPULATION DENSITY

                                    [CHART]

                  1996 Population Density--12 Largest CMSAs

                       Los Angeles                 456
                       Dallas                      502
                       Houston                     552
                       Atlanta                     578
                       Washington                  748
                       Detroit                     805
                       San Francisco               896
                       Boston                      989
                       Philadelphia              1,006
                       Miami                     1,114
                       Chicago                   1,241
                       New York                  1,907

                            People per Square Mile

                         Sources: U.S. Census Bureau

------------------
1) The New York-Northern New Jersey-Long Island CMSA includes the following metropolitan areas: New York (including the five boroughs and Putnam, Rockland and Westchester counties), Nassau Suffolk and Dutchess County in New York; Newark, Bergen-Passaic, Middlesex, Somerset-Hunterdon, Jersey City, Monmouth-Ocean, Trenton in New Jersey; and Stamford, New Haven, Bridgeport, Danbury, and Waterbury in Connecticut. It encompasses all or part of 31 counties or towns.

2) The Miami CMSA includes the primary statistical areas ('PMSAs') of Miami and Fort Lauderdale.

     The Company believes that the New York and Miami CMSAs are both significantly under-stored. The New York CMSA has a retail gross leasable area per person of only 8.6 square feet, less than half the national average of 19.2 square feet of retail gross leasable area per person. The Miami CMSA has a population growth rate more than 1.5 times the national average and a population density third only to the New York and Chicago CMSAs, yet has a retail gross leasable area per person only slightly above the national average.

                      1996 GROSS LEASEABLE AREA PER PERSON

                                    [CHART]

                     1996 Gross Leasable Area Per Person
                       U.S., New York CMSA & Miami CMSA

                            Square Feet per Person

                      U.S.                         19.2
                      New York CMSA                 8.6
                      Miami CMSA                   20.1

                 Sources: Bureau of Labor Statistics; Rosen

     From 1992 to 1997, the New York and Miami CMSAs experienced a steady rate of population growth. The New York CMSA population increased from 19,650,829 persons in 1992 to an estimated 20,024,228 persons in 1997. The Miami CMSA population increased from 3,305,779 persons in 1992 to an estimated 3,568,600 persons in 1997.

                               POPULATION TRENDS

                                    [CHART]

                    Total Population & Annual Growth Rates

                            Population (millions)

             Year             New York CMSA          Miami CMSA
             ----             -------------          ----------
             1992                 19.65                  3.31
             1993                 19.75                  3.34
             1994                 19.82                  3.40
             1995                 19.88                  3.46
             1996                 19.94                  3.51
             1997e                20.02                  3.57

                      Sources: U.S. Census Bureau; Rosen

     The New York CMSA has experienced significant employment growth since 1992, with an increase from 8,581,500 persons employed in 1992 to an estimated 9,025,300 persons employed in 1997. Employment in the Miami CMSA has also had a significant growth rate, increasing 16% from 1,370,700 persons employed to an estimated 1,592,500 persons employed during the same period.

                               EMPLOYMENT TRENDS

                                    [CHART]

                   Total Employment and Annual Growth Rates

                          Number of Jobs (millions)

             Year             New York CMSA          Miami CMSA
             ----             -------------          ----------
             1992                  8.58                  1.37
             1993                  8.62                  1.43
             1994                  8.72                  1.47
             1995                  8.81                  1.51
             1996                  8.89                  1.55
             1997e                 9.03                  1.59

                  Sources: Bureau of Labor Statistics; Rosen

     The Company believes that personal income is an important demographic indicator of retail demand. In real terms, per capita personal income for the New York CMSA has grown faster than the national average during the past two years, with an increase of 2.5% in 1995 and an estimated increase of 2.4% in 1996. The per capita personal income for the Miami CMSA also increased 2.5% in 1995, and is estimated to have increased 2.3% during 1996.

                     REAL PER CAPITA PERSONAL INCOME TRENDS

                                    [CHART]

        Real Per Capita Personal Income (1992 $) & Annual Growth Rates

             Real Per Capita Personal Income (1992 $, thousands)

             Year             New York CMSA          Miami CMSA
             ----             -------------          ----------

             1992                  26.99                19.51
             1993                  26.67                20.89
             1994                  26.88                20.79
             1995                  27.56                21.32
             1996f                 28.22                21.81

                      Sources: U.S. Census Bureau; Rosen

     Real retail sales in the New York CMSA increased from $124.1 billion in 1992 to an estimated $129.8 billion in 1997. Real retail sales in the Miami CMSA increased from $28.3 billion in 1992 to an estimated $41.0 billion in 1997.

                            REAL RETAIL SALES TRENDS

                                    [CHART]

                          Real Retail Sales (1992 $)

                     Real Retail Sales (1992 $, billions)

             Year             New York CMSA          Miami CMSA
             ----             -------------          ----------

             1992                 124.10                28.34
             1993                 124.15                32.39
             1994                 127.93                31.76
             1995                 125.42                32.56
             1996                 126.63                38.47
             1997e                129.79                40.97

                      Sources: U.S. Census Bureau; Rosen

     The Company believes that the high population density in the New York and Miami CMSAs, coupled with positive population, employment and real retail sales growth and insufficient retail space, create attractive regions in which to own and develop retail properties for long-term investment.

                            BUSINESS AND PROPERTIES

     The Company's portfolio consists of 13 well-established neighborhood and community shopping center Properties, encompassing 2.4 million square feet of GLA, of which ten were developed or redeveloped by the Philips Group. Nine of the Properties, representing approximately 80% of the total GLA, are located in the New York CMSA or the Miami CMSA markets, with the remaining 20% of the total GLA located in neighboring markets.

     The Company's community and neighborhood shopping centers usually are anchored by national or regional retailers. As long-time participants in the shopping center industry, management has established close relationships with a large number of major national and regional retailers. At December 31, 1997, the Properties were 96.3% leased to 268 tenants with 82.9% of the total GLA leased to national and regional retailers. Eight of the Properties are anchored by national or regional supermarkets such as Publix Supermarkets, Inc., Winn-Dixie Stores Inc., and Waldbaums/APW Supermarkets, Inc. The Company believes the strength of these grocery retailers, as well as other key anchor tenants, provide the Properties with consistent consumer traffic and enable the Company to attract additional quality anchor retailers, as well as quality national, regional and local non-anchor retailers.

     Management believes that its strong tenant relationships and leasing strategies have been instrumental in enabling it to maintain high occupancy rates and realize sustained cash flow growth at the Properties. The Company's principal leasing objective is to maintain an appropriate mix of retailers providing day-to-day shopping necessities targeted to each Property's consumer base and market environment while maximizing its rental revenues. To achieve this objective, the Company enters into leases which generally range from 15 to 25 years for anchor tenants and from 5 to 10 years for non-anchor tenants. The long-term anchor tenant leases promote stability and enhance customer traffic while the shorter-term non-anchor leases enable the Company to take advantage of improving market rents and address changes in retailing formats and consumer preferences.

     The Company's leases provide for the payment of base rents and, in most cases, for the payment by each tenant of its pro rata share of the real estate taxes, insurance, utilities and common area maintenance of the shopping center, either directly or through a formula based on increases in the Consumer Price Index. Certain of the Company's leases also provide for the payment of additional rent when a tenant's gross sales exceed certain predetermined thresholds. Although a majority of the leases require the Company to make roof and structural repairs as needed, a number of tenant leases place that responsibility on the tenant, and the Company's standard small store lease provides for roof repairs to be reimbursed by the tenant as part of common area maintenance.

PROPERTY SUMMARY DATA


     The following table sets forth certain information relating to each of the Properties at December 31, 1997. All of the Properties are 100% owned by the Company.

                                                                                  ANNUALIZED CONTRACTUAL
                                                                                 BASE RENT AT 12/31/97(1)
                                 YEAR BUILT/                               ------------------------------------
                                  RENOVATED      TOTAL    % OF   % LEASED                 % OF         BASE
                                --------------    GLA     TOTAL     AT        BASE      PORTFOLIO  RENT/SQ. FT.
PROPERTY AND LOCATION            YR. ACQUIRED  (SQ. FT.)   GLA   12/31/97  RENT ($000)  BASE RENT    (2) ($)
-----------------------------   -------------- ---------  -----  --------  -----------  ---------  ------------

NEW YORK CMSA
  Forest Avenue Shoppers Town     1957/1996      177,002    7.4     99.1       3,071       12.8        17.51
    Forest Avenue                    1984
    Staten Island, New York
  Meadowbrook Commons                1990        173,027    7.2    100.0       3,028       12.6        17.50
    Sunrise Highway                  (3)
    Freeport, New York
  Merrick Commons                 1960/1994      108,066    4.5     98.6       1,724        7.2        16.18
    Merrick Road                     1985
    Merrick, New York
  Mill Basin Plaza                   1991         80,708    3.4    100.0       2,104        8.8        26.07
    Avenue U                         (3)
    Brooklyn, New York
  Branhaven Plaza                 1971/1996      191,496    8.0    100.0       1,375        5.7         7.18
    U.S. 1                           1985
    Branford, Connecticut
                                               ---------  -----  --------  -----------  ---------  ------------

TOTAL/WEIGHTED AVERAGE                           730,299   30.5     99.6      11,302       47.1        15.54

MIAMI CMSA
  Mall on the Mile                   (4)         591,369   24.7     97.0       4,185       17.4         7.30
    Palm Springs Mile                1985
    Hialeah, Florida
  Palm Springs Village               (4)         309,380   12.9     91.9       2,657       11.1         9.34
    Palm Springs Mile                1985
    Hialeah, Florida
  The Shops on 49th Street           (4)         167,009    7.0     97.7       2,824       11.7        17.30
    Palm Springs Mile                1985
    Hialeah, Florida
  Philips Plaza                      (4)         109,263    4.6     79.4         887        3.7        10.23
    Palm Springs Mile                1985
    Hialeah, Florida
                                               ---------  -----  --------  -----------  ---------  ------------
TOTAL/WEIGHTED AVERAGE                         1,177,021   49.2     94.1      10,553       43.9         9.53


NEIGHBORING MARKETS
  Elm Plaza                       1973/1995      168,852    7.1     97.6         584        2.4         3.54
    Rte. 220/I-91                    1986
    Enfield, Connecticut
  Millside Plaza                     1977        161,128    6.8     98.3         761        3.2         4.81
    U.S. 130                         1986
    Delran, New Jersey
  Foxboro Plaza                      1982        117,831    4.9     91.2         513        2.1         4.77
    Rte. 140/I-95                    1986
    Foxborough, Massachusetts
  The Shoppes at Lake Mary           1985         36,725    1.5    100.0         322        1.3         8.77
    Country Club Road                1997
    Lake Mary, Florida
                                               ---------  -----  --------  -----------  ---------  ------------
TOTAL/WEIGHTED AVERAGE                           484,536   20.3     96.5       2,180        9.0         4.66

PORTFOLIO TOTAL/WEIGHTED AVERAGE               2,391,856  100.0     96.3      24,035      100.0        10.44
                                               ---------  -----  --------  -----------  ---------  ------------
                                               ---------  -----  --------  -----------  ---------  ------------

                                 KEY TENANTS (YEAR OF LEASE
PROPERTY AND LOCATION              EXPIRATION/OPTION TERM)
-----------------------------  -------------------------------
NEW YORK CMSA
  Forest Avenue Shoppers Town  TJ Maxx (The TJX Companies, Inc.)
    Forest Avenue              (2005/2020); APW Supermarkets,
    Staten Island, New York    Inc. (Waldbaum, Inc.)
                               (2001/2011)
  Meadowbrook Commons          Giant Food Stores, Inc. (2025);
    Sunrise Highway            Toys 'R' Us, Inc. (2020/2040);
    Freeport, New York         Marshall's of MA, Inc.
                               (2001/2016)
  Merrick Commons              APW Supermarkets, Inc.
    Merrick Road               (Waldbaum, Inc.) (2013/2041)
    Merrick, New York
  Mill Basin Plaza             Pergament Home Centers, Inc.
    Avenue U                   (2011/2021); Walgreens Co.
    Brooklyn, New York         (2024)
  Branhaven Plaza              Caldor, Inc. (2002/2022); APW
    U.S. 1                     Supermarkets, Inc. (Waldbaum, Inc.)
    Branford, Connecticut      (2016/ 2038); CVS (2001/2011)
TOTAL/WEIGHTED AVERAGE
MIAMI CMSA
  Mall on the Mile             Builders Square (2002/2022);
    Palm Springs Mile          Mervyn's (2011/2031); Toys 'R'
    Hialeah, Florida           Us, Inc. (2002/2017); Publix
                               Supermarkets, Inc. (2002)
  Palm Springs Village         Winn-Dixie Stores, Inc.

    Palm Springs Mile          (2016/2035); Upton, Inc.
    Hialeah, Florida           (1999/2009); Fabulous Diamonds
                               of Hialeah, Inc. (2001)
  The Shops on 49th Street     Smart & Final Stores
    Palm Springs Mile          Corporation (2016/2021); Pier
    Hialeah, Florida           One Imports (U.S.) Inc.
                               (2001/2021)
  Philips Plaza                Michael's Stores, Inc.
    Palm Springs Mile          (2006/2016); Ideal Corporation
    Hialeah, Florida           (2005)

TOTAL/WEIGHTED AVERAGE
NEIGHBORING MARKETS
  Elm Plaza                    Caldor Inc. (2001/2021); APW
    Rte. 220/I-91              Supermarkets, Inc. (Waldbaum, Inc.)
    Enfield, Connecticut       (2014/2034)
  Millside Plaza               Kmart Corporation (2002/2017); Shop
    U.S. 130                   Rite (Delran Supermarket, Inc.)
    Delran, New Jersey         (2001/2016)
  Foxboro Plaza                Bradlees Stores, Inc.
    Rte. 140/I-95              (2002/2022)
    Foxborough, Massachusetts
  The Shoppes at Lake Mary
    Country Club Road
    Lake Mary, Florida

TOTAL/WEIGHTED AVERAGE
PORTFOLIO TOTAL/WEIGHTED AVER

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases; (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.
(3) Property was developed by the Company.
(4) Development of the Properties commenced in 1958. Substantial redevelopment and expansion has been ongoing since 1985, when the Properties were acquired by the Philips Group.

NATIONAL, REGIONAL AND LOCAL TENANT SUMMARY

     The following table sets forth certain information regarding the Company's national, regional and local tenants at each Property at December 31, 1997:

                                              NATIONAL TENANTS(1)       REGIONAL TENANTS(1)         LOCAL TENANTS(1)
                                            ------------------------  ------------------------  ------------------------
                                                            % OF                      % OF                      % OF
                                               % OF       PROPERTY       % OF       PROPERTY       % OF       PROPERTY
                                             PROPERTY       ANN.       PROPERTY       ANN.       PROPERTY       ANN.
PROPERTY                                    LEASED GLA  BASE RENT(2)  LEASED GLA  BASE RENT(2)  LEASED GLA  BASE RENT(2)
------------------------------------------- ----------  ------------  ----------  ------------  ----------  ------------
NEW YORK CMSA
  Forest Avenue Shoppers Town..............     82.6         74.3          3.7          5.0         13.7         20.7
  Meadowbrook Commons......................     85.5         81.4         14.5         18.6          0.0          0.0
  Merrick Commons..........................     58.2         57.4         20.7         18.0         21.0         24.6
  Mill Basin Plaza.........................     16.4         17.3         83.6         82.7          0.0          0.0
  Branhaven Plaza..........................     82.4         63.2          6.1          9.9         11.5         26.8
WEIGHTED AVERAGE...........................     72.3         61.7         18.3         25.7          9.4         12.6

MIAMI CMSA
  Mall on the Mile.........................     79.1         72.8         11.9         14.1          8.9         13.1
  Palms Springs Village....................     60.7         54.3          0.9          1.2         38.4         44.5
  The Shops on 49th Street.................     52.9         59.7         13.4         12.8         33.7         27.5
  Philips Plaza............................     42.8         67.6          0.0          0.0         57.2         32.4
WEIGHTED AVERAGE...........................     67.7         64.2          8.4          9.3         23.9         26.5

NEIGHBORING MARKETS
  Elm Plaza................................     93.8         77.0          0.0          0.0          6.2         23.0
  Millside Plaza...........................     74.8         62.8         22.2         26.9          3.0         10.3
  Foxboro Plaza............................     57.7         50.3         30.5         27.4         11.8         22.3
  The Shoppes at Lake Mary.................      8.0         10.2          0.0          0.0         92.0         89.8
WEIGHTED AVERAGE...........................     72.3         55.9         14.5         15.8         13.2         28.3

PORTFOLIO WEIGHTED AVERAGE.................     70.1         62.3         12.8         17.6         17.1         20.1

------------------------
(1) The Company defines national tenants as any tenant that operates in at least four metropolitan areas located in more than one region (i.e., northwest, northeast, midwest, southwest or southeast); regional renants as any tenant that operates in two or more metropolitan areas located within the same region; and local tenants as any tenant that operates stores only within the same metropolitan area as the shopping center.
(2) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

ANCHOR AND NON-ANCHOR TENANT SUMMARY

     The following table sets forth certain information regarding anchor and non-anchor tenants at December 31, 1997:

                                                                   ANCHOR TENANTS(1)         NON-ANCHOR TENANTS(1)
                                                               -------------------------   -------------------------
                                                                                % OF                        % OF
                                                                  % OF        PROPERTY        % OF        PROPERTY
                                                                PROPERTY        ANN.        PROPERTY        ANN.
PROPERTY                                                       LEASED GLA   BASE RENT(2)   LEASED GLA   BASE RENT(2)
-------------------------------------------------------------  ----------   ------------   ----------   ------------
NEW YORK CMSA
  Forest Avenue Shoppers Town................................      39.2          20.6          60.8          79.4
  Meadowbrook Commons........................................      64.5          54.0          35.5          46.0
  Merrick Commons............................................      41.7          37.7          58.3          62.3
  Mill Basin Plaza...........................................      62.0          59.7          38.0          40.3
  Branhaven Plaza............................................      69.7          35.1          30.3          64.9
WEIGHTED AVERAGE.............................................      56.2          41.2          43.8          58.8

MIAMI CMSA
  Mall on the Mile...........................................      71.2          57.6          28.8          42.4
  Palm Springs Village.......................................      56.9          38.3          43.1          61.7
  The Shops on 49th Street...................................       0.0           0.0         100.0         100.0
  Philips Plaza..............................................      41.5           9.1          58.5          90.9
WEIGHTED AVERAGE.............................................      54.7          33.3          45.3          66.7

NEIGHBORING MARKETS
  Elm Plaza..................................................      91.3          69.6           8.7          30.4
  Millside Plaza.............................................      75.6          42.0          24.4          58.0
  Foxboro Plaza..............................................      55.8          46.8          44.2          53.2
  The Shoppes at Lake Mary...................................       0.0           0.0         100.0         100.0
WEIGHTED AVERAGE.............................................      70.6          44.3          29.4          55.7

PORTFOLIO WEIGHTED AVERAGE...................................      58.4          38.0          41.6          62.0

------------------------
(1) Anchors defined as single tenants which lease 25,000 square feet or more; non-anchors defined as tenants which lease less than 25,000 square feet.
(2) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

RETAILER TYPE TENANT SUMMARY


     The following table sets forth certain information regarding the Company's retail tenant types at each Property at December 31, 1997:

                                                                  RETAILERS PROVIDING
                                                                 DAILY NECESSITIES(1)           OTHER RETAILERS
                                                               -------------------------   -------------------------
                                                                                % OF                        % OF
                                                                  % OF        PROPERTY        % OF        PROPERTY
                                                                PROPERTY        ANN.        PROPERTY        ANN.
PROPERTY                                                       LEASED GLA   BASE RENT(2)   LEASED GLA   BASE RENT(2)
-------------------------------------------------------------  ----------   ------------   ----------   ------------
NEW YORK CMSA
  Forest Avenue Shoppers Town................................      58.0          50.1          42.0          49.9
  Meadowbrook Commons........................................      56.7          52.4          43.3          47.6
  Merrick Commons............................................      84.0          80.8          16.0          19.2
  Mill Basin Plaza...........................................      13.7          13.1          86.3          86.9
  Branhaven Plaza............................................      42.0          58.9          58.0          41.1
WEIGHTED AVERAGE.............................................      52.4          49.6          47.6          50.4

MIAMI CMSA
  Mall on the Mile...........................................      18.3          19.7          81.7          80.3
  Palm Springs Village.......................................      40.9          49.2          59.1          50.8
  The Shops on 49th Street...................................      35.1          34.8          64.9          65.2
  Philips Plaza..............................................      15.0          22.7          85.0          77.3
WEIGHTED AVERAGE.............................................      26.4          31.4          73.6          68.6

NEIGHBORING MARKETS
  Elm Plaza..................................................      92.5          73.4           7.5          26.6
  Millside Plaza.............................................      84.3          63.7          15.7          36.3
  Foxboro Plaza..............................................      55.8          46.8          44.2          53.2
  The Shoppes at Lake Mary...................................      39.0          38.7          61.0          61.3
WEIGHTED AVERAGE.............................................      71.1          58.6          22.9          41.4

PORTFOLIO WEIGHTED AVERAGE...................................      44.9          42.4          55.1          57.6

------------------------
(1) The Company defines retailers providing daily necessities as grocery, drug, discount, apparel and shoe stores and retailers providing personal services.
(2) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by etenants such as common area maintenance, real estate taxes and other expense reimbursements.

MAJOR TENANTS

     The following table sets forth certain information regarding tenants which individually accounted for 2.0% or more of the total annualized contractual base rent at December 31, 1997:

                                                                                           ANNUALIZED CONTRACTUAL
                                                                                          BASE RENT AT 12/31/97(1)
                                                           TOTAL                    -------------------------------------
                                                         GLA UNDER                                % OF
                                             NUMBER       LEASES       % OF TOTAL   BASE RENT   PORTFOLIO    BASE RENT/
TENANT                                      OF LEASES    (SQ. FT.)     LEASED GLA    ($000)     BASE RENT   SQ. FT.(2)($)
-----------------------                     ---------    ---------    ------------  ---------   ---------   -------------
Pergament Home Centers, Inc..............        1         58,200           2.5        1,463        6.1          25.14
Waldbaum's/APW Supermarkets, Inc.........        4        181,221           7.9        1,256        5.2           6.93
Toys 'R' Us Inc..........................        3        113,358           4.9          979        4.1           8.64
Giant Food Stores, Inc...................        1         46,753           2.0          634        2.6          13.56
Mervyn's.................................        1         79,118           3.4          515        2.1           6.51
United Artists Communications, Inc.......        1         39,214           1.7          510        2.1          13.00
Walgreen Co..............................        3         32,143           1.4          501        2.1          15.60
The TJX Companies (TJ Maxx)..............        1         34,798           1.5          500        2.1          14.37
Winn-Dixie Stores Inc....................        1         53,820           2.3          489        2.0           9.09
Michaels Stores Inc......................        2         35,256           1.5          479        2.0          13.59

                                            ---------    ---------    ------------  ---------   ---------   -------------
     TOTAL/WEIGHTED AVERAGE..............       18        673,881          29.3        7,327       30.4          10.87
                                            ---------    ---------    ------------  ---------   ---------   -------------
                                            ---------    ---------    ------------  ---------   ---------   -------------

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.

LEASE EXPIRATIONS

     The following table sets forth all scheduled lease expirations for the Properties beginning January 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                           ANNUALIZED CONTRACTUAL
                                                           TOTAL                          BASE RENT AT 12/31/97(1)
                                                         GLA UNDER                  -------------------------------------
                                             NUMBER      EXPIRING                                 % OF
                         LEASE EXPIRATION   OF LEASES     LEASES       % OF TOTAL   BASE RENT   PORTFOLIO    BASE RENT/
YEAR                           YEAR         EXPIRING     (SQ. FT.)    EXPIRING GLA   ($000)     BASE RENT   SQ. FT.(2)($)

-----------------------  ----------------   ---------    ---------    ------------  ---------   ---------   -------------
1......................        1998             45        122,975           5.3        1,599        6.7          13.00
2......................        1999             29        113,431           4.9        1,626        6.8          14.33
3......................        2000             31        156,330           6.8        1,747        7.3          11.17
4......................        2001             40        374,792          16.3        3,752       15.6          10.01
5......................        2002             39        505,393          22.0        2,491       10.4           4.93
6......................        2003             12         53,271           2.3          702        2.9          13.08
7......................        2004              9         57,997           2.5          623        2.6          10.74
8......................        2005             12        133,076           5.8        1,485        6.2          11.16
9......................        2006             12         70,132           3.1        1,155        4.8          16.47
10.....................        2007              8         57,823           2.5          794        3.3          13.73
11 and after...........   2008 and after        31        656,654          28.5        8,061       33.5          12.28

                                            ---------    ---------    ------------  ---------   ---------   -------------
     TOTAL/WEIGHTED AVERAGE..............      268       2,302,324        100.0       24,035      100.0          10.44
                                            ---------    ---------    ------------  ---------   ---------   -------------
                                            ---------    ---------    ------------  ---------   ---------   -------------

------------------------

(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursement.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.

HISTORICAL LEASING ACTIVITY

     The following table sets forth certain information concerning the Company's leasing activities over the past three years:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                             1997          1996         1995
                                                                            -------      --------      -------
NEW LEASES
Number of leases signed................................................          20            38           22
GLA leased (sq.ft.)....................................................      80,741       250,108      125,498
Base rent/square foot ($/sq.ft.)(1)....................................     $ 13.67      $  11.60      $ 12.76
Tenant improvements/square foot ($/sq.ft.)(2)..........................     $  2.67      $   1.41      $  0.24
Leasing commissions & costs/square foot ($/sq.ft.)(3)..................     $  1.93      $   2.14      $  2.83
Effective rent/square foot ($/sq.ft.)(4)...............................     $ 12.97      $  11.15      $ 12.39

RENEWALS
Number of leases signed................................................           4            12            3
GLA leased (sq.ft.)....................................................      10,363        23,380        7,886
Base rent/square foot ($/sq.ft.)(1)....................................     $ 13.82      $  14.93      $ 15.87
Tenant improvements/square foot ($/sq.ft.)(2)..........................     $  0.00      $   2.62      $  0.00
Leasing commissions & costs/square foot ($/sq.ft.)(3)..................     $   .85      $   0.25      $  1.98
Effective rent/square foot ($/sq.ft.)(4)...............................     $ 13.60      $  14.45      $ 15.59
TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases signed................................          24            50           25
GLA leased (sq.ft.)....................................................      91,104       273,488      133,384
Base rent/square foot ($/sq.ft.)(1)....................................     $ 13.69      $  11.88      $ 12.94
Tenant improvements/square foot ($/sq.ft.)(2)..........................     $  2.37      $   1.51      $  0.22
Leasing commissions & costs/square foot ($/sq.ft.)(3)..................     $  1.81      $   1.98      $  2.78
Effective rent/square foot ($/sq.ft.)(4)...............................     $ 13.04      $  11.44      $ 12.58

------------------
(1) Initial annualized contractual base rent divided by square feet leased.
(2) Tenant improvements (defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering) divided by square feet leased.
(3) Leasing commissions (defined as brokerage commission fees and related expenses paid by the Company in connection with new leases or lease renewals) divided by square feet leased.
(4) Initial total annualized contractual base rent minus amortization of tenant improvements and leasing commissions related to such leases divided by the total square feet leased.

TAX BASIS AND REAL ESTATE TAXES

     The aggregate cost basis of depreciable real property for federal income tax purposes in the Properties as of December 31, 1997 was approximately $74 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations on the Properties during the fiscal year ended December 31, 1997 was approximately $4.7 million, or approximately $1.98 per square foot of GLA. Virtually all of the Company's leases contain provisions requiring tenants to pay as additional rent a proportionate share of real estate tax increases, including real estate tax increases resulting from improvements.

CAPITAL EXPENDITURES

     The following table sets forth information relating to historical capital expenditures with respect to the Company's Properties:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1997          1996          1995
                                                                           ----------    ----------    ----------

Total capital expenditures..............................................   $  703,000    $  878,000    $  211,000
Average number of square feet(1)........................................    2,351,624     2,348,117     2,348,117
Capital expenditures per square foot....................................   $     0.30    $     0.37    $     0.09
Three-year average capital expenditure per square foot..................           --            --    $     0.25

------------------
(1) Represents the average aggregate amount of square feet owned by the Company during the year.

MORTGAGE INDEBTEDNESS

     Upon the consummation of the Offering, the Properties will be encumbered by the following mortgage indebtedness:

                                                                        PRINCIPAL
                                                                         BALANCE
                                                                       OUTSTANDING             FIXED
                                                                     AT CONSUMMATION         INTEREST
                                                                 OF THE OFFERING($000)(1)     RATE(%)     MATURITY DATE
                                                                 ------------------------    ---------    -------------
Forest Avenue Shoppers Town...................................                 --
Meadowbrook Commons...........................................                 --
Merrick Commons...............................................             12,461(2)            7.31        1/19/03
Mill Basin Plaza..............................................             13,194(2)            7.31        1/19/03
Branhaven Plaza...............................................                 --
Mall on the Mile..............................................             24,901(3)            7.83        2/01/04
Palm Springs Village..........................................             16,830(3)            7.83        2/01/04
The Shops on 49th Street......................................                 --
Philips Plaza.................................................                 --
Elm Plaza.....................................................              3,391(4)            7.48        12/31/02
Millside Plaza................................................              4,464(4)            7.48        12/31/02
Foxboro Plaza.................................................              4,274(4)            7.48        12/31/02
The Shoppes at Lake Mary......................................                 --

                                                                 ------------------------    ---------    -------------
    TOTAL/WEIGHTED AVERAGE....................................             79,513(1)            7.61       5.25 years
                                                                 ------------------------    ---------    -------------
                                                                 ------------------------    ---------    -------------

------------------
(1) The Company will repay an additional $20 million principal amount of Mortgage debt with net proceeds of the Offering.
(2) Represented by a single note secured by mortgages encumbering the Merrick Commons and Mill Basin Plaza Properties, allocated above based upon the respective release prices.

(3) The notes secured by these Properties are cross-defaulted and cross-collateralized.
(4) The notes secured by these Properties are cross-defaulted and cross-collateralized.

     Aggregate future principal payments, by year, on the indebtedness to remain outstanding upon completion of the Offering are as follows (in millions):

                                                                  SCHEDULED                        TOTAL
                                                                 AMORTIZATION      BALLOON       SCHEDULED
YEAR                                                             PAYMENTS(2)     PAYMENTS(2)    PAYMENTS(2)
--------------------------------------------------------------   ------------    -----------    ------------
1998(1).......................................................    $      0.6      $      --      $      0.6
1999..........................................................           1.1             --             1.1
2000..........................................................           1.1             --             1.1
2001..........................................................           1.2             --             1.2
2002..........................................................           1.3           11.5            12.9
2003..........................................................           0.9           24.2            25.1
2004..........................................................           0.1           37.5            37.5

                                                                 ------------    -----------    ------------
Total.........................................................    $      6.3      $    73.2      $     79.5
                                                                 ------------    -----------    ------------
                                                                 ------------    -----------    ------------

------------------
(1) Represents payments from date of Offering through December 31, 1998.
(2) Does not reflect an additional $20 million to be repaid with net proceeds of the Offering.

CREDIT FACILITY

     The Company expects to establish a revolving Credit Facility concurrently with the consummation of the Offering. The availability of funds under the Credit Facility will be subject to the Company's compliance with a number of customary financial and other covenants. The Credit Facility will be used primarily to finance the Company's acquisition and redevelopment activities. Borrowings under the Credit Facility are expected to be secured by certain Properties with recourse to the Company and the Operating Partnership.

INSURANCE

     The Company carries comprehensive liability, public area liability, boiler and machinery, fire, flood, earthquake, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances.

There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Property, as well as the anticipated future revenue from the Property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect the Company. The Company believes that the Properties are adequately insured, although no assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

GOVERNMENT REGULATIONS

     Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

     Cost of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, as amended (the 'ADA'), all places of public accommodation, effective beginning in 1992, are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is 'readily achievable.' Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements and the Company expects to maintain substantial compliance with all regulatory requirements. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make any distributions to shareholders could be adversely affected.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial and the presence of such substances may adversely affect the owner's or operator's ability to sell or rent the property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.


     The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

     All of the Properties have been subject to a Phase I environmental assessment or update (which involves general inspections without soil sampling or ground water analysis) completed within the last year by independent environmental consultants. None of these environmental assessments has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make any distributions to shareholders could be adversely affected.

     Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, if requirements are changed or new requirements are imposed which would require significant unanticipated expenditures by the Company, such events could have an adverse effect on the Company's funds from operations and any distributions to shareholders.

     Except as described in this Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See 'Risk Factors--Real Estate Investment Risks--Regulation,' 'Certain Provisions of Maryland Law and of the Company's Charter and By-Laws,' 'Federal Income Tax Considerations' and 'ERISA Considerations.'

EMPLOYEES

     At March 1, 1998, the Company had 26 employees, 20 of whom are maintenance, security and clerical personnel at the Properties located in Hialeah, Florida. The Company believes that relations with its employees are good. None of the employees are unionized.

LEGAL PROCEEDINGS

     Except as set forth herein, none of the Company, the Operating Partnership, any of their subsidiaries or any of the Properties is subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, which is expected to be covered by liability insurance, subject to standard deductibles.

     In connection with certain real estate activities, certain affiliated entities of Mr. Pilevsky were involved in proceedings under the federal bankruptcy laws and/or similar state law proceedings during the 1980s and earlier 1990s, substantially all of which proceedings have been resolved as of the date of this Prospectus. From July 1, 1992, such proceedings included eight foreclosures of, and three bankruptcy filings with respect to, retail shopping center properties and six foreclosures of, and nine bankruptcy filings with respect to, non-retail shopping center properties. None of the entities owning the Company's Properties were involved in any such proceedings, other than the partnership holding fee title to the Meadowbrook Commons Property. Philips Freeport Associates, L.P. ('Philips Freeport'), the owner of Meadowbrook Commons, was party to certain notes with Chemical Bank which notes were secured by mortgages on such property (the 'Loan'). Although Philips Freeport was able to service the Loan from the revenues of the property, it was unable to repay the full principal amount of the Loan upon maturity in November 1992. On January 21, 1994, Philips Freeport voluntarily commenced a proceeding to reorganize pursuant to Chapter 11 of the Bankruptcy Code. The bankruptcy proceeding resulted in an agreement between Philips Freeport and Chemical Bank to modify and restate the Loan pursuant to the Debtor's Second Amended Chapter 11 Plan of Reorganization (the 'Plan'). The Plan, which also provided for the payment in full of all trade claims over a two-year period, was confirmed by order of the Bankruptcy Court dated March 30, 1995 and subsequently modified by orders dated April 12 and April 28, 1995. The Loan will be repaid in full with the net proceeds of the Offering.

                             SIGNIFICANT PROPERTIES

     Since the 1997 gross revenues for each of (i) the Company's four Properties located in Hialeah, Florida, aggregated, (ii) Forest Avenue Shoppers Town, and
(iii) Meadowbrook Commons shopping centers amounted to more than 10% of the aggregate gross revenues for the Properties during such year, additional information regarding these Properties is provided below.

HIALEAH, FLORIDA PROPERTIES

     The Hialeah, Florida Properties consist of four adjacent Properties, Mall on the Mile, Palm Springs Village, The Shops on 49th Street, and Philips Plaza, with an aggregate of 1.2 million square feet of GLA. Hialeah is situated in the greater Miami metropolitan area, north of the Miami International Airport, west of the municipalities of Miami, Miami Beach and Aventura, and south of Broward County and Fort Lauderdale. The four Properties form a unique, one-mile retail shopping corridor that fronts both sides of West 49th Street, locally known as 'Palm Springs Mile.' The collective 90 acres of the four Properties facilitate the expansion or reconfiguration of existing space, which has been regularly expanded by the Company since 1985. Management believes that this makes Palm Springs Mile an attractive location for larger retailers, and considers it to comprise one of the strongest retail districts in the greater Miami area.

     The following table sets forth all scheduled lease expirations for Palm Springs Mile beginning January 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                                      ANNUALIZED CONTRACTUAL
                                                                                                           BASE RENT AT
                                                                                                           12/31/97(1)
                                                                                                      ----------------------
                                                                                      % OF TOTAL                      % OF
                                                 NUMBER OF       SQUARE FOOTAGE        PROPERTY                     PROPERTY
                                   LEASE          LEASES             UNDER             EXPIRING       BASE RENT       BASE
YEAR                          EXPIRATION YEAR    EXPIRING       EXPIRING LEASES           GLA          ($000)         RENT
--------------------------    ---------------    ---------     ------------------     -----------     ---------     --------
 1........................         1998              28                76,761              6.9           1,013          9.6
 2........................         1999              14                75,221              6.8             843          8.0
 3........................         2000              14                97,339              8.8             676          6.4
 4........................         2001              21               105,784              9.5           1,382         13.1
 5........................         2002              19               230,852             20.8           1,123         10.6
 6........................         2003               8                40,388              3.6             509          4.8
 7........................         2004               6                43,143              3.9             511          4.8
 8........................         2005               8                84,783              7.7             757          7.2
 9........................         2006               3                33,415              3.0             517          4.9
10........................         2007               1                 5,100              0.5              82          0.8
11 and after..............    2008 and after         16               314,963             28.4           3,141         29.8
                                                 ---------     ------------------     -----------     ---------     --------

TOTAL/WEIGHTED AVERAGE....                          138             1,107,749            100.0          10,553        100.0
                                                 ---------     ------------------     -----------     ---------     --------
                                                 ---------     ------------------     -----------     ---------     --------


                             BASE RENT/
YEAR                        SQ. FT.(2)($)
--------------------------  -------------
 1........................      13.20
 2........................      11.21
 3........................       6.95
 4........................      13.06
 5........................       4.87
 6........................      12.59
 7........................      11.84
 8........................       8.93
 9........................      15.47
10........................      16.00
11 and after..............       9.97
                            -------------
TOTAL/WEIGHTED AVERAGE....       9.53
                            -------------
                            -------------

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.

     The following table sets forth the percent leased and total annualized contractual base rent per leased square foot for Palm Springs Mile as of the dates indicated:

                                                    TOTAL ANNUALIZED CONTRACTUAL BASE
DATE                                   % LEASED     RENT PER LEASED SQUARE FOOT($)(1)
------------------------------------   --------    -----------------------------------
December 31, 1997...................     94.1                      9.53
December 31, 1996...................     93.8                      9.57
December 31, 1995...................     85.5                      8.94
December 31, 1994...................     85.2                      8.63
December 31, 1993...................     85.3                      8.10


------------------
(1) Total annualized contractual base rent for all leases in place at December 31 for the respective years indicated, divided by total GLA leased at such dates. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

     The aggregate cost basis of depreciable real property for federal income tax purposes for Palm Springs Mile at December 31, 1997 was approximately $27.0 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Palm Springs Mile during the fiscal year ended December 31, 1997 was approximately $1.7 million, or approximately $1.45 per square foot of GLA.

     In connection with the Formation Transactions, one of the Company's lenders did not consent to the transfer of interests in the partnerships which own The Shops on 49th Street and Philips Plaza. If such transfers were determined to violate the terms of the mortgage, the lender could be entitled to accelerate the maturity date of the loan and commence foreclosure proceedings against the mortgaged Properties. The lender has taken no action with respect to this matter. This loan will be repaid in full with the net proceeds from the Offering.

FOREST AVENUE SHOPPERS TOWN

     Forest Avenue Shoppers Town is a grocery-anchored neighborhood shopping center encompassing 177,002 square feet of GLA, and is located along Forest Avenue in north central Staten Island, New York. The Company believes that Forest Avenue Shoppers Town is one of the dominant shopping centers in northern Staten Island, a densely populated residential area in New York City, which functions as a bedroom community for Manhattan.

     The following table sets forth all scheduled lease expirations for Forest Avenue Shoppers Town beginning January 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                                      ANNUALIZED CONTRACTUAL
                                                                                                           BASE RENT AT
                                                                                                           12/31/97(1)
                                                                                                      ----------------------
                                                                                      % OF TOTAL                      % OF
                                   LEASE         NUMBER OF       SQUARE FOOTAGE        PROPERTY                     PROPERTY
                                EXPIRATION        LEASES             UNDER             EXPIRING       BASE RENT       BASE
YEAR                               YEAR          EXPIRING       EXPIRING LEASES           GLA          ($000)         RENT
--------------------------    ---------------    ---------     ------------------     -----------     ---------     --------
 1........................         1998              --                    --               --              --           --
 2........................         1999               6                19,190             10.9             579         18.9

 3........................         2000               2                 9,975              5.7             228          7.4
 4........................         2001               4                44,963             25.6             444         14.5
 5........................         2002               2                 4,198              2.4             129          4.2
 6........................         2003              --                    --               --              --           --
 7........................         2004               1                   900              0.5              26          0.8
 8........................         2005               2                40,578             23.1             610         19.9
 9........................         2006               3                22,888             13.0             335         10.9
10........................         2007               2                15,317              8.7             347         11.3
11 and after..............    2008 and after          3                17,383              9.9             373         12.1
                                                 ---------     ------------------     -----------     ---------     --------
TOTAL/WEIGHTED AVERAGE....                           25               175,392            100.0           3,071        100.0
                                                 ---------     ------------------     -----------     ---------     --------
                                                 ---------     ------------------     -----------     ---------     --------


                             BASE RENT/
YEAR                        SQ. FT.(2)($)
--------------------------  -------------
 1........................         --
 2........................      30.18
 3........................      22.91
 4........................       9.88
 5........................      30.80
 6........................         --
 7........................      28.64
 8........................      15.03
 9........................      14.62
10........................      22.66
11 and after..............      21.44
                            -------------
TOTAL/WEIGHTED AVERAGE....      17.51
                            -------------
                            -------------

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.

     The following table sets forth the percent leased and total annualized contractual base rent per leased square foot for Forest Avenue Shoppers Town as of the dates indicated:


                                                 TOTAL ANNUALIZED CONTRACTUAL BASE
DATE                                 % LEASED    RENT PER LEASED SQUARE FOOT($)(1)
----------------------------------   --------    ---------------------------------
December 31, 1997.................     99.1                    17.51
December 31, 1996.................     98.6                    16.73
December 31, 1995.................     95.0                    16.71
December 31, 1994.................     86.7                    16.91
December 31, 1993.................     90.3                    12.31

------------------
(1) Total annualized contractual base rent for all leases in place at December 31 for the respective years indicated, divided by total GLA leased at such dates. Amount excludes (1) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

     The aggregate cost basis of depreciable real property for federal income tax purposes for Forest Avenue Shoppers Town at December 31, 1997 was approximately $5.0 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Forest Avenue Shoppers Town during the fiscal year ended December 31, 1996 was approximately $0.8 million, or approximately $4.47 per square foot of GLA.

MEADOWBROOK COMMONS

     Meadowbrook Commons is a grocery-anchored neighborhood shopping center, encompassing 173,027 square feet of GLA, located in Nassau County, Long Island, one of the most densely populated suburbs in the New York CMSA. The shopping center is situated on Sunrise Highway, a major east-west thoroughfare along the south shore of Long Island.

     The following table sets forth all scheduled lease expirations for Meadowbrook Commons beginning January 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                                           ANNUALIZED CONTRACTUAL
                                                                                                                BASE RENT AT
                                                                                                                12/31/97(1)
                                                                                                           ----------------------
                                                                                           % OF TOTAL                      % OF
                                     LEASE            NUMBER OF       SQUARE FOOTAGE        PROPERTY                     PROPERTY
                                   EXPIRATION          LEASES             UNDER             EXPIRING       BASE RENT       BASE
YEAR                                  YEAR            EXPIRING       EXPIRING LEASES           GLA          ($000)         RENT

--------------------------    --------------------    ---------     ------------------     -----------     ---------     --------
 1........................            1998                --                    --               --              --           --
 2........................            1999                 1                 1,950              1.1              47          1.5
 3........................            2000                 2                19,539             11.3             455         15.0
 4........................            2001                 3                44,765             25.9             837         27.6
 5........................            2002                 2                 6,747              3.9             175          5.8
 6........................            2003                --                    --               --              --           --
 7........................            2004                --                    --               --              --           --
 8........................            2005                --                    --               --              --           --
 9........................            2006                --                    --               --              --           --
10........................            2007                 2                 7,908              4.6             174          5.7
11 and after..............       2008 and after            3                92,118             53.2           1,340         44.3

                                                     ---------     ------------------     -----------     ---------     --------
TOTAL/WEIGHTED AVERAGE....                                13               173,027            100.0           3,028        100.0
                                                      ---------     ------------------     -----------     ---------     --------
                                                      ---------     ------------------     -----------     ---------     --------


                             BASE RENT/
YEAR                        SQ. FT.(2)($)
--------------------------  -------------
 1........................         --
 2........................      24.00
 3........................      23.31
 4........................      18.69
 5........................      25.94
 6........................         --
 7........................         --
 8........................         --
 9........................         --
10........................      21.95
11 and after..............      14.56
                            -------------
TOTAL/WEIGHTED AVERAGE....      17.50
                            -------------
                            -------------

------------------
(1) Total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.
(2) Total annualized contractual base rent divided by total GLA leased at December 31, 1997.


     The following table sets forth the percent leased and total annualized contractual base rent per leased square foot for Meadowbrook Commons as of the dates indicated:

                                                 TOTAL ANNUALIZED CONTRACTUAL BASE
DATE                                 % LEASED    RENT PER LEASED SQUARE FOOT($)(1)
----------------------------------   --------    ---------------------------------
December 31, 1997.................     100.0                   17.50
December 31, 1996.................     100.0                   17.40
December 31, 1995.................     100.0                   17.27
December 31, 1994.................     100.0                   16.81
December 31, 1993.................      80.0                   17.41

------------------
(1) Total annualized contractual base rent for all leases in place at December 31 for the respective years indicated, divided by total GLA leased at such dates. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

     The aggregate cost basis of depreciable real property for federal income tax purposes for Meadowbrook Commons at December 31, 1997 was approximately $14.0 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Meadowbrook Commons during the fiscal year ended December 31, 1997 was approximately $0.8 million, or approximately $4.49 per square foot of GLA.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Company is comprised of seven directors, four of whom are Independent Directors. 'Independent Director' means a director of the Company who is not an employee or officer of the Company or an affiliate of the Company, or a relative of a principal executive officer, and who is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation on a continuing basis from the Company in addition to director's fees.

     The Board of Directors is responsible for the general policies of the Company and the general supervision of the Company's activities conducted by its officers, agents, advisors, managers or independent contractors, as may be necessary in the course of the Company's business.

     The following table sets forth information regarding the Company's directors, executive officers and key employees:

                                                                                                 DIRECTOR
                                                                                                 TERM
NAME                                         AGE    POSITION                                     EXPIRES
------------------------------------------   ----   ------------------------------------------   --------
Philip Pilevsky...........................     51   Director, Chairman of the Board and Chief      2001
                                                      Executive Officer
Louis J. Petra............................     44   Director and President                         1999
Sheila Levine.............................     40   Director, Chief Operating Officer,             2000
                                                      Executive Vice President and Secretary
Brian J. Gallagher........................     41   Chief Financial Officer,                        N/A
                                                      Acquisitions Director and Treasurer
Andrew Aberham............................     39   Leasing Director                                N/A
Robert Grimes.............................     53   Director                                       2001
Elise Jaffe...............................     42   Director                                       1999
Arnold S. Penner..........................     61   Director                                       2001
A.F. Petrocelli...........................     54   Director                                       2000

     The following is a biographical summary of the experience of the directors and executive officers of the Company:

     Philip Pilevsky. Mr. Pilevsky is Chairman of the Board, Chief Executive Officer and a Director of the Company, and has served as Chief Executive Officer and President of Philips International Holding Corp. since its formation in 1982. Mr. Pilevsky has been involved in the real estate business for 25 years, including the development, leasing, management, operation, acquisition and disposition of commercial properties. Together with Ms. Levine, he founded the entities that now comprise Philips International Holding Corp. and its affiliates. Mr. Pilevsky is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broadly-based network of relationships. Outside the real estate industry he is renowned as an educator, author in the field of international relations and frequent commentator for Fox 5 and CNBC. Mr. Pilevsky received a Bachelor of Arts degree from C.W. Post College and a Masters Degree of Arts and a Masters Degree of Education from Columbia University.

     Louis J. Petra. Mr. Petra is President and a Director of the Company. Prior to joining the Company, he served as Chief Financial Officer, Vice President and Treasurer of Kimco Realty Corporation, a public REIT, from July 1984 through June 1997. Mr. Petra has extensive experience in the financial management, administration and control of public and private real estate companies, with particular knowledge of the shopping center industry and the REIT industry. Mr. Petra received a Bachelor of Science in Accounting from St. John's University and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Sheila Levine. Ms. Levine is Chief Operating Officer, Executive Vice President and a Director of the Company, and has served as Chief Operating Officer and Executive Vice President of Philips International Holding Corp. Ms. Levine oversees the daily operations of the Company including acquisitions, development, property management, finance and asset management, construction, leasing and marketing for each property in the Company's portfolio. Ms. Levine is also responsible for overseeing property development, which entails setting the management direction from pre-construction planning to the marketing and leasing strategies. She has been involved in the real estate business for 18 years and, together with Mr. Pilevsky, founded the entities that now comprise Philips International Holding Corp. and its affiliates. Ms. Levine received a Bachelor of Science in Business Administration from Hofstra University's School of Business. Ms. Levine is the sister of Mr. Pilevsky.

     Brian J. Gallagher. Mr. Gallagher is Chief Financial Officer and Acquisitions Director of the Company, and served from March 1989 until December 31, 1997 as the Director of Finance of Philips International Holding Corp. Mr. Gallagher is primarily responsible for capital deployment and capital management of the Company, including obtaining financing and structuring and negotiating acquisitions and joint ventures. Since joining the Philips Group, he has been responsible for transactions valued at over $1 billion. Prior to joining the Company, Mr. Gallagher held positions in commercial real estate finance with Credit Alliance Corporation and National Westminister Bank USA where he was responsible for project finance and major account relationships. He received a Bachelor of Science and a Master's Degree in City and Regional Planning from Ohio State University.

     Andrew Aberham. Mr. Aberham is Leasing Director of the Company. Mr. Aberham has been responsible for marketing, development and leasing of the Philips Group retail portfolio since 1995, including leasing and negotiating over 300 retail lease transactions. From 1986 to 1995, Mr. Aberham served as leasing director for Irving & Sol Goldman, and their related companies, during which time he negotiated over 500 lease transactions, leasing in excess of 2.5 million square feet. Mr. Aberham received a Bachelor of Arts degree from the State University of New York at Oneonta, and has received additional degrees in real estate investment and construction management from New York University.


     Robert Grimes. Mr. Grimes is a Director of the Company. He has served as President of RS Grimes Co., Inc., an investment company, since September 1987. Mr. Grimes has also been a Director and Executive Vice President of Auto-By-Tel Corporation since July 1996. From April 1981 to March 1987, Mr. Grimes was a partner with the investment firm of Cowen & Company. Mr. Grimes holds a Bachelor of Science from Wharton School of Commerce and Finance at the University of Pennsylvania and an L.L.B. from the University of Pennsylvania Law School.

     Elise Jaffe. Ms. Jaffe is a Director of the Company. Ms. Jaffe has served since 1994 as Senior Executive Vice President of Real Estate for Dress Barn, Inc. ('Dress Barn'), a major women's apparel retailer owning approximately 725 stores within the United States. She has been with Dress Barn for 15 years and serves on its Executive Committee. Ms. Jaffe is on the Advisory Board of the International Council of Shopping Centers/Value Retail News and is Vice President and the Treasurer of the Paul Taylor Dance Foundation. Ms. Jaffee graduated magna cum laude from Tufts University with a Bachelor of Arts in English and Psychology.

     Arnold S. Penner. Mr. Penner is a Director of the Company. For the past thirty years Mr. Penner has been active in the real estate market as a real estate broker and investor in a diverse portfolio of properties, including office buildings, retail properties and parking facilities. Mr. Penner is a Director of United Capital Corp. ('United Capital'), an American Stock Exchange-listed company specializing in the investment and management of real estate assets and the manufacturing and sale of antenna and transformer products to a global customer base. Mr. Penner also is involved with several philanthropic organizations devoted to children's education.

     A.F. Petrocelli. Mr. Petrocelli is a Director of the Company. He has served as Chairman of the Board and Chief Executive Officer of United Capital since December 1987 and President since 1991. Mr. Petrocelli currently owns over 65% of United Capital and has been a Director of United Capital since 1981. Mr. Petrocelli also serves on the Board of Directors of Prime Hospitality Corp., a New York Stock Exchange-listed company, and Nathan's Famous Inc.

     Directors are divided into three classes serving staggered three-year terms with each of the directors serving from the date of his or her election until the annual meeting of shareholders relating to the election of such class of directors. A director may be removed only for cause and only upon the affirmative vote of shareholders holding at least two-thirds of the outstanding shares of Common Stock. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws.'

     The executive officers are chosen by and serve at the discretion of the Board of Directors. See '--Executive Compensation.'

COMPENSATION OF DIRECTORS

     Each director who is not an executive officer of the Company is paid $10,000 per year plus $750 for attendance in person at each meeting of the Board of Directors, $500 for attendance in person at each meeting of a committee thereof, if such meeting is held on a day other than the day of a Board meeting, and $250 for each telephonic meeting participation. Each director who is not an executive officer of the Company has also received a grant of options to purchase 10,000 shares of Common Stock at the public offering price under the Stock Option Plan, which options vest in three equal installments on January 1, 1999, 2000 and 2001. See '--Stock Option Plan.' Executive officers of the Company are not compensated for their services as directors. Each director will be reimbursed for expenses relating to attendance at meetings of the Board of Directors or any committee thereof.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board has established an Audit Committee that consists of two Independent Directors and does not include any members of management. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its systems of internal accounting control. The Audit Committee members are Mr. Petrocelli and Ms. Jaffe.

     Compensation Committee. The Board has established a Compensation Committee that consists of three members, including two Independent Directors. The Compensation Committee determines compensation for the Company's executive officers, in addition to administering the Stock Option Plan and making recommendations to the directors with respect to the Company's compensation policies. The Compensation Committee members are Ms. Levine and Messrs. Penner and Grimes.

EXECUTIVE COMPENSATION

     The following table sets forth the annual base salary rates and other compensation expected to be paid in 1998 to the Chief Executive Officer and the Company's other executive officers who are expected to have a total annual compensation in excess of $100,000. The Company has entered into employment agreements with certain of its executive officers as described below. See '--Employment Agreements.'

                                                                                1998 BASE       OPTIONS
NAME                              TITLE                                        SALARY RATE     GRANTED(1)
--------------------------------  ------------------------------------------   ------------    ----------
Philip Pilevsky.................  Chairman of the Board and                            --         240,000
                                  Chief Executive Officer
Louis J. Petra..................  President                                      $175,000         100,000
Sheila Levine...................  Chief Operating Officer,                       $175,000         100,000
                                  Executive Vice President and Secretary
Brian J. Gallagher..............  Chief Financial Officer,                       $150,000          25,000
                                  Acquisitions Director and Treasurer


------------------
(1) All options were granted pursuant to the Stock Option Plan and are exercisable at the public offering price.

EMPLOYMENT AGREEMENTS

     The summaries of the following employment agreements are qualified in their entirety by reference to the terms of the respective agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Copies of each of the employment agreements may be examined, and copies obtained, as set forth under the caption 'Additional Information.'

     Louis J. Petra Employment Agreement. Mr. Petra entered into an employment agreement with the Company (the 'Petra Employment Agreement'), effective as of September 2, 1997, providing for a term of five years four months. Mr. Petra's initial base salary is $175,000, with an increase to $200,000 for the 2001 calendar year and $225,000 for the 2002 calendar year. Mr. Petra is also entitled to receive a portion of the Company's annual bonus pool to be determined in the discretion of the Board of Directors. On January 1, 1998, Mr. Petra received options to purchase 100,000 shares of Common Stock under the Stock Option Plan, with 25% of the options vesting on December 31 of each of 1999, 2000, 2001 and 2002. In addition, upon closing of the Offering, the Company will lend on a non-recourse basis to Mr. Petra $1,000,000 (the 'Petra Loan'), the proceeds of which will be used to simultaneously purchase newly issued Common Stock at the public offering price. The Petra Loan will be forgiven in two $500,000 installments on December 31, 2000 and December 31, 2002. Mr. Petra is entitled to receive dividends on the Common Stock purchased with the proceeds of the Petra Loan, net of interest which accrues on the outstanding balance of such loan at 6% per annum. Either party may terminate the Petra Employment Agreement on or after December 31, 2000, in which event Mr. Petra will receive his accrued but unpaid salary through his termination date, the balance of his options will fully vest, a pro rata portion (based upon the number of days Mr. Petra's employment was extended beyond December 31, 2000) of the $500,000 outstanding balance of the Petra Loan will be forgiven and the balance, if any, will be immediately payable. If the Company terminates Mr. Petra's employment other than for cause, or if Mr. Petra terminates his employment for good reason, in either case between June 1, 1998 and December 31, 2000, Mr. Petra will be entitled to continuation of his salary through December 31, 2000, a pro rata bonus payment and forgiveness of $500,000 of the Petra Loan and the balance, if any, will be immediately payable. In addition, all options and restricted share awards will vest and the non-competition provisions will no longer apply. If Mr. Petra is employed on the date of a change in control, the outstanding balance of the Petra Loan will be forgiven, all options and restricted share awards will vest and the noncompetition provisions will no longer apply. If such a change in control occurs between June 1, 1998 and December 31, 2000 and Mr. Petra's employment is terminated by the Company or its successor on or after the date of the change in control, Mr. Petra will also be entitled to receive a pro rata bonus payment and continuation of his salary through December 31, 2000. Mr. Petra is subject to a non-compete for a period of one year following termination of his employment, except as described above.

     Sheila Levine Employment Agreement. Ms. Levine entered into an employment agreement with the Company (the 'Levine Employment Agreement'), effective as of consummation of the Formation Transactions, providing for an initial term of three years, subject to automatic one-year extensions. Ms. Levine's annual base salary is $175,000, with annual increases in the discretion of the Board of Directors or Compensation Committee of the Board of Directors. Ms. Levine is also entitled to receive a minimum of 25% of the annual bonus pool, with the amount of the Company's annual bonus pool to be determined in the discretion of the Board of Directors. In addition, on January 1, 1998, the Company issued options which entitle Ms. Levine to acquire 100,000 shares of Common Stock under the Stock Option Plan, which options vest 33 1/3% on each of the first, second and third anniversaries of the date of grant. If the Company terminates Ms. Levine's employment other than for cause, if Ms. Levine terminates her employment for good reason or if there is a change in control, Ms. Levine will be entitled to her annual base salary and bonus through the end of the contractual employment period. In addition, in such event, all options and restricted share awards will vest. Ms. Levine is subject to the Non-Competition Agreement. See 'Certain Relationships and Related Transactions--Non-Competition Agreement.'

     Brian J. Gallagher Employment Agreement. Mr. Gallagher entered into an employment agreement with the Company (the 'Gallagher Employment Agreement'), effective as of consummation of the Formation Transactions, providing for, among other things: (i) a three year term and an initial base salary of $150,000; (ii) a minimum of 10% of the annual bonus pool, with the amount of the Company's annual bonus pool to be determined in the discretion of the Board of Directors; and (iii) the grant of options to acquire 25,000 shares of Common Stock under the Stock Option Plan, which options vest 33 1/3% on each of the first, second and third anniversaries of the date of grant. In addition, upon consummation of the Offering, the Company will lend on a non-recourse basis to Mr. Gallagher $50,000, the proceeds of which will be used to simultaneously purchase newly issued Common Stock at the public offering price.

     Each of the employment agreements is governed by the laws of the State of New York. Under New York law, a company cannot specifically enforce an employment agreement with respect to continued services but may sue for money damages and seek other relief in the event that an employee materially breaches its employment agreement.

     Although the Company does not expect to enter into an employment agreement with Mr. Pilevsky, Mr. Pilevsky will have a significant ownership interest in the Company through his ownership of 18,176 shares of Common Stock and 962,324 Units representing in the aggregate approximately 16.9% of the outstanding shares of Common Stock (or interests redeemable therefor) after giving effect to the Offering, and options to purchase 240,000 shares of Common Stock which vest over a three-year period. In addition, Mr. Pilevsky has agreed to conduct all of his future retail shopping center activities through the Company, subject to certain exceptions. See 'Certain Relationships and Related

Transactions--Non-Competition Agreement.'

STOCK OPTION PLAN

     Effective upon consummation of the Formation Transactions, the Company adopted the Stock Option Plan for the purpose of attracting, retaining and maximizing the performance of executive officers, key employees and directors, providing a direct link between the compensation of such individuals and increases in shareholder value. A total of 852,550 shares of the authorized shares of Common Stock (subject to adjustment) have been reserved by the Company for issuance of awards under the Stock Option Plan. The Stock Option Plan has a term of ten years.

     The Stock Option Plan provides for the grant of 'incentive stock options' within the meaning of Section 422 of the Code, non-qualified stock options, and restricted stock awards. The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The exercise price for incentive stock options and non-qualified options may not be less than 100% of the fair market value of shares of Common Stock on the date of grant (110% of fair market value in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's issued and outstanding shares of Common Stock).

     Options granted under the Stock Option Plan may not have a term of more than ten years (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's issued and outstanding shares of Common Stock) and vest ratably over a five-year period, unless otherwise provided in an agreement with an optionee. Exercisable options terminate three months after the optionee's termination of employment by the Company for any reason other than death, disability or retirement unless otherwise provided in an agreement with an optionee; non-exercisable options expire on the date employment terminates. If the optionee's employment terminates because of death, disability or retirement, then exercisable options shall remain exercisable for the remainder of their term. Options are subject to certain restrictions on transfer.

     To the extent that the aggregate fair market value of stock with respect to which 'incentive stock options' (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Stock Option Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified stock options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of stock shall be determined as of the time that the option with respect to such stock is granted.

     Effective January 1, 1998, the Board of Directors granted options, each with a ten-year term, to purchase up to 654,000 shares of Common Stock at the public offering price to the following directors, executive officers and employees of the Company and certain senior employees of the Management Company. The number of options granted and exercise prices of all outstanding options reflect adjustments made in connection with the Offering.

NAME                                                                            OPTIONS GRANTED
-----------------------------------------------------------------------------   ---------------
Philip Pilevsky..............................................................       240,000(1)
Louis J. Petra...............................................................       100,000(2)
Sheila Levine................................................................       100,000(1)
Brian J. Gallagher...........................................................        25,000(1)
Andrew Aberham...............................................................         5,000(1)
A.F. Petrocelli..............................................................        10,000(1)
Elise Jaffe..................................................................        10,000(1)
Robert Grimes................................................................        10,000(1)
Arnold S. Penner.............................................................        10,000(1)
Management Company employees.................................................       136,000(1)(3)
Other employees..............................................................         8,000(1)
                                                                                ---------------
Total........................................................................       654,000
                                                                                ---------------
                                                                                ---------------

------------------
(1) Options will vest 33 1/3% on each of the first, second and third anniversaries of the date of grant.
(2) Options will vest 25% on December 31 of each of 1999, 2000, 2001 and 2002.
(3) Options granted to certain senior employees of the Management Company whom the Company anticipates will become employees of the Company upon the integration of property management services.

     The Stock Option Plan also provides for restricted stock awards which consist of grants of shares of Common Stock subject to a period during which the restricted shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, mortgaged, pledged or otherwise encumbered. At this time the Board of Directors has not granted, and does not have any plans to grant, restricted shares of Common Stock.

401(K) PLAN

     The Company intends to establish a 401(k) Savings and Retirement Plan (the '401(k) Plan') to cover eligible employees of the Company and any designated affiliates.

     The 401(k) Plan will permit eligible employees of the Company (and any designated affiliate) to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals will be immediately fully vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently does not intend to make matching contributions to the 401(k) Plan; however, it will reserve the right to make matching contributions and/or discretionary profit sharing contributions in the future.


     The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned thereon, will not be taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

INDEMNIFICATION

     For a description of the limitation of liability and indemnification rights of the Company's officers and directors, see 'Certain Provisions of Maryland Law and of the Company's Charter and By-Laws.'

              FORMATION TRANSACTIONS AND STRUCTURE OF THE COMPANY

FORMATION TRANSACTIONS

     The Company, the Operating Partnership, the other formation entities and their partners or members consummated the Formation Transactions on December 31, 1997 to enable the Company to continue and expand the shopping center business of the Philips Group, to enable the Company to comply with certain requirements under the federal income tax laws and regulations applicable to REITs, to facilitate potential securitized financings, to gain certain tax advantages for the existing owners of the Properties and to insulate each Property from the liabilities of the other Properties. The Formation Transactions are as follows:

          (i) Pursuant to the Contribution and Exchange Agreement dated as of August 11, 1997, among the Company, the Operating Partnership, National Properties Investment Trust ('National'), and the other parties named therein, as amended by Amendment No. 1, dated as of December 29, 1997 (the 'Contribution and Exchange Agreement'):

             (a) the contributing parties contributed either fee title, together with any existing indebtedness relating thereto, to the Operating Partnership's designee, a newly formed limited partnership (in which the Company owns indirectly a 0.01% general partnership interest through wholly-owned subsidiaries of the Company (the 'Philips Subs')) or all of their partnership interests or membership interests in the entities holding fee title to the Properties in exchange for Units;

             (b) any cash collateral posted by a contributing party as security for indebtedness assumed by the Operating Partnership in connection with the Formation Transactions was contributed to the Operating Partnership or its designated affiliates and remained as cash collateral for such indebtedness and the relevant contributing parties were credited (in the form of additional Units) for such contribution;

             (c) The Company purchased The Shoppes at Lake Mary Property from National (the 'National Property') in exchange for 54,563 shares of Common Stock and the assumption of approximately $542,000 of debt;

             (d) National dividended approximately 40,922 of such shares of

        Common Stock to its shareholders on a pro rata basis and retained approximately 13,641 shares of Common Stock for working capital purposes; and

             (e) Certain trustees of National (the 'Trustees') received 8,526 shares of Common Stock (the 'Trustees Stock' and together with the Warrants, the 'Trustees Securities') and Warrants to purchase 13,641 shares of Common Stock in consideration of their efforts on behalf of National to arrange and carry out the Formation Transactions and their agreement to vote their National shares in favor of the related agreements;

          (ii) Mr. Pilevsky purchased 18,176 shares of Common Stock for a total purchase price of $533,000;

          (iii) Ms. Levine, as Chief Operating Officer and Executive Vice President, and Messrs. Petra and Gallagher, as President and Chief Financial Officer, respectively, each entered into an employment agreement with the Company;

          (iv) The Company contributed its fee title interest in the National Property (together with the cash received from Mr. Pilevsky in connection with his purchase of Common Stock) to the Operating Partnership in exchange for its initial 3.2% non-managing general partnership interest therein;

          (v) Philips International Realty, LLC, a Delaware limited liability company whose sole member is Mr. Pilevsky (the 'Interim Managing General Partner'), made a pro rata contribution to the Operating Partnership and to each of the Property Partnerships in exchange for its 0.001% managing general partnership interest therein or managing member interest therein;

          (vi) The Company made capital contributions upon the consummation of the Formation Transactions to the Philips Subs to enable them to be 0.01% owners of the Property Partnerships, as general partner or managing member;

          (vii) In order to permit the Unitholders to defer the recognition of gain for federal income tax purposes, the Unitholders either (A) entered into an agreement with the Operating Partnership whereby such Unitholder agreed to restore any deficit in such Unitholder's capital account for federal income tax purposes upon a liquidation of the Operating Partnership or the liquidation of such Unitholder's interest in the Operating Partnership, or (B) executed a guarantee of the last dollar portion of secured or unsecured indebtedness of the Operating Partnership within the meaning of the Treasury Regulations promulgated under Section 752 of the Code;

          (viii) The Company and the Operating Partnership entered into the Management Agreement with the Management Company; and

          (ix) Mr. Pilevsky, Ms. Levine and the Management Company entered into the Non-Competition Agreement with the Company.


     On April   , 1998, the Company authorized a 1.7051 for 1 split of its
Common Stock to be effected immediately prior to the consummation of the Offering. As a result, the number of outstanding shares of Common Stock will increase to 81,265, the number of outstanding Units will increase to 2,472,395, the number of outstanding stock options (none of which are currently vested) will increase to 654,000 and the number of shares of Common Stock subject to outstanding Warrants will increase to 13,641.

     Upon consummation of the Offering, the Interim Managing General Partner will be deemed to have withdrawn from the Operating Partnership and each of the Property Partnerships and the Company will be entitled to exercise in full the rights and responsibilities to manage the business and affairs of the Operating Partnership as sole general partner under the Partnership Agreement.

     In connection with the Formation Transactions, Mr. Pilevsky and Ms. Levine have made certain representations and warranties in favor of the Company concerning the Properties and have agreed to indemnify the Company against breaches of such representations and warranties with respect to claims made on or before the first anniversary of the consummation of the Offering. The indemnification obligations of Mr. Pilevsky and Ms. Levine will be subject to a maximum liability equal to 1,236,198 Units received by them in the Formation Transactions, which constitute approximately 50% of the total Units issued to all parties in connection with the Formation Transactions.

BENEFITS OF THE FORMATION TRANSACTIONS TO CERTAIN PARTIES

     Mr. Pilevsky and Ms. Levine proposed the Formation Transactions and the Offering to the Philips Group based on their belief that the benefits of the organization of the Company for the Philips Group outweighed the detriments. Such benefits include:

          o improved liquidity of their interests in the Properties and increased diversification of investment with deferral of the tax consequences of the contribution of their interests in the Properties to the Operating Partnership;

          o the release and/or indemnification by the Company of various members of the Philips Group, including Mr. Pilevsky, with respect to the assumed indebtedness and certain guarantees and indemnities in connection with such indebtedness;

          o receipt by Mr. Pilevsky and Ms. Levine of options to purchase Common Stock, each as an executive officer of the Company, and the employment agreement entered into with Ms. Levine providing for an annual salary, bonus and other benefits for her services; and

          o the Management Agreement, which provides a fee to the Management Company, owned by Mr. Pilevsky and Ms. Levine, in connection with management of the Properties. In addition, certain senior employees of the Management Company, whom the Company currently anticipates will become employees of the Company upon the integration of the services provided by the Management Company, received options to purchase Common Stock.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the Company's shareholders. Any such change would be made by the Board of Directors, however, only after a review and analysis of such change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in the best interest of the Company and its shareholders. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.

INVESTMENT OBJECTIVES AND POLICIES

     In general, the Company's investment objectives are: (i) to increase the value of the Company through increases in the cash flows and values of the Properties (and any shopping centers or related properties hereafter acquired, developed or expanded); (ii) to achieve long-term capital appreciation, and preserve and protect the value of its interest in the Properties (and any shopping centers or related properties hereafter acquired, developed or expanded); and (iii) to provide quarterly or other periodic cash distributions, a portion of which is expected to constitute a nontaxable return of capital because it will exceed the Company's current and accumulated earnings and profits, as well as to provide growth in distributions over time.

REAL ESTATE INVESTMENT POLICIES AND CRITERIA

     The Company plans to invest primarily in neighborhood and community retail properties in major metropolitan and suburban areas. In connection with future acquisitions, the Company will analyze various factors, including the location of the property, its redevelopment potential, occupancy levels and the tenant roster, quality of construction and other factors that affect the long-term value and potential of the property.

DISPOSITIONS

     The Company has no current intention to dispose of any of the Properties, although it reserves the right to do so if, based upon its periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company.

OTHER INVESTMENTS

     Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, the Company may also invest in securities of entities engaged in real estate activities or securities of other issuers. See 'Federal Income Tax Considerations.' The Company may also invest in the securities of other issuers in connection with acquisitions of indirect interest in properties (normally general or limited partnership interests in special purpose partnerships owning properties). The Company may in the future acquire some, all or substantially all of the securities or assets of, or may capitalize or recapitalize, other REITs or similar entities where such investment would be consistent with the Company's investment policies. However, the Company does not anticipate investing in issuers of securities (other than REITs in order to acquire interests in real property) for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. The Company may also acquire loans secured by properties, including properties that the Company desires to ultimately acquire. In addition, the Company may acquire minority or controlling joint venture interests in properties. In any event, the Company does not intend that its investments in securities will require the Company to register as an 'investment company' under the Investment Company Act of 1940, and the Company intends to divest securities before any such registration would be required. The Company has not and does not intend to engage in material trading, underwriting, agency distribution or sale of securities of other issuers.

FINANCING

     Upon the consummation of the Offering, the Company will have a ratio of debt to total market capitalization of approximately 23.3%. See 'Capitalization' and the Company's Pro Forma Condensed Financial Statements elsewhere in this Prospectus. The Company presently intends to maintain a ratio of debt to total market capitalization of not more than 50% after completion of the Offering. No assurance can be given in this regard, however, and the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. The Company may from time to time reevaluate its debt financing policy accordingly. As a result, the Company may increase its ratio of debt to total market capitalization beyond the limits described above. See 'Risk Factors--Real Estate Financing Risks--No Limitation on Debt.' If the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed income), or a combination of these methods.

     Indebtedness incurred by the Company may be in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the Property. Such indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, such recourse may include the Company's general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, the Company may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or may refinance properties acquired on a leveraged basis. The proceeds from any borrowings by the Company may be used for working capital, to purchase additional partnership interests in partnerships or joint ventures in which the Company participates, to refinance existing indebtedness or to finance acquisitions, expansion or development of new properties. The Company may also incur indebtedness for other purposes when, in the opinion of the Board of

Directors, it is advisable to do so. In addition, the expected size of the Company's distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances associated with renewal or replacement of current tenants as their leases expire and (ii) the retirement of all of its debt when due, and therefore, the Company may borrow to meet the taxable income distribution requirements under the Code if the Company does not have sufficient cash available to meet those distribution requirements.

     The Company intends to access a number of capital sources to fund its future acquisition, development and expansion programs. These capital sources may include undistributed cash flow, borrowings under the Credit Facility, proceeds from bank and/or institutional long-term mortgage financing, construction financing to facilitate development activities, as well as proceeds from the issuance of other equity or debt securities.

     The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments may, and usually do, limit additional indebtedness on such properties.

EQUITY CAPITAL

     The Board of Directors has the authority, without shareholder approval, to issue additional shares of Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to shares of Common Stock or other shares of Capital Stock issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company. Although it has no current plans to do so, the Company may in the future issues securities in connection with acquisitions.

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves in amounts that the Board of Directors determines from time to time to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

ANNUAL REPORTS

     The Company will issue annual reports, and other reports to shareholders, as required by the United States securities laws, and will include annual financial statements certified by independent public accountants.

OTHER POLICIES

     The Company may, under certain circumstances, purchase shares of Common Stock in the open market or in private transactions with its shareholders, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any such shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT. The Company may also institute dividend reinvestment programs.

     The Company has adopted certain policies to reduce or eliminate potential conflicts of interest. Any transaction between the Company and the Philips Group must be approved by a majority of the Independent Directors. In addition, the Company has adopted a policy prohibiting any loans from the Company to the Philips Group. Except as set forth above and the other transactions described herein between the Company and such parties, any transaction between the Company and any officer or director or principal shareholder (including any loan to or borrowing from any such officer, director or principal shareholder or any acquisition of assets or other property from or sale of assets or other property to any such officer, director or principal shareholder) must be approved by a majority of the disinterested directors.

     The Company's policies with respect to all activities described may be reviewed and modified from time to time by the Board of Directors without the vote of the shareholders and the Board of Directors may, without the approval of shareholders, alter the Company's investment, acquisition, financing and other policies if it determines in the future that such a change is in the best interest of the Company and its shareholders.

     At all times, however, the Company intends to make investments in such a manner as to be consistent with the requirement of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors, with the consent of a majority of the holders of the Common Stock, determines to revoke the Company's REIT election.

                 PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

     The following summary of the Agreement of Limited Partnership of the Operating Partnership (the 'Partnership Agreement') and the descriptions of certain provisions set forth elsewhere in this Prospectus are qualified in their entirety by reference to the Partnership Agreement, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Partnership Agreement may be examined, and copies obtained, as set forth under the caption 'Additional Information.'

MANAGEMENT

     The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Generally, upon consummation of the Offering, the Company, as the general partner of the Operating Partnership, will have full and exclusive responsibility and discretion in the management and control of the Operating Partnership. The Unitholders, as limited partners of the Operating Partnership, have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law. However, until such time prior to December 31, 1998 (the first anniversary of the consummation of the Formation Transactions) as the Company owns 67% of the partnership interests in the Operating Partnership, and thereafter until such time as the Company owns 60% of the partnership interests in the Operating Partnership, the consent of the holders of at least 51% of the Units held by limited partners will be required to: (i) engage in a Termination Transaction (as defined herein); (ii) dissolve, liquidate or wind-up the Operating Partnership; (iii) change the nature of the business of the Operating Partnership; or (iv) admit, remove or retain a general partner. Following consummation of the Offering, the Company will own approximately a 74.8% partnership interest in the Operating Partnership.

     Until consummation of the Offering, the Interim Managing General Partner shall have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The sole manager and member of the Interim Managing General Partner is Mr. Pilevsky. Upon consummation of the Offering, the Interim Managing General Partner will be deemed to have withdrawn from the Operating Partnership and the Company will be entitled to exercise in full the rights and responsibilities to manage the business and affairs of the Operating Partnership as sole general partner under the Partnership Agreement.

RIGHTS OF THE LIMITED PARTNERS

     In addition to the rights accorded the limited partners discussed under '--Management', '--Transferability of Interests' and '--Termination Transactions,' the limited partners have certain rights with respect to amendments to the Partnership Agreement. Other than with respect to certain nonmaterial or ministerial amendments, until such time prior to December 31, 1998 (the first anniversary of the consummation of the Formation Transactions) as the Company owns 67% of the partnership interests in the Operating Partnership, and thereafter until such time as the Company owns 60% of the partnership interests in the Operating Partnership, the written consent of holders of at least 51% of the Units held by limited partners is required to amend the Partnership Agreement. The foregoing notwithstanding, the written consent of all the limited partners is required to: (i) increase the obligation of any limited partner to make contributions to the capital of the Operating Partnership; (ii) modify the order of certain allocations of distributions among the partners (other than as specifically provided for therein); (iii) change the Operating Partnership to a general partnership; (iv) reduce the percentage of limited partners required to consent to any matter in the Partnership Agreement;
(v) amend certain provisions in any manner that prohibits or restricts the ability of a limited partner to exercise its redemption rights in full; (vi) amend certain 'fair price' provisions applicable as a result of a Termination Transaction; or (vii) amend the percentage requirements for amending the Partnership Agreement.

INDEMNIFICATION AND FIDUCIARY STANDARDS

     The Partnership Agreement provides that the general partner and its affiliates, officers, directors, agents and employees shall not be liable for damages or otherwise to the Operating Partnership or any of the partners or their successors or assigns for any acts or omissions performed or omitted within the scope of its authority as general partner, or otherwise conferred on the general partner and such affiliates, officers, directors, agents and employees by the Partnership Agreement, so long as such acts or omissions are taken or omitted in good faith and do not involve willful misconduct or gross negligence and are otherwise consistent with the general partner's fiduciary duties of care and loyalty imposed on directors of a corporation formed under the laws of the State of Delaware as set forth in the General Corporation Law of the State of Delaware and construed by the courts of the State of Delaware. The Partnership Agreement also provides that all such individuals and their respective successors, executors, administrators and personal representatives will be indemnified and held harmless by the Operating Partnership for any loss, liability or expense incurred as a result of any act or omission concerning the business or activities of the Operating Partnership or the general partner provided such act or omission was not in violation of any term or provision of the Partnership Agreement. The Partnership Agreement further provides that each partner will indemnify the Operating Partnership if the Operating Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any partner's personal obligations or liabilities unrelated to Partnership business. The liability of a partner pursuant to the indemnity referred to in the immediately preceding sentence is not limited to such partner's Units but is enforceable against such partner personally.

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 51% of the Units, subject to certain provisions described under '--Termination Transactions.' Pursuant to the Partnership Agreement, the Unitholders have agreed, other than pursuant to the redemption provisions, not to sell, assign, transfer, pledge, encumber or in any manner dispose of all or any of their interest in the Operating Partnership without the consent of the Company, which consent may not be unreasonably withheld. However, each of the Unitholders has the right, upon prior written notice to the general partner and subject to applicable securities laws, to (i) pledge or otherwise encumber all or any portion of its interest in the Operating Partnership to an unrelated lender as security for a bona fide obligation (subject, however, to applicable securities laws) and/or (ii) transfer all or any portion of its interest in the Operating Partnership to immediate family members and trusts for the benefit of the members of its immediate family for estate and/or gift tax purposes.

TERMINATION TRANSACTIONS

     The Partnership Agreement provides that the Company may not engage in any Termination Transaction unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock into which each Unit is convertible and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

     A 'Termination Transaction' means the Company's merger, consolidation or other combination with or into another person, the Company's sale of all or substantially all of its assets or any reclassification, recapitalization or change of the Company's outstanding equity interests.

     The Company may also merge or otherwise combine its assets with another entity if the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership (in each case, the 'Surviving Partnership'); (ii) the limited partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Operating Partnership and the relative fair market value of the other net assets of the Surviving Partnerships immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the limited partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the limited partners include the right to exchange their interests in the Surviving Partnership for at least one of the following: (a) the consideration available to such persons pursuant to the preceding paragraph, or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock. For purposes of this paragraph, the determination of relative fair market values and rights, preferences and privileges of the limited partners shall be reasonably determined by the Company's Board of Directors as of the time of the Termination Transaction and, to the extent applicable, the values shall be no less favorable to the limited partners than the relative values reflected in the terms of the Termination Transaction.

CAPITAL CONTRIBUTIONS

     The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public debt offerings and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may raise such additional funds pursuant to the issuance of Capital Stock and contribute the net amount of cash so raised as an additional capital contribution to the Operating Partnership. If the Company contributes additional capital to the Operating Partnership, the Company's partnership interests in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company, unless limited partners contribute their pro rata share of the required funds. Limited partners have no preemptive right to make additional capital contributions. In addition, the Company may contribute the stock, assets or other consideration it receives in connection with any merger, consolidation or other acquisition to the capital of the Operating Partnership in exchange for additional partnership interests in the Operating Partnership.

ADDITIONAL CLASSES OF UNITS

     The general partner is allowed under the Partnership Agreement to create and issue additional classes of Operating Partnership Units to new or existing limited partners with such terms, preferences, conversion or other rights, voting powers, restrictions, allocations, distribution rights, qualifications and terms or conditions or redemption as the general partner determines is in the best commercial interest of the Operating Partnership (which could be either more or less favorable to the holders thereof than the currently outstanding Units).

AWARDS UNDER STOCK OPTION PLANS

     If options granted in connection with stock option plans of the Company are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional capital contribution the exercise price received by the Company in connection with the issuance of shares of Common Stock to such exercising participant. Although the

Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, for purposes of recalculating the Company's partnership interest the Company will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising party.

REDEMPTION RIGHTS

     Units are redeemable, subject to certain lock-up agreements, beginning on December 31, 1998 (the first anniversary of the consummation of the Formation Transactions), at the holder's request; such Units will be redeemed, at the Company's option and in its sole discretion, either for shares of Common Stock on a one-for-one basis (subject to certain anti-dilution adjustments and exceptions) and/or cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of redemption), provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in a Unitholder beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit or Mr. Pilevsky beneficially or constructively owning shares of Common Stock in excess of the Philips Ownership Limit. See 'Description of Capital Stock--Restrictions on Ownership and Transfer.'

REGISTRATION RIGHTS

     For a description of certain registration rights held by the Unitholders, see 'Shares Eligible for Future Sale--Registration Rights.'

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership. The net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations.

OPERATIONS

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal income tax purposes. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests.

DUTIES AND CONFLICTS

     The Partnership Agreement generally provides that all business activities of the Company, including all activities pertaining to the acquisition, development, management and operation of any real properties, must be conducted through the Operating Partnership.

TERM

     The Operating Partnership will continue in full force and effect until December 31, 2097, unless a majority in interest elects to continue the Partnership, or unless sooner dissolved pursuant to the terms of the Partnership Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of the Company (or members of their immediate families) and persons who will hold more than 5% of the outstanding shares of Common Stock (or interests redeemable therefor) have direct or indirect interests in transactions which have been or will be consummated by the Company, including the transfer of certain Properties (and entities owning Properties) to the Company. See 'Formation Transactions and Structure of the Company.'

     The summaries of the following agreements are qualified in their entirety by reference to the terms of the respective agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Copies of these agreements may be examined, and copies obtained, as set forth under the caption 'Additional Information.'

MANAGEMENT AGREEMENT

     Pursuant to the Management Agreement, under the direction of the executive officers, the Management Company provides property management and leasing services for the Properties, including, among other things, (i) operating, leasing and maintaining the Properties; (ii) the collection of rents; and (iii) overseeing the construction of improvements and additions to the Properties. The Management Company receives a management fee from the Company equal to 3% of gross rental collections received from the Properties, leasing commissions (not to exceed local current market rates) and a construction supervisory fee (up to 10% of the cost of a project) with regard to tenant improvements and construction matters relating to the Properties. In addition, the Management Company is reimbursed for out-of-pocket expenses.

     The Management Agreement has an initial term of three years, commencing December 31, 1997, subject to automatic one-year renewals. The Management Agreement may be terminated by the Company, at any time, (i) in whole or in part, upon thirty days' written notice, in the event that the Company elects to perform one or more of such management functions on an 'in-house' basis (with a commensurate reduction in fees), and (ii) in whole, immediately, upon the occurrence of certain other events, including upon the gross negligence or willful misconduct of the Management Company, or if all or substantially all of the Properties are sold.

     This agreement enables the Company to utilize the Philips Group's infrastructure on a cost-effective basis. Going forward, the Company is committed to internalize property management functions as its portfolio grows. Based on the Company's current business plan, the Company expects to become a fully integrated, self-managed operation within 24 months following the consummation of the Offering. The Management Company is owned and controlled by Mr. Pilevsky and Ms. Levine who have agreed not to receive any remuneration or consideration of any kind in connection with the Company's integration of property management services.

     The Company has granted options under the Stock Option Plan to certain senior employees of the Management Company who are actively involved in the management of the Properties and whom the Company anticipates will join the

Company upon integration of the property management services.

EXCLUDED PROPERTIES

     Mr. Pilevsky and Ms. Levine have economic interests in certain retail properties which were not transferred to the Company in the Formation Transactions (the 'Excluded Properties'). The Excluded Properties were not included in the Company's portfolio either because of the inability to obtain necessary partnership and lender consents or the asset profile being inconsistent with the Company's criteria. The Excluded Properties consist of 17 properties aggregating approximately 2.4 million square feet of GLA located outside the Company's existing markets and 21 properties aggregating approximately 1.9 million square feet of GLA and two development sites located within the Company's existing markets (in each case excluding non-retail properties and retail properties with less than 10,000 leasable square feet). The Company believes that only two Excluded Properties, located in Uniondale and Massapequa, New York, are potentially competitive with two Properties (specifically, with Merrick Commons and Meadowbrook Commons, respectively). These properties were not included in the Company's portfolio because partnership consents could not be obtained. Fourteen of the Excluded Properties are managed by the Management Company.

     Mr. Pilevsky, Ms. Levine and the Management Company will conduct all their future retail shopping center activities in accordance with the Non-Competition Agreement. In addition, Mr. Pilevsky has granted the Company a right of first refusal on the sale or transfer by Mr. Pilevsky of his partnership interest in any of the Excluded Properties, except for a transfer of Mr. Pilevsky's interest to an existing partner of such property or a family member, or a sale of the entire property, in which case Mr. Pilevsky will use reasonable efforts to cause such property to be offered to the Company.

NON-COMPETITION AGREEMENT

     Mr. Pilevsky, Ms. Levine and the Management Company have agreed pursuant to the Non-Competition Agreement to conduct all their future retail shopping center activities through the Company, except for their activities with respect to the Excluded Properties and retail properties under twenty thousand square feet. The Non-Competition Agreement is in effect until such time as (i) neither Mr. Pilevsky nor Ms. Levine owns beneficially more than 15% of the outstanding shares of Common Stock (including interests redeemable therefor) and (ii) one year has lapsed since the Management Agreement has been terminated and neither Mr. Pilevsky nor Ms. Levine is a director or executive officer of the Company. In addition, in the event that at any time after December 31, 2002, Ms. Levine is neither a director or executive officer of the Company for at least one year, nor owns beneficially more than five percent of the outstanding shares of Common Stock (including interests redeemable therefor), then the Non-Competition Agreement will terminate as to Ms. Levine.

TERMS OF TRANSFERS

     The terms of the transfers of the Properties (or entities owning the Properties) to the Company by the contributing partnerships were not determined through arm's-length negotiations. Mr. Pilevsky had a substantial economic interest in the entities transferring the Properties. See 'Risk
Factors--Conflicts of Interests' and 'Formation Transactions and Structure of the Company.'

REGISTRATION RIGHTS

     For a description of certain registration rights held by the Unitholders, see 'Shares Eligible for Future Sale--Registration Rights.'

PARTNERSHIP AGREEMENT

     Concurrently with the consummation of the Formation Transactions, the Company entered into the Partnership Agreement with the various limited partners of the Operating Partnership. The Interim Managing General Partner, solely owned by Mr. Pilevsky, is the managing general partner of the Operating Partnership and each Property Partnership until the consummation of the Offering. See 'Partnership Agreement of Operating Partnership.' Mr. Pilevsky and Ms. Levine, who are limited partners of the Operating Partnership, are directors and officers of the Company.

MISCELLANEOUS

     Jeffrey Levine, the husband of Ms. Levine, is a partner at the accounting firm of Chassin Levine Rosen & Company, LLP which firm has in the past provided accounting and consulting services with respect to the entities owning certain of the Properties and is likely to provide similar services to the Company and the Management Company in the future. During the 12-month period ended December 31, 1997, the entities owning the Properties paid an aggregate of approximately $270,000 in fees to Chassin Levine Rosen & Company, LLP.

     Elise Jaffe, a Director of the Company, is also the Senior Executive Vice President of Real Estate for Dress Barn, Inc., a tenant of certain of the Properties and of certain of the Excluded Properties. During the 12-month period ended December 31, 1997, Dress Barn, Inc. paid an aggregate of approximately $379,000 in rent under leases for certain of the Properties.

     Upon consummation of the Offering, pursuant to the Petra Employment Agreement and Gallagher Employment Agreement, the Company will lend on a non-recourse basis to Messrs. Petra and Gallagher $1,000,000 and $50,000, respectively, the proceeds of which will be used to simultaneously purchase newly issued Common Stock at the public offering price. These loans will be forgiven in equal installments pursuant to the terms of the respective employment agreements. See 'Management--Employment Agreements--Louis J. Petra Employment Agreement' and '--Brian J. Gallagher Employment Agreement.'

     Mr. Pilevsky pledged cash collateral and Units to secure certain interim financing in connection with the Formation Transactions. Such collateral will be released upon the consummation of the Offering and the repayment of the related indebtedness from the net proceeds of the Offering.

BENEFITS OF THE FORMATION TRANSACTIONS TO CERTAIN EXECUTIVE OFFICERS AND THE PHILIPS GROUP


     In connection with the Formation Transactions, Mr. Pilevsky received Units and Ms. Levine received Units and certain benefits under her employment agreement with the Company. In addition, Mr. Pilevsky and Ms. Levine received options under the Stock Option Plan and other members of the Philips Group received benefits in connection with the Formation Transactions. See 'Formation Transactions and the Structure of the Company-- Benefits of the Formation Transactions to Certain Parties.'

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information at March 1, 1998, giving effect to the Offering, regarding the beneficial ownership of shares of Common Stock (including Common Stock that may be issued upon redemption of Units on an as redeemed basis) for (i) each person who is expected to be the beneficial owner of more than a 5% interest in the Company, (ii) each director and executive officer of the Company who beneficially owns Common Stock and (iii) the directors and executive officers of the Company as a group. Except as noted below, each person has full voting and investment power over the shares indicated. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. The extent to which a person will hold Common Stock directly, as opposed to Units, is set forth in the footnotes below. The address of each person named below is the Company's principal executive office.

                                                                     NUMBER OF
                                                                       SHARES       PERCENTAGE OF     PERCENTAGE OF
                                                                    BENEFICIALLY     ALL COMMON      ALL COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNED(1)        STOCK(2)       AND UNITS(1)(3)
-----------------------------------------------------------------   ------------    -------------    ----------------
Philip Pilevsky..................................................      1,659,035(4)      18.5%             16.9%
Louis J. Petra...................................................         50,000(5)       0.7               0.5
Sheila Levine....................................................        195,551(6)       2.6               2.0
Brian J. Gallagher...............................................          2,500(5)        --                --
Robert Grimes....................................................             --           --                --
Elise Jaffe......................................................             --           --                --
Arnold S. Penner.................................................             --           --                --
A.F. Petrocelli..................................................             --           --                --
All directors and executive officers as a group (9 persons)......      1,907,086         20.8%             19.4%

------------------
(1) Excludes options under the Stock Option Plan to purchase up to 654,000 shares of Common Stock granted to executive officers, directors and employees of the Company and certain senior employees of the Management Company.

(2) Assumes that all Units beneficially held by the identified person (and no other person) are redeemed for Common Stock, and the Warrants are all exercised for Common Stock.


(3) Assumes that all outstanding Units are redeemed for Common Stock (although such Units are not redeemable until December 31, 1998), and the Warrants are all exercised for Common Stock.

(4) Represents 18,176 shares of Common Stock and 1,640,859 Units.

(5) Represents restricted shares. See 'Management--Employment Agreements.'

(6) Represents 195,551 Units.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms of the Company's Capital Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See 'Additional Information.'

GENERAL

     The authorized Capital Stock of the Company consists of 150,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $.01 per share ('Preferred Stock') of which 1,940 shares have been classified as Series A Preferred Stock. A 1.7051 for 1 Common Stock split will be effective immediately prior to consummation of the Offering. Upon consummation of the Offering, 7,333,765 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding.

COMMON STOCK

     Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit and subject to the rights of holders of Preferred Stock, if any, to a class vote under certain circumstances. Holders of shares of Common Stock will have no preemptive rights or cumulative voting rights. All shares of Common Stock to be issued and outstanding following the consummation of the Offering will be duly authorized, fully paid and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. See 'Distribution Policy.'

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status as general partner of the Operating Partnership.

PREFERRED STOCK

     The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Since the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

     Series A Preferred Stock. The following description of the Series A Preferred Stock and the descriptions of certain provisions set forth elsewhere in this Prospectus are qualified in their entirety by reference to the Articles

Supplementary of the Series A Preferred Stock (the 'Articles Supplementary'), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Articles Supplementary may be examined, and copies obtained, as set forth under the caption 'Additional Information.'

     In connection with the Formation Transactions, a series of 1,940 shares of convertible redeemable Series A Preferred Stock of the Company was created and issued to Prudential Securities Incorporated, with a stated value of $1,000.00 per share (the 'Stated Value'). The Series A Preferred Stock is convertible (based on its liquidation preference) into Common Stock at any time following the six month anniversary of the date of issuance. The 1,940 shares of Series A Preferred Stock is convertible into 66,158 shares of Common Stock. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears, at a rate per annum of nine percent (9%). If any dividend is not declared or paid on any scheduled dividend payment date, interest shall accrue on the amount of such accrued and unpaid dividend at the rate per annum of nine percent (9%) until such time as such accrued and unpaid dividend is paid in full, such interest to be paid concurrently with the payment of such accrued and unpaid dividends. No cash dividends shall be payable on the Common Stock unless and until all accrued and unpaid dividends (together with accrued interest thereon) have been paid in full on the Series A Preferred Stock.

     The Company shall have the right (by notice at least three business days prior to such occurrence) to redeem all (but not less than all) of the shares of Series A Preferred Stock outstanding upon the occurrence of an offering with proceeds of at least $25 million (which includes this Offering), any capital reorganization or reclassification of the capital stock of the Company or consolidation or merger of the Company (in which the Company is not the surviving corporation) with, or sale of all or substantially all of its assets to, another person or entity, at a redemption price equal to the liquidation preference, unless the holder elects to convert the shares of Series A Preferred Stock into Common Stock on or prior to the date fixed for redemption. If the date fixed for redemption is prior to the six month anniversary of the date of issuance of the Series A Preferred Stock, the holder may still elect to convert all of the shares of Series A Preferred Stock prior to such date; provided, however, that the actual conversion date shall not be until the six month anniversary date of the issuance of the Series A Preferred Stock.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to have set apart for them, or to be paid out of the assets of the Company, before any distribution is made to or set apart for the holders of the Common Stock, an amount in cash equal to the Stated Value per share plus any accrued but unpaid dividends thereon (including interest earned thereon, if any).

     Except as otherwise specifically provided by the MGCL, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matters required or permitted to be submitted to the shareholders of the Company for their approval. While any shares of Series A Preferred Stock are outstanding, the Company shall not alter or change the rights or preferences, including the dividend, liquidation or voting rights, or the amendment or consent provisions, of the Series A Preferred Stock without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock. Any such alteration or change in the rights or preferences of the Series A Preferred Stock would necessitate an amendment to the Charter of the Company, which requires approval by the shareholders of the Company by the affirmative vote of a majority of all votes entitled to be cast on the matter.

     In the event any shares of Series A Preferred Stock shall be converted or redeemed, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Company as Series A Preferred Stock.

     As long as any shares of the Series A Preferred Stock are outstanding, the Company may not issue additional shares of Preferred Stock whose rights, preferences, powers, privileges and restrictions, qualifications and limitations are senior to the Series A Preferred Stock without the consent of the holders of two-thirds of the Series A Preferred Stock.

     Upon consummation of the Offering, the Company will redeem the Series A Preferred Stock, for $1.94 million in cash plus accrued and unpaid dividends, from the net proceeds of the Offering.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Ownership Limits. The Charter contains certain restrictions on the number of shares of Capital Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of Capital Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. The Capital Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Since the Company expects to qualify as a REIT, the Charter contains restrictions on the acquisition of Capital Stock intended to ensure compliance with these requirements.

     The Charter, subject to certain exceptions, provides that no holder may own or be deemed to own by virtue of the attribution provisions of the Code, more than 6.5% (by number of shares or value, whichever is more restrictive) of the issued and outstanding shares of Capital Stock, which percentage may be increased up to 9.8% upon resolution of the Board of Directors. As permitted by the Charter, the Board of Directors has by resolution set the Ownership Limit at 8% (by number of shares or value, whichever is more restrictive) of the issued and outstanding shares of Capital Stock, effective upon consummation of the Offering. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify or to continue to qualify as REIT. Any transfer of shares of Capital Stock that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being 'closely held' within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of Capital Stock.

     The Board of Directors has exempted Mr. Pilevsky from the Ownership Limit. Mr. Pilevsky may acquire additional shares of Capital Stock through the redemption of Units, through the Stock Option Plan, from other shareholders or otherwise, but in no event will he be permitted to acquire additional shares, either actually or constructively, in excess of 17.5% of the outstanding Capital Stock.

     Shares of Capital Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed shares of 'Excess Stock' that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code (the 'Charitable Beneficiary') selected by the Company. The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of Excess Stock prior to the discovery by the Company that Capital Stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand for distribution to the Charitable Beneficiary. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-shareholder of shares of Capital Stock constituting Excess Stock prior to the discovery by the Company that shares of Capital Stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the Capital Stock for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Within 20 days of receiving notice from the Company of the transfer of Capital Stock to the trust, the trustee of the trust will be required to sell the Excess Stock to a person or entity whose ownership of the shares of Capital Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-shareholder and to the Charitable Beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (i) the price paid by the original transferee-shareholder for the shares of Capital Stock that were deemed Excess Stock or, if the original transferee-shareholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Capital Stock originated for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transfer of the Excess Stock will be void. If any purported transfer of shares of Capital Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

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
     In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock originated for the ten trading days immediately preceding such sale or gift, and
(ii) the average closing price for the class of stock from which such shares of Excess Stock originated for the ten trading days immediately preceding the date the Company elects to purchase such shares. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the original transferee-shareholder. The Company may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of stock will bear a legend referring to the restrictions described above.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of Capital Stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Capital Stock or otherwise be in the best interest of the shareholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be BankBoston, N.A.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       THE COMPANY'S CHARTER AND BY-LAWS

     The following paragraphs summarize certain provisions of the MGCL and the Company's Charter and By-Laws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Company's Charter and By-Laws, which will be filed as exhibits to the Registration Statement, of which this Prospectus is a part. See 'Additional Information.'

BOARD OF DIRECTORS

     The Charter provides that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors.

     Pursuant to the Company's Charter, the Board of Directors is divided into three classes. One class holds office initially for a term expiring at the annual meeting of shareholders to be held in 1999, another class holds office initially for a term expiring at the annual meeting of shareholders to be held in 2000, and a third class holds office initially for a term expiring at the annual meeting of shareholders to be held in 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

     The Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the By-Laws authorizing the Board of Directors to fill vacant directorships, precludes shareholders from removing incumbent directors except upon a substantial affirmative vote and from filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under the MGCL, certain 'business combinations' (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares, or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an 'Interested Shareholder') or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (b) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the Company's shareholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its

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
shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Company has, by resolution of the Board of Directors, opted out of the business combination provisions of the MGCL. Such resolutions may not be revoked by the Board of Directors without the approval of the holders of a majority of the outstanding shares of Common Stock. As a result of the Company's decision to opt out of the business combination provisions of the MGCL, a 'business combination' between the Company and an Interested Shareholder or an affiliate thereof may be effected without complying with the requirements set forth above.

     In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by the holders of at least 51% of the outstanding Units until such time prior to December 31, 1998 (the first anniversary of the consummation of the Formation Transactions) as the Company owns 67% of the partnership interests of the Operating Partnership, and thereafter, until such time as the Company owns 60% of the partnership interests in the Operating Partnership. See 'Partnership Agreement of Operating Partnership--Rights of Limited Partners.'

CONTROL SHARE ACQUISITIONS

     The MGCL provides that 'control shares' of the Company acquired in a 'control share acquisition' have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. 'Control shares' are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. 'Control shares' do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A 'control share acquisition' means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

     If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Charter or By-Laws prior to the acquisition of such shares. Pursuant to the MGCL, the Company's

By-Laws exempt the Company from these provisions of the MGCL and provides that any decision to opt back in requires the approval of holders of a majority of the outstanding shares of Common Stock.

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
AMENDMENT TO THE ARTICLES OF INCORPORATION

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares of Capital Stock entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's articles of incorporation. The Company's Charter does, in fact, provide for such a lesser percentage and provides that the Charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Company's By-Laws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a shareholder who, among other things, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the By-Laws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and where the Company's notice of the meeting specifies that directors are to be elected at such special meeting, nominations of persons for election to the Board of Directors may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder who, among other things, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the By-Laws.

     The provisions in the Charter on classification of the Board of Directors, removal of directors and amendments, and the advance notice provisions of the By-Laws could have the effect of discouraging a takeover or other transaction in which the holder of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     The Company's officers and directors are indemnified under Maryland law, the Charter and By-Laws of the Company and the Partnership Agreement against certain liabilities. The Charter provides that the Company shall have the power to obligate itself to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The By-Laws contain provisions which implement the indemnification provisions of the Charter.


     The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of the Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited, to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received), or
(ii) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's

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
action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful. The Charter contains a provision consistent with the MGCL. No amendment of the Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its shareholders is limited under the Charter. See 'Partnership Agreement of Operating Partnership--Indemnification and Fiduciary Standards.'

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


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
                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Upon the consummation of the Offering, the Company will have outstanding 7,333,765 shares of Common Stock (8,413,765 shares if the Underwriters' over-allotment option is exercised in full). In addition, 3,140,036 shares of Common Stock are reserved for issuance upon redemption of Units or exercise of Warrants and outstanding options. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than 'affiliates' of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Charter. See 'Description of Capital Stock--Restrictions on Ownership and Transfer.'

     In connection with the Formation Transactions, the Company issued: (i) 18,176 shares of Common Stock to Mr. Pilevsky; (ii) 2,472,395 Units to the Unitholders, including an aggregate of 1,640,859 Units to Mr. Pilevsky; and
(iii) to the Trustees, an aggregate of 8,526 shares of Common Stock and the Warrants, which are immediately exercisable, entitling them to purchase an aggregate of 13,641 shares of Common Stock. In addition, upon consummation of the Offering, 52,500 shares of Common Stock, which are restricted under the Securities Act, will be issued to two executive officers of the Company. See 'Formation Transactions and Structure of the Company' and 'Principal Shareholders.'

     The Common Stock issued to the executive officers and the Trustees, the Units, the Warrants, and the shares issuable upon redemption of the Units or exercise of the Warrants or outstanding options (collectively, the 'Restricted Shares'), are or when issued will be 'restricted securities' within the meaning of Rule 144 promulgated under the Securities Act ('Rule 144') and may not be transferred unless registered under the Securities Act unless an exemption from registration is available, including any exemption from registration provided under Rule 144. As described under '--Registration Rights,' the Company has granted certain holders of the Restricted Shares registration rights with respect to the shares of Common Stock underlying the Units. The Units cannot be redeemed for shares of Common Stock until one year from their date of issuance.

     In general, under Rule 144, as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted securities (including the Restricted Shares) from the Company or any 'affiliate' of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 73,338 shares upon consummation of the Offering) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or any subsequent holder thereof is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the above-described requirements.

     The Company, the Operating Partnership, and Philip Pilevsky and the other executive officers and directors of the Company have agreed not to, directly or indirectly, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other Capital Stock of the Company or Units or other partnership interests of the Operating Partnership, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock or other Capital Stock of the Company or Units or other partnership interests of the Operating Partnership, for a period of 180 days (one year in the case of the executive officers and directors) after the consummation of the Offering, except, in the case of the Company and the Operating Partnership: (i) pursuant to a dividend reinvestment plan of the Company; (ii) pursuant to the Stock Option Plan; and
(iii) in connection with the acquisition by the Company of real property or interests in entities holding real property, provided that the recipient or transferee of such securities or interests agrees in writing to be subject to the lock-up provisions contained in this paragraph for a period ending

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
on the date that is 180 days after the date of the Offering. See 'Underwriting.' Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock or other securities subject to such lock-up agreements.

     The Company has established the Stock Option Plan for the purpose of attracting and retaining directors, executive officers and other key employees. See 'Management--Stock Option Plan', '--Executive Compensation' and '--Compensation of Directors.' The Company issued options to purchase up to 654,000 shares of Common Stock to directors, executive officers and certain key employees of the Company and certain senior employees of the Management Company upon consummation of the Formation Transactions, and has reserved 198,550 additional shares for future issuance under the Stock Option Plan. Prior to December 31, 1998 (the expiration of the initial 12-month period following consummation of the Formation Transactions), the Company expects to file a registration statement with the Commission with respect to the Common Stock issuable under the Stock Option Plan, pursuant to which shares may be resold without restriction, unless held by affiliates.

     Prior to the Offering, there has been no active public market for the Common Stock. The Company will file an application to list the shares of Common Stock on the NYSE. No prediction can be made as to the effect, if any, that future sales of Common Stock (including sales pursuant to Rule 144) or the availability of Common Stock for future sale or the redemption of Units or exercise of Warrants or stock options will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, the redemption of Units or exercise of Warrants or stock options or the perception that such sales, redemptions or exercise of Warrants or stock options could occur, could adversely affect prevailing market prices of the shares of Common Stock and impair the Company's ability to obtain additional capital through the sale of equity securities. See 'Risk Factors--Absence of Active Public Market for Common Stock; Market Price of Common Stock' and '--Shares Eligible for Future Sale.' For a description of certain restrictions on transfers of Common Stock held by certain shareholders of the Company, see 'Underwriting' and 'Description of Capital Stock-- Restrictions on Ownership and Transfer.'

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has granted the Unitholders certain 'shelf' registration rights (collectively, the 'Registration Rights') with respect to the shares of Common Stock acquired upon the redemption of Units (the 'Registrable Shares'). Subject to certain limitations, the Registration Rights grant such holders of Registrable Shares the opportunity to have such Registrable Shares registered by the Company on Form S-3 at any time commencing one year after the issuance of such Units, as may be appropriate under the applicable provisions of the Securities Act. The Company will bear expenses incident to its registration obligations upon exercise of the Registration Rights, including the payment of federal securities law and state blue sky registration fees, except that it will not bear any underwriting discounts or commissions or transfer taxes relating to registration of Registrable Shares.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     Pryor, Cashman, Sherman & Flynn, which has acted as tax counsel to the Company in connection with the formation of the Company and the Company's election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Capital Stock. The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Capital Stock will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation. This discussion does not purport to deal with all aspects of taxation that may be relevant to a prospective stockholder in light of their personal investment or tax circumstances or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of REITs. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE,

OWNERSHIP AND SALE OF CAPITAL STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     General. The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code for such taxable year, and the Company intends to continue to operate in such a manner in the future. No assurance, however, can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     In the opinion of Pryor, Cashman, Sherman & Flynn, commencing with the Company's taxable year ending December 31, 1997, and assuming a timely election for REIT status, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions, and is conditioned upon such assumptions and certain representations made by the Company as to certain factual matters. Pryor, Cashman, Sherman & Flynn is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Pryor, Cashman, Sherman & Flynn. Accordingly, no assurance can be given that the actual results of the Company's operations in any particular taxable year will satisfy such requirements. See '--Failure to Qualify.' The opinion of Pryor, Cashman, Sherman & Flynn is not binding upon the IRS and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT. The opinion of Pryor, Cashman, Sherman & Flynn is also based upon current law.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on taxable income that it currently distributes to shareholders. This treatment substantially eliminates the 'double taxation' (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains (although shareholders will receive an offsetting credit against their own federal income tax liability for

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federal income taxes paid by the Company with respect to any such undistributed net capital gains); second, under certain circumstances, the Company may be subject to the 'corporate alternative minimum tax' on its items of tax preference; third, if the Company has (i) taxable income from the sale or other disposition of 'foreclosure property' which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; fourth, if the Company has taxable income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain involuntary conversions or foreclosure property), such income will be subject to a 100% tax; fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability; sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and seventh, with respect to an asset (a 'Built-In Gain Asset') acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the 'Recognition Period') beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the adjusted basis in such asset determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest corporate tax rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of 'built-in gain' assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation but for Code Sections 856 through 859, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions
(5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a 'look through' exception in the case of condition (6).

The Company anticipates issuing sufficient shares of Capital Stock in sufficient proportions to allow the Company to satisfy conditions (5) and (6). In addition, the Company's Articles of Incorporation provides for restrictions regarding ownership and transfer of the Company's Capital Stock,which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. See 'Description of Capital Stock--Restrictions on Ownership and Transfer.' Prior to 1998, a REIT's failure to comply with the Treasury Regulations for ascertaining ownership of its stock (the 'Stock Ownership Regulations') could have resulted in a REIT's disqualification as a REIT for the taxable year of the failure. Pursuant to the Taxpayer Relief Act of 1997 (the 'Act'), effective for the Company's taxable years beginning on or after January 1, 1998, if the Company fails to comply with the Stock Ownership Regulations, the Company will not lose its qualification as a REIT as a result of a violation of the foregoing requirement if it neither knows nor upon exercising reasonable due diligence would have known of such violation. Effective for taxable years beginning on or after January 1, 1998, instead of being disqualified as a REIT the Company would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in which it fails to comply with the

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Stock Ownership Regulations. Furthermore, if the Company can establish that its failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From its inception, the Company has had a calendar year taxable year.

     The Company currently owns and operates the majority of the Properties through partnerships in which the Operating Partnership and direct, wholly-owned subsidiaries (the Philips Subs) are partners. Code Section 856(i), as amended by the Act, provides that a corporation, 100% of whose stock is held by a REIT, is a 'qualified REIT subsidiary.' A 'qualified REIT subsidiary' is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a 'qualified REIT subsidiary' are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's 'qualified REIT subsidiaries' will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that any of the Philips Subs is a 'qualified REIT subsidiary.'

     In the case of a REIT which is a partner in a partnership, either directly or indirectly through a 'qualified REIT subsidiary,' Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Property Partnerships in which the Operating Partnership has an interest will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. The Company directly controls the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT.

     Income Tests. In order to maintain qualification as a REIT, the Company, for taxable years beginning on or after January 1, 1998, must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from 'prohibited transactions') for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including 'rents from real property' and, in certain circumstances, interest) or from certain types of temporary investments (the '75% Test'). Second, at least 95% of the Company's gross income (excluding gross income from 'prohibited transactions' ) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing (the '95% Test,' and together with the 75% Test, the 'Gross Income Tests'). Finally, for the taxable year of the Company ending on December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from 'prohibited transactions' and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from 'prohibited transactions') for each taxable year. However, the 30% Test was repealed by the Act for taxable years beginning on or after January 1, 1998. For taxable years beginning on or after January 1, 1998, 'qualifying income' for purposes of the 95% Test, includes payments to the Company under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the Company to hedge its indebtedness, as well as any gain from the disposition of any of the foregoing investments.

     Rents received by the Company will qualify as 'rents from real property' in satisfying the Gross Income Tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person from the property. However, an amount received or accrued generally will not be excluded from the term 'rents from real property' solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as 'rents from real property' in satisfying the Gross Income Tests if the Company or a direct or constructive owner of l0% or more of the Company, directly or constructively owns 10% or more of such tenant (a 'Related Tenant'). Effective for the Company's taxable years beginning on or after January 1, 1998, the constructive ownership rules for determining whether a tenant is a Related Tenant are modified with respect to partners and partnerships to provide that attribution between partners and partnerships only occurs when a partner owns,

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directly and/or indirectly, a 25%-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Tenant with respect to the Company if shares of the Company are owned by a partnership, and a partner that owns, directly and indirectly, a less-than-25% interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Tenant if shareholders of the Company and owners of such tenant are partners in a partnership in which neither own, directly and/or indirectly, a 25%-or-greater interest. Third, if rent attributable to personal property, leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (the '15% Limitation'), then the portion of rent attributable to such personal property will not qualify as 'rents from real property.' The Company does not and will not (i) charge rent for any Property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts on sales, as described above),
(ii) rent any property to a Related Tenant, or (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Finally, for rents received to qualify as 'rents from real property,' the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an 'independent contractor' from whom the Company derives no revenue. The 'independent contractor' requirement, however, does not apply to the extent the services provided by the Company are 'usually or customarily rendered' in connection with the rental of space for occupancy only and are not otherwise considered 'rendered to the occupant.' The Operating Partnership will provide certain services with respect to the Properties that are intended to comply with the 'usually or customarily rendered' requirement. In the case of any services that are not 'usual and customary' under the foregoing rules ('Impermissible Services'), the Company intends to employ independent contractors to perform such services.

     Pursuant to the Act, effective for its tax years beginning on or after January 1, 1998, the Company may render a de minimis amount of Impermissible Services to tenants, or in connection with the management of property, without having otherwise qualifying rents from the property being disqualified as 'rents from real property.' In order to qualify for this de minimis exception, the value of the Impermissible Services may not exceed 1% of the Company's gross income from the property and such Impermissible Services may not be valued at less than 150% of the Company's direct cost of services. Notwithstanding the foregoing, the amount of any income the Company receives in respect of its performance of Impermissible Services ('Impermissible Services Income') will not be treated as 'rents from real property' for purposes of the Gross Income Tests and, accordingly, must be considered together with other nonqualifying income for puposes of satisfying the Gross Income Tests.

     The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to Properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not qualify under the Gross Income Tests, the Company believes that the aggregate amount of such fees (and any Impermissible Services or other non-qualifying income) in any taxable year will not cause the Company to fail the Gross Income Tests.

     If the Company fails to satisfy one or both of the Gross Income Tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed in '--General,' even if these relief provisions apply, a 100% tax would be imposed on an amount equal to the greater amount by which the Company fails either of the Gross Income Tests, multiplied by a fraction intended to reflect the Company's profitability.

     Certain Prohibited Transactions. The Company, as a REIT, is generally subject to restrictions that limit its ability to sell real property. The Company is subject to a tax of 100% on its gain (i.e. the excess, if any, of the amount realized over the Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure and property that is involuntarily converted in a transaction that is subject to Code Section 1033) in which it is a dealer. In calculating its gains subject to the 100% tax, the Company is not allowed to offset gains on sales of property against losses on other sales of property in which it is a dealer.

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     Under the Code, the Company would be deemed to be a dealer in any property that the Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute legal certainty of the Company's status generally cannot be provided. However, the Company will not be treated as a dealer in real property if (i) it has held the property for at least four years, (ii) capitalized expenditures on the property in the four years preceding sale do not exceed 30% of the net selling price of the property, (iii) the Company either (a) has seven or fewer sales of property (excluding involuntarily converted property subject to Code Section 1033 or certain property obtained through foreclosure) for the year, or (b) the aggregate adjusted tax basis (as determined for purposes of computing earnings and profits) of property sold during the taxable year is 10% or less of the aggregate adjusted tax basis of all assets (as so determined) of the Company as of the beginning of the taxable year, (iv) as to land or improvements that are not acquired through foreclosure or lease termination, the Company has held such property for at least four years for the production of rental income and (v) if the requirement in clause (iii)(a) is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale; and the term 'sale' does not include transactions where the net selling price is less than $10,000. However, the failure of the Company to meet these 'safe harbor' requirements does not necessarily mean that it is a dealer in real property for purposes of the 100% tax.

     Effective for taxable years beginning on or after January 1, 1998, property that is involuntarily converted will be excluded from the 'prohibited transaction' rules.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of real estate assets held by (i) the Company or the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, directly and/or indirectly, and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed (at the end of the quarter in which the securities are acquired) 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the REIT increasing its interest in any partnership in which the REIT is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company failed to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's 'REIT taxable income' (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of non-cash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of 'REIT Taxable Income' as described in (A)(i) above. In addition, if the Company disposes of any Built-In Gain Asset during the Recognition Period, the Company will be required, pursuant to Treasury Regulations that have not yet been promulgated, to distribute at least 95 percent of any Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Capital Stock (other than tax-exempt entities, as discussed below) in the year in which paid,

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even though such distributions relate to the prior years for purposes of the
Company's 95% distribution requirement. The amount distributed must not be preferential--that is, each holder of shares of Capital Stock must receive the same distribution per share. A REIT may have more than one class of Capital Stock, as long as distributions within each class are pro rata and nonpreferential. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its 'REIT taxable income,' as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. As discussed below, shareholders of the Company for taxable years of the Company beginning on or after January 1, 1998, would receive a tax credit for the corporate level taxes paid by the Company on any undistributed capital gains. See '--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders.' Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax (the 'Excise Tax') on the excess of such required distribution over the amounts actually distributed.

     As discussed more completely under '--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders,' the Company may elect pursuant to the Act for its taxable years beginning on or after January 1, 1998, to retain any long-term capital gain recognized during a taxable year ('Retained Gains') and pay a corporate level tax on such Retained Gains. The Retained Gains are then considered to have been distributed to holders of Capital Stock.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may, or may cause the Operating Partnership to, arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying to shareholders in a later year 'deficiency dividends' that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

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TAXATION OF SHAREHOLDERS

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Pursuant to the Act, the portion of any such capital gain dividends attributable to gain recognized after July 28, 1997 with respect to capital assets held by the Company for more than 18 months on the date of sale will be treated as long-term capital gain taxable to shareholders at a maximum rate of 20% (or 25% to the extent any such gain arises from the recapture of straight-line depreciation deductions reflected in the basis of real property that has been held by the Company for more than 18 months as of the date of sale), and the portion of such capital gain dividends attributable to gain recognized with respect to capital assets held for more than one year but not more than 18 months will be treated as long-term capital gain taxable to shareholders at a maximum rate of 28%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     As indicated above, pursuant to the Act, the Company may elect, for taxable years of the Company beginning on or after January 1, 1998, to retain its net long term capital gains recognized during a taxable year ('Retained Gains') and pay a corporate level tax on such Retained Gains. The maximum rate of tax applicable to corporate capital gains is 35%. To the extent the Company recognized corporate level long-term capital gains which it retained rather than distributing, a shareholder owning shares of Capital Stock on December 31 of the year in which such Retained Gains were recognized would be required to include his proportionate share of the Retained Gains (as designated by the Company in a notice mailed to the shareholder within the first 60 days of the next year) in income for that year as long-term capital gain. Each shareholder would be deemed to have paid a proportionate share of the amount of tax paid by the Company with respect to the Retained Gains and would be allowed a credit or refund for the tax deemed to be paid by him. Shareholders receiving any such Retained Gains would increase their adjusted tax basis in their shares of Capital Stock by an amount equal to the Retained Gains included in their income reduced by the amount of Company level tax deemed to have been paid by them.

     Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will not be taxable to a domestic shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder's shares of Capital Stock, but rather will reduce the adjusted tax basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted tax basis of a domestic shareholder's shares of Capital Stock, they will be included in income as capital gains provided that the shares have been held as a capital asset. Any such distributions in excess of a shareholder's adjusted tax basis in his shares of Capital Stock will be included in income as long-term capital gain taxable at a maximum rate of 20% if the gain is recognized after July 28, 1997 and the shares have been held for more than 18 months at the time of sale, long-term capital gain taxable at a maximum rate of 28% if the shares have been held for more than one year but not more than 18 months and short-term capital gain taxable at a maximum rate of up to 39.6% if the shares have been held for only one year or less. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a shareholder of shares of Capital Stock will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any 'passive losses' against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Capital Stock, however, will not be treated as investment income unless the shareholder elects to reduce the amount of such shareholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Capital Stock.

     Upon any sale or other disposition of Capital Stock, a shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Capital Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held for more than one year. In general, any loss upon a sale or exchange of shares of Capital Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Backup withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their foreign status to the Company. See '--Taxation of Foreign Shareholders.'

     Taxation of Tax-Exempt Shareholders. Based upon published rulings by the IRS, distributions by the Company to a shareholder that is a tax exempt entity will not constitute 'unrelated business taxable income' ('UBTI'), provided that the tax-exempt entity has not financed the acquisition of its shares with 'acquisition indebtedness' within the meaning of the Code and the shares are not otherwise used in an unrelated business or trade of the tax-exempt entity. Similarly, income from the sale of shares of Capital Stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with 'acquisition indebtedness' within the meaning of the Code and the shares are not otherwise used in an unrelated business or trade of the tax-exempt entity.

     For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these 'set aside' and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a 'pension-held REIT' shall be treated as UBTI as to any trust which (i) is described in Code Section 401(a), (ii) is tax-exempt under Code Section 501(a) and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Code Section 401(a) and exempt from tax under Code section 501(a) are referred to below as 'qualified trusts.'

     A REIT is a 'pension-held REIT' if (i) it would not have qualified as a REIT but for the fact that Code Section 856(h)(3) provides that stock owned by qualified trusts shall be treated, for purposes of the 'not closely held' requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 'not closely held' requirement without relying upon the 'look-through' exception with respect to qualified trusts. The Company does not expect to be classified as a 'pension-held REIT.'

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
     Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, 'Non-U.S. Shareholders') are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Capital Stock, including any reporting requirements.

     Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances) that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances.

     Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. However, if income from the investment in the shares of Capital Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such and are generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is 'effectively connected' income.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder's shares of Capital Stock, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below), such distributions will be treated as consideration for the sale or exchange of shares of Capital Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of Capital Stock as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, such distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a U.S. real property interest) generally will not be subject to U.S. federal income taxation, unless (i) investment in the Capital Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ('FIRPTA'). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability. The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. shareholder who holds shares of Capital Stock on behalf of a Non-U.S. Shareholder will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if a REIT is a 'domestically-controlled REIT,' defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a 'domestically-controlled REIT,' and therefore the sale of Capital Stock will not be subject to taxation under FIRPTA. However, because the shares of

Capital Stock will be publicly traded, no assurance can be given that the Company will continue to be a 'domestically-controlled REIT.' Notwithstanding the foregoing, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Capital Stock is 'effectively connected' with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (a Non-U.S. Shareholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Capital Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the Company is not or ceases to be, a 'domestically-controlled REIT,' whether gain arising from the sale or exchange of shares of Capital Stock by a Non-U.S. Shareholder would be subject to United States taxation under FIRPTA as a sale of a 'United States real property interest' will depend on whether the shares are 'regularly traded' (as defined by applicable Treasury Regulations) on an established securities market (e.g. the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholder's interest in the Company. In the case where the Company is not or ceases to be a 'domestically-controlled REIT' and the Capital Stock is 'regularly traded' on an established securities market at any time during the calendar year, a sale of shares of Capital Stock by a Non-U.S. Shareholder will only be treated as a sale of a 'United States real property interest' (and thus subject to taxation under FIRPTA) if such selling shareholder beneficially owns (including by attribution) more than 5% of the total fair market value of the Capital Stock at any time during the shorter of the period during which the shareholder held the Capital Stock or the five-year period ending either on the date of such sale or other applicable determination date. If gain on the sale or exchange of shares of Capital Stock were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the Capital Stock would be required to withhold and remit to the IRS 10% of the amount realized by the seller on the sale of such stock.

     New Withholding Regulations. Final regulations pertaining to withholding tax on income paid to foreign persons and related matters (the 'New Withholding Regulations') were issued by the Treasury Department on October 6, 1997 and published in the Federal Register on October 14, 1997. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations, under which a foreign shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United

States corporation will be required to satisfy certain certification and other requirements. In addition, the

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
New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution deemed to have been designated by the REIT as a capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. EXCEPT AS NOTED, THE DISCUSSION SET FORTH IN '--TAXATION OF FOREIGN SHAREHOLDERS' DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE FOREIGN SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

     Effect on REIT Qualification of Tax Status of Operating Partnership and Other Partnerships. Substantially all of the Company's investments will be made through the Operating Partnership, which in turn will hold interests in other partnerships. In general, partnerships are 'pass-through' entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the Gross Income Tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See '--Taxation of the Company as a REIT.'

     The ownership of an interest in a partnership may involve special tax risks. Such risks include the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. This partnership status risk should be substantially diminished by Treasury Regulations issued on December 17, 1996, permitting election of partnership status effective January 1, 1997 by the filing of Form 8823 or in certain other ways specified in the new regulations. With respect to the Company's existing partnership investments, the new regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. The Company believes that it has a reasonable basis for the classification of the Operating Partnership, the contributing partnerships and the Property Partnerships as partnerships for federal income tax purposes and has neither filed nor does the Company intend to file an election to be treated otherwise. If any of the partnerships elected to be treated as an association, they would be taxable as corporations. In such a situation, if the Company's ownership interest in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% 'gross income test' described above and which could therefore make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation the Company would not be able to deduct its share of losses generated by any of the partnerships in computing its taxable income. See '--Taxation of the Company as a REIT--Failure to Qualify' for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that the partnerships in which it owns interests have been and will continue to be treated as partnerships (rather than as associations taxable as corporations) for federal income tax purposes. However, no assurance can be given that the IRS may not successfully challenge the status of any partnerships.

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Code Section 704(b) and the Treasury Regulations promulgated thereunder. Generally, Code Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the reqirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

     The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership. In addition, allocations of net income or net loss will be subject to compliance with the provisions of Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.   Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner ensuring that the contributor is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the 'Book-Tax Difference'). In general, the fair market value of certain properties (or interests in the various Property Partnerships) contributed to the Operating Partnership will be substantially in excess of their adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

     In general, certain persons who acquired interests in the Operating Partnership in connection with the contribution of property (including interests in the Property Partnerships) to the Operating Partnership are allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the taxable income and gain on the sale by the partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the partnerships. The partnership agreements of the Operating Partnership and the Property Partnerships will adopt the 'traditional method' of allocating items under Section 704(c) of the Code, unless otherwise agreed to between the Company and the contributing partner. Under the traditional method the amounts of the special allocations of depreciation and gain under the special rules of Section 704(c) of the Code have been and will continue to be limited by the so-called 'ceiling rule' which will not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the partnerships will cause the Company to be allocated less depreciation than would be available for newly purchased properties and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. In addition, as a result of the above described Book-Tax Difference, the Company will be required to distribute more dividends in order to satisfy the 95% distribution requirement than it would have had the Company purchased the assets for cash in a taxable transaction. See '--Taxation of the Company as a REIT--Annual Distribution Requirements,' for a discussion of distribution requirements. Finally, the amount of tax-free return of capital to each domestic shareholder will be less than the amount such shareholder would have realized had the Company purchased assets for cash in a taxable transaction.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Capital Stock of the Company.

PROPOSED LEGISLATION

     On February 2, 1998, the Clinton administration released its budget proposal for fiscal year 1999. The proposal includes a number of provisions affecting REITs. One proposed provision would amend the REIT asset tests with respect to subsidiary corporations other than qualified REIT subsidiaries or corporations that qualify as REITs (each, an 'Affected Subsidiary'). Under current law, a REIT is precluded from owning more than 10% of the voting securities of any Affected Subsidiary. Pursuant to the Clinton administration proposal, a REIT would remain subject to this restriction and would be precluded from owning more than 10% of the value of all classes of stock of any Affected Subsidiary. If the proposal were enacted as currently drafted, existing Affected Subsidiaries would be 'grandfathered,' i.e., a REIT would be subject only to current law with respect to such subsidiaries. The grandfathered status would terminate with respect to an Affected Subsidiary if: (i) the subsidiary engaged in a new trade or business; (ii) the subsidiary acquired substantial new assets; or (iii) the REIT made a substantial contribution to the capital of the subsidiary. The Company recently formed a number of subsidiaries to try to take advantage of this grandfathered status if the proposal is enacted as currently drafted and the Company wishes, in the future, to engage in certain third-party management and other businesses.

     Although the administration's budget proposals may affect the manner in which the Company conducts its business (particularly with respect to the

Company's ability to conduct third party management services and/or other non-customary services), the proposals should not materially affect either the status of the Company for federal income tax purposes or its business operations.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in '--Status of the Company, the Operating Partnership and the Property Partnerships under ERISA', to a prospective purchaser that is an employee benefit plan, another tax-qualified retirement plan or an individual retirement account ('IRA')). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and
Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA,
SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of an employee benefit plan subject to Title I of ERISA (an 'ERISA Plan') should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require (i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under 'Risk Factors.'

     The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a 'Non-ERISA Plan') should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code, and permitted under applicable state law.

STATUS OF THE COMPANY, THE OPERATING PARTNERSHIP AND THE PROPERTY PARTNERSHIPS UNDER ERISA

     In determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity's operations because one or more investors in the entity's equity interest is an ERISA Plan or is a Non-ERISA Plan or IRA subject to Section 4975 of the Code, it is necessary to determine whether such plan or IRA is deemed also to own a undivided interest in the assets of that entity under Department of Labor regulations defining 'plan assets' (the 'DOL Regulation'). An ERISA Plan fiduciary should also consider the relevance of these principles to ERISA's prohibition on improper delegation of control over or responsibility for 'plan assets' and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary. The DOL Regulation provides that if such a plan or IRA acquires 'publicity offered securities' sold pursuant to an effective registration statement under the Securities Act and subsequently registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, which are widely held by at least 100 holders independent of the issuer and each other and freely transferable, such plan or IRA would not be deemed to own an undivided interest in the assets of such entity. The DOL Regulation provides that whether a security is 'freely transferable' is a factual question based on all facts and circumstances.

                                  UNDERWRITING

     The underwriters named below (the 'Underwriters'), for whom Prudential Securities Incorporated and Raymond James & Associates, Inc. are acting as representatives (collectively, the 'Representatives'), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the 'Underwriting Agreement'), to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                                                               NUMBER
UNDERWRITER                                                                                   OF SHARES
-------------------------------------------------------------------------------------------   ---------
Prudential Securities Incorporated.........................................................

                                                                                              ---------

  Total....................................................................................   7,200,000
                                                                                              ---------
                                                                                              ---------

     The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby, if any are purchased.

     The Underwriters, through the Representatives, have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to certain selected dealers a concession of not in excess
of $   per share, and that such dealers may re-allow a concession not in excess
of $   per share to certain other dealers. After the public offering, the offering price and the concessions may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,080,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to 7,200,000.

     The Company and the Operating Partnership have agreed to indemnify the several Underwriters against or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales of Common Stock to any accounts over which they exercise discretionary authority.

     The Company, the Operating Partnership, and Philip Pilevsky and the other executive officers and directors of the Company have agreed not to, directly or indirectly, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of an option to purchase or other sale or disposition) of any shares of Common Stock or other Capital Stock of the Company or Units or other partnership interests of the Operating Partnership, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock or other Capital Stock of the Company or Units or other partnership interests of the Operating Partnership, for a period of 180 days (one year in the case of the executive officers and directors) after the consummation of the Offering, except, in the case of the Company or the Operating Partnership: (i) pursuant to a dividend reinvestment plan of the Company; (ii) pursuant to the Stock Option Plan; and
(iii) in connection with the acquisition by the Company of real property or interests in entities holding real property, provided that the recipient or transferee of such securities or interests agrees in writing to be subject to the lock-up provisions contained in this paragraph for a period ending on the date that is 180 days after the date of the Offering. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all of any portion of the shares of Common Stock or other securities subject to such lock-up agreements.

     It is anticipated that the shares of Common Stock will be approved for listing on the NYSE, subject to official notice of issuance. In order to meet one of the requirements for listing the shares of Common Stock on the NYSE, the Underwriters have undertaken to sell (i) lots of 100 or more shares to a minimum of 2,000 beneficial holders, (ii) a minimum of 1.1 million shares and (iii) shares with a minimum aggregate market value of $40.0 million.

     Prior to the Offering, there has been no active public market for the Common Stock. The public offering price for the shares of Common Stock will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such determination are prevailing market conditions, dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the present state of the Company's financial and business operations, the Company's management, estimates of the business and earnings potential of the Company and the prospects for the industry in which the Company operates.

     An affiliate of Prudential Securities Incorporated will receive approximately $42.5 million from the net proceeds of the Offering as repayment of outstanding indebtedness in connection with interim financing that such affiliate made to the Company to finance the acquisition of certain Properties. In addition, in connection with the Formation Transactions the Company assumed certain payment obligations under a financial advisory engagement letter between National and Prudential Securities Incorporated. Pursuant to this undertaking, the Company issued to Prudential Securities Incorporated 1,940 shares of Series A Preferred Stock, which the Company intends to redeem upon consummation of the Offering at the redemption price of $1.94 million plus accrued and unpaid dividends.

     The Company will pay to Prudential Securities Incorporated an advisory fee equal to 0.75% of the gross proceeds of the Offering (also applicable to the gross proceeds from the Underwriters' over-allotment option, if exercised) for financial advisory services relating to the structuring of the Formation Transactions and the Offering.

     At the request of the Company, the Underwriters have reserved up to shares of the Common Stock for sale to Mr. Pilevsky and certain other directors, officers and existing shareholders of the Company. The aggregate number of shares of Common Stock available for sale to the public in the Offering will be reduced to the extent such persons purchase such shares of Common Stock. The price per share of Common Stock to be sold to these persons is equal to the public offering price. Any reserved shares of Common Stock not so purchased will be offered by the Underwriters to the public on the same basis as the other shares of Common Stock offered hereby.


     In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Commission, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,080,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose 'penalty bids' under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or selling group member participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                    EXPERTS

     The financial statements of Philips International Realty Corp. as of December 31, 1997, and for the period from July 16, 1997 (incorporation) to December 31, 1997, the balance sheet of Philips International Realty, L.P. as of December 31, 1997, the combined balance sheet of the Property Partnerships as of December 31, 1997, the combined financial statements of The Philips Company as of December 31, 1996 and for each of the three years in the period ended December 31, 1997, and the statements of revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties for each of the three years in the period ended December 31, 1997, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The Rosen Report was prepared for the Company by Rosen Consulting Group, which is a real estate consulting firm with significant expertise relating to the New York CMSA and Miami CMSA economies and the shopping center markets and the various submarkets therein. Information relating to the aforementioned economies and the shopping center markets set forth in 'Overview of the Company's Primary Markets' is derived from the Rosen Report and is included in reliance on the Rosen Consulting Group's authority as experts on such matters.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering as well as certain legal matters described under 'Federal Income Tax Considerations' will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York. Certain legal matters relating to Maryland law, including the validity of the issuance of shares of the Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement (of which this Prospectus is a part) on Form S-11 (the 'Registration Statement') with the Securities and Exchange Commission (the 'Commission') under the Securities Act and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained (or to be contained) in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered hereby and the Company, reference is made to the Registration Statement and the financial schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates, or at the Commission's Web site at http://www.sec.gov. In addition, the Common Stock will be listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

                                    GLOSSARY

     'annualized contractual base rent' means total annualized contractual base rent for all leases in place at December 31, 1997. Amount excludes (i) future contractual rent escalations and cost of living increases, (ii) percentage rent and (iii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements.

     Book-Tax Difference means the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

     Board of Directors means the Board of Directors of the Company.

     By-Laws mean the Company's Second Amended and Restated By-Laws.

     Capital Stock means the capital stock of the Company.

     Charter means the Company's Amended and Restated Articles of Incorporation.

     Code means the Internal Revenue Code of 1986, as amended.

     Commission means the Securities and Exchange Commission.

     Common Stock means the common stock, $.01 par value per share, of the Company.

     Company means Philips International Realty Corp., a Maryland corporation and its consolidated subsidiaries (including Philips International Realty, L.P., a Delaware limited partnership).

     Contribution and Exchange Agreement means the Contribution and Exchange Agreement, dated as of August 11, 1997, among National, the Board of Trustees of National, the Company, the Operating Partnership and the contributing partnerships, as amended by Amendment No. 1, dated as of December 29, 1997.

     Control share acquisition means the acquisition of Control shares, subject to certain exceptions.

     Control shares mean those voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power; provided, however that 'Control shares' do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     DOL Regulation means Department of Labor regulations.

     ERISA means the Employee Retirement Income Security Act of 1974, as

amended.

     ERISA Plan means an employee benefit plan subject to Title I of ERISA.

     Exchange Act means the Securities Exchange Act of 1934, as amended.

     Excluded Properties means those retail properties in which Mr. Pilevsky or Ms. Levine own an economic interest that were not transferred to the Company in the Formation Transactions.

     FIRPTA means the Foreign Investment in Real Property Tax Act of 1980.

     Formation Transactions mean the transactions resulting in the formation of the Company and the Operating Partnership, including the contribution of twelve properties by the contributing partnerships and the acquisition of the National Property.

     GAAP means generally accepted accounting principles.

     GLA means gross leasable area.

     Interested Shareholder means any person who beneficially owns 10% or more of the voting power of the Company's shares or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

     Independent Director means a director of the Company who is not an employee or officer of the Company or an affiliate of the Company, or a relative of a principal executive officer, and who is not an individual member of an organization acting as an advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees.

     Interim Managing General Partner means Philips International Realty, LLC, a Delaware limited liability company.

     IRA means an individual retirement account.

     Management Agreement means the amended and restated management agreement by and among the Company, the Operating Partnership and the Management Company, dated as of December 31, 1997.

     Management Company means Philips International Holding Corp., a corporation owned and controlled by Mr. Pilevsky and Ms. Levine.

     MGCL means the Maryland General Corporation Law.

     NAREIT means the National Association of Real Estate Investment Trusts.

     National means National Properties Investment Trust, a Massachusetts business trust.


     National Property means the Lake Mary, Florida shopping center property acquired by the Company from National in the Formation Transactions.

     Non-Competition Agreement means the amended and restated non-competition agreement by and among the Operating Partnership, the Company, the Management Company, Mr. Pilevsky and Ms. Levine, dated as of December 31, 1997.

     Non-ERISA Plan means an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees.

     Non-U.S. Shareholders mean nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

     NYSE means the New York Stock Exchange, Inc.

     Offering means the public offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

     Operating Partnership means Philips International Realty, L.P., a Delaware limited partnership.

     Ownership Limit means the restriction set by resolutions adopted by the Board of Directors, as permitted by the Company's Charter, providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 8% (by number or value, whichever is more restrictive) of the outstanding shares of Capital Stock of the Company.

     Partnership Agreement means the amended and restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 31, 1997.

     Philips Group means a private real estate firm controlled by Mr. Philip Pilevsky.

     Philips Subs mean wholly owned subsidiaries of the Company which are general partners of the Property Partnerships.

     Preferred Stock means the 30,000,000 shares of preferred stock, par value $.01 per share, of the Company.

     Properties mean the interests and/or assets of certain partnerships, limited liability companies and affiliates of the Philips Group in a portfolio of thirteen shopping center properties contributed to the Company pursuant to the Formation Transactions.

     Property Partnerships means those limited partnerships or limited liability companies which hold fee title to the Properties, which are 99.99% owned by the Operating Partnership as limited partner or non-managing member and 0.01% owned by the Philips Subs, as general partner or managing member.

     Prospectus means this prospectus relating to the sale of up to 8,280,000 shares of Common Stock of the Company in the Offering, which includes the shares subject to the Underwriters' over-allotment option.

     Registrable Shares mean the shares of Common Stock acquired upon the redemption of Units.

     Registration Rights mean the certain 'shelf' registration rights with respect to the Registrable Shares granted by the Company to the Unitholders in connection with the Formation Transactions.

     Registration Rights Agreement means the Registration Rights Agreement between the Company and the Unitholders entered into upon consummation of the Formation Transactions.

     Registration Statement means the Company's registration statement on Form S-11 filed with the Commission under the Securities Act with respect to the securities offered pursuant to this Prospectus.

     REIT means a real estate investment trust.

     Related Party Tenant means a tenant of which the Company or an owner of l0% or more of the Company, directly or constructively, owns 10% or more.

     Representatives mean Prudential Securities Incorporated and Raymond James & Associates, Inc. as representatives of the Underwriters.

     Restricted Shares mean the Common Stock issued to Mr. Pilevsky and the Trustees, the Units, the Warrants and the shares issuable upon redemption of the Units or exercise of the Warrants.

     Rule 144 means Rule 144 promulgated under the Securities Act.

     Securities Act means the Securities Act of 1933, as amended.

     Series A Preferred Stock means the convertible redeemable Series A Preferred Stock, liquidation preference $1,000 per share, of the Company.

     Surviving Partnership means the surviving entity of a merger or other combination of assets involving the Company and another entity in which substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership.

     Termination Transaction means the Company's merger, consolidation or other combination with or into another person, the Company's sale of all or substantially all of its assets or any reclassification, recapitalization or change of the Company's outstanding equity interests.

     Treasury Regulations mean the regulations promulgated under the Code.

     Trustees means Peter Stein and Jay Goldman.


     Trustees Securities means the Trustees Stock and the Warrants.

     Trustees Stock means the 8,526 shares of Common Stock issued to the Trustees in the Formation Transactions pursuant to the Contribution and Exchange Agreement.

     UBTI means unrelated business taxable income.

     Underwriters means each of the underwriters named in the section of this Prospectus entitled 'Underwriting.'

     Underwriting Agreement means the Underwriting Agreement between the Company and the Representatives relating to the purchase of the Common Stock offered hereby.

     Unitholders means Philip Pilevsky and certain other persons who received Units in connection with the contribution of properties of, or partnership or membership interests in, the contributing partnerships.

     Units mean the units of limited partnership interests of the Operating Partnership.

     UPREIT means a REIT conducting business through a partnership.

     Warrants mean warrants issued to the Trustees in the Formation Transactions to purchase an aggregate of 13,641 shares of Common Stock.

                         INDEX TO FINANCIAL STATEMENTS

PHILIPS INTERNATIONAL REALTY CORP.
     Pro Forma Condensed Consolidated Financial Statements (unaudited):
       Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997..............................   F-2
       Notes to Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997.....................   F-3
       Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 1997...........   F-4
       Notes to Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31,
        1997...............................................................................................   F-5
     Historical
       Report of Independent Auditors......................................................................   F-6
       Balance Sheet as of December 31, 1997...............................................................   F-9
       Statement of Operations for the Period July 16, 1997 (Incorporation) to December 31, 1997...........   F-10
       Statement of Shareholders' Equity for the period July 16, 1997 (Incorporation) to December 31,
        1997...............................................................................................   F-11
       Statement of Cash Flows for the Period July 16, 1997 (Incorporation) to December 31, 1997...........   F-12
       Notes to Financial Statements.......................................................................   F-13
PHILIPS INTERNATIONAL REALTY, L.P.
       Report of Independent Auditors......................................................................   F-7
       Balance Sheet as of December 31, 1997...............................................................   F-9
       Notes to Financial Statement........................................................................   F-13
PROPERTY PARTNERSHIPS
       Report of Independent Auditors......................................................................   F-8
       Combined Balance Sheet as of December 31, 1997......................................................   F-9
       Schedule III--Real Estate and Accumulated Depreciation as of December 31, 1997......................   F-22
       Notes to Combined Financial Statement...............................................................   F-13
THE PHILIPS COMPANY
       Report of Independent Auditors......................................................................   F-24
       Combined Balance Sheet as of December 31, 1996......................................................   F-25
       Combined Statements of Income for the Years Ended December 31, 1997, 1996 and 1995..................   F-26
       Combined Statements of Owners' Deficit for the Years Ended December 31, 1997, 1996 and 1995.........   F-27
       Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995..............   F-28
       Notes to Combined Financial Statements..............................................................   F-29
MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
     Combined Statements of Revenue and Certain Expenses:
       Report of Independent Auditors......................................................................   F-38
       Combined Statements of Revenues and Certain Expenses for the Years Ended December 31, 1997, 1996 and
        1995...............................................................................................   F-39
       Notes to Combined Statements of Revenues and Certain Expenses.......................................   F-40

                       PHILIPS INTERNATIONAL REALTY CORP.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                              CONSOLIDATION    OFFERING
                                                               HISTORICAL      ADJUSTMENTS    ADJUSTMENTS      PRO FORMA
                                                              -------------   -------------   -----------    -------------
                                                                   (A)             (B)
                           ASSETS
Rental properties--net......................................    $               $ 184,872      $               $ 184,872
Cash and cash equivalents...................................                        2,215        132,750 C         3,602
                                                                                                  (2,752)D
                                                                                                  (4,392)E
                                                                                                (122,279)F
                                                                                                      --G
                                                                                                  (1,940)I
Accounts receivable.........................................                        5,419
                                                                                                                   5,419
Related party receivables...................................                          367              --
Investment in partnerships..................................        2,287          (2,287)
Deferred costs, net.........................................        3,119           4,909         (3,119)D         1,289
                                                                                                  (1,680)F
                                                                                                      --G
                                                                                                  (1,940)I
Other assets................................................          137           1,943
                                                                                                                   1,943
                                                              -------------   -------------   -----------    -------------
Total assets................................................    $   5,543       $ 197,438      $  (2,600)      $ 197,125
                                                              -------------   -------------   -----------    -------------
                                                              -------------   -------------   -----------    -------------
            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Mortgages and notes payable...............................    $               $ 180,182      $(120,279)F     $  59,903
  Accounts payable and accrued expenses.....................        2,973           3,501         (2,820)E           681
  Related party payables....................................          367           1,572         (1,572)E            84

  Other liabilities.........................................                        1,711
                                                                                                                   1,711
                                                              -------------   -------------   -----------    -------------
Total liabilities...........................................        3,340         186,966       (124,671)         62,379
                                                              -------------   -------------   -----------    -------------
Minority interests..........................................                       10,472         23,497J         33,969
Shareholders' Equity:
  Series A Convertible Redeemable Preferred Stock, $.01 par
     value and $1,000 stated value; 30,000,000 shares
     authorized; 1,940 shares (Historical) No shares (Pro
     forma) issued and outstanding..........................        1,940
                                                                                                  (1,940)I
  Common Stock, $.01 par value; 150,000,000 shares

     authorized; 81,265 shares (Historical) 7,333,765
     shares.................................................                                          73C             73
  (Pro forma) issued and outstanding........................
  Additional paid in capital................................          806
                                                                                                 132,677C        105,977
                                                                                                  (3,119)D
                                                                                                   1,050H
                                                                                                  (1,940)I
                                                                                                 (23,497)J
Deficit.....................................................         (543)
                                                                                                  (3,680)F        (4,223)
                                                              -------------   -------------   -----------    -------------
                                                                    2,203
                                                                                                 123,121         101,827
Officer stock purchase loans receivable.....................
                                                                                                  (1,050)H        (1,050)
                                                              -------------   -------------   -----------    -------------
Total shareholders' equity..................................        2,203
                                                                                                 122,071         100,777
                                                              -------------   -------------   -----------    -------------
Total liabilities and shareholders' equity..................    $   5,543       $ 197,438      $  (2,967)      $ 197,125
                                                              -------------   -------------   -----------    -------------
                                                              -------------   -------------   -----------    -------------

                       PHILIPS INTERNATIONAL REALTY CORP.
                          NOTES TO PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(A) Represents the historical balance sheet of Philips International Realty Corp.
(B) To reflect on a consolidated basis the acquisition by the Company of the managing general partner's interest in the Operating Partnership.
(C) To reflect the issuance of 7,200 shares at an assumed price of $20 per share:
       Gross proceeds                                                                                    $144,000
       Less: Underwriting discount                                                                        (10,080)
             Other Offering costs                                                                          (1,170)
                                                                                                       ------------
       Net proceeds                                                                                      $132,750
                                                                                                       ------------
                                                                                                       ------------
(D) To reimburse sponsor for Offering costs incurred of $3,119 net of related party receivable
    offset                                                                                               $  2,752
(E) To repay costs incurred prior to December 31, 1997 in connection with the Formation Transactions and the Offering.
       Accounts payable                                                                                  $  2,820
       Related party payables                                                                               1,572
                                                                                                       ------------
                                                                                                         $  4,392
                                                                                                       ------------
                                                                                                       ------------
(F) To reflect the satisfaction of certain mortgages and notes payable payment of prepayment penalties and write-off of deferred financing costs associated therewith, with net proceeds of the Offering
       Write off of deferred financing costs and prepayment penalties                                    $  3,680
       Mortgages and notes payable, including prepayment penalties                                       $122,279
(G) To reflect commitment fees associated with the establishment of an acquisition revolving credit
    facility.                                                                                            $   [--]
(H) To record officers' stock purchase loans.                                                            $  1,050
(I) The transfer of Offering costs satisfied through the issuance of Series A Preferred Stock and
    redemption of the Series A Preferred Stock with proceeds from Offering.                              $  1,940
(J) To reflect the limited partnership interest as a minority interest based on its percentage ownership as follows:
       Total owners' equity                                                                              $134,746
       Limited partners' interest                                                                           25.21%
                                                                                                       ------------
       Minority interest                                                                                   33,969
       Minority interest included in (B) above                                                             10,472
                                                                                                       ------------
       Adjustment                                                                                        $ 23,497
                                                                                                       ------------
                                                                                                       ------------

                       PHILIPS INTERNATIONAL REALTY CORP.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                           PHILIPS                                                                                      PHILIPS
                        INTERNATIONAL    THE    MERRICK/MILL                FORMATION                                INTERNATIONAL
                           REALTY      PHILIPS     BASIN       NATIONAL    TRANSACTIONS                  OFFERING     REALTY CORP
                            CORP.      COMPANY   PROPERTIES    PROPERTY    ADJUSTMENTS    CONSOLIDATED  ADJUSTMENTS    PRO FORMA
                        -------------  -------  ------------  -----------  ------------   ------------  -----------  -------------
                             (1)         (2)        (3)           (4)          (5)                          (6)
  REVENUES FROM
    RENTAL
    PROPERTIES.......       $  --      $26,891     $4,969        $ 350       $    538(a)    $ 32,748      $             $32,748
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------
EXPENSES:
  Operating
    expenses.........          --       3,936         380          101                         4,417                      4,417
  Real estate
    taxes............          --       3,819         820           43                         4,682                      4,682
  Management fees to
    affiliates.......          --       1,001         240           --           (311)(c)        930                        930
  Interest expense...          --      12,966       2,045           59           (431)(a)     14,639       (9,734)(a)      4,905
  Depreciation and
    amortization.....          --       4,015         824           63            770(a)       5,691                      5,691
                                                                                   19(e)
  General and
    administrative
    expenses.........         543         165          23          125          1,577(d)       1,972          217(b)      2,350
                                                                                 (461)f                       161(c)
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------
    Total expenses...         543      25,902       4,332          391          1,163         32,331       (9,356)       22,975
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------

    Operating income
      (loss).........        (543)        989         637          (41)          (625)           417        9,356         9,773
Minority interests...          --          --          --           --             --             --       (2,464)(d)     (2,464)

Equity in income of
  investee...........          --         339          --           --           (339)(b)         --           --            --
Other income, net....          --          38           3            1             --             42           --            42
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------
  Income (loss)
    before
    extraordinary
    items............       $(543)     $1,366      $  640        $ (40)      $   (964)      $    459      $ 6,892       $ 7,351
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------
                            -----      -------     ------        -----     ------------   ------------  -----------  -------------


Income per share (7)

  Basic..............                                                                                                   $  1.00
                                                                                                                     -------------
                                                                                                                     -------------
  Diluted............                                                                                                   $  1.00
                                                                                                                     -------------
                                                                                                                     -------------

                       PHILIPS INTERNATIONAL REALTY CORP.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) Represents historical statement of operations of Philips International Realty Corp. from July 16, 1997 (Incorporation) through December 31, 1997.

(2) Represents historical combined statement of income of The Philips Company.

(3) Represents historical combined statement of income of two properties in which The Philips Company held an equity interest.

(4) Represents the historical statement of operations of The Shoppes at Lake
    Mary.

(5) Adjustments to reflect the completion of the Formation Transactions.

(a)   To reflect the adjustment resulting from purchase price accounting:
      Rental revenue--adjustment to straight line rental income...........................     $     538
      Depreciation and amortization.......................................................     $     770
      Interest expense....................................................................     $    (431)
(b)   Elimination of equity in income of investees as a result of accounting for all
      properties as wholly owned..........................................................     $    (339)
(c)   Adjustment to management fees paid to affiliates related to the properties acquired:
      Management fees based on historical agreements......................................     $  (1,241)
      Management fees based upon agreement effective at the completion of the Formation
        Transactions......................................................................           930
                                                                                             -------------
      Net decrease in management fees.....................................................     $    (311)
                                                                                             -------------
                                                                                             -------------
(d)   Incremental general and administrative expenses associated with the Formation
      Transactions........................................................................     $   1,577
(e)   To reflect depreciation based upon purchase price for The Shoppes at Lake Mary......     $      19
(f)   To reflect elimination of non-recurring compensation expense related to the issuance of Common Stock and Warrants in connection with the completion of the Formation
      Transactions........................................................................     $    (461)

(6) Adjustments to reflect the completion of the Offering.

(a)   To reflect the decrease in interest expense, associated with the satisfaction of certain mortgages with the proceeds of the Offering, net of amortization of the
      revolving credit facility commitment fees...........................................     $  (9,734)
(b)   To reflect as compensation expense the forgiveness of loans extended to officers to
      purchase Common Stock in connection with the Offering...............................     $     217
(c)   To reflect incremental general and administrative expenses associated with
      broad-based equity ownership of the Company and NYSE listing........................     $     161

(d)   Represents the 25.21% interest of the minority in the Operating Partnership.........     $   2,464

(7) Pro forma basic income per common share is based upon 7,334 shares of Common Stock expected to be outstanding after the Offering. As each Operating Partnership Unit is redeemable for one share of Common Stock, the calculation of earnings per share upon redemption will be unaffected as Unitholders and shareholders are entitled to equal distributions on a per Unit and per share basis in the net income of the Company. Basic earnings per share excludes any dilutive effects of the options and warrants outstanding. Diluted earnings per share includes the dilutive effect of the outstanding options and Warrants calculated under the treasury stock method.

                           REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the accompanying balance sheet of Philips International Realty Corp. as of December 31, 1997 and the related statement of operations, shareholders' equity and cash flows for the period July 16, 1997 (Incorporation) to December 31, 1997. These financial statements are the responsibility of the management of Philips International Realty Corp. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Philips International Realty Corp. at December 31, 1997 and the results of its operations and its cash flows for the period July 16, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.

                            /s/ ERNST & YOUNG LLP

New York, New York
March 6, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the accompanying balance sheet of Philips International Realty, L.P. as of December 31, 1997. This financial statement is the responsibility of the management of Philips International Realty, L.P. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Philips International Realty, L.P. at December 31, 1997 in conformity with generally accepted accounting principles.

                            /s/ ERNST & YOUNG LLP

New York, New York
March 6, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the accompanying combined balance sheet of Property Partnerships as of December 31, 1997. We have also audited the financial statement schedule listed on the Index to Financial Statements included in the Prospectus. The combined financial statement and financial statement schedule are the responsibility of the management of Property Partnerships. Our responsibility is to express an opinion on the financial statement and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined balance sheet referred to above presents fairly, in all material respects, the financial position of Property Partnerships at December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statement taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.

                            /s/ ERNST & YOUNG LLP

New York, New York
March 6, 1998

                      PHILIPS INTERNATIONAL REALTY CORP.,
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                                 BALANCE SHEETS
                               DECEMBER 31, 1997
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                              PHILIPS          PHILIPS
                                                                           INTERNATIONAL    INTERNATIONAL      PROPERTY
                                                                           REALTY CORP.     REALTY, L.P.     PARTNERSHIPS
                                                                           -------------    -------------    ------------
                                                                                                              (COMBINED)
                                 ASSETS
Rental properties, at cost (Note 5):....................................
  Land and improvements.................................................      $               $               $   49,143
  Building and improvements.............................................                                         150,285
                                                                                                             ------------
                                                                                                                 199,428
  Less accumulated depreciation.........................................                                         (14,556)
                                                                                                             ------------
                                                                                                                 184,872
Cash and cash equivalents...............................................                          1,779              436
Accounts receivable.....................................................                                           5,419
Related party receivables...............................................                            367
Deferred charges, net (Note 4)..........................................           --             1,940            2,969
Other assets (Note 4)...................................................           --                23            1,920
Investment in partnerships (Note 3).....................................
  Philips International Realty, L.P.....................................        2,286
  Property Partnerships.................................................            1            13,869
                                                                           -------------    -------------    ------------
Total assets............................................................      $ 2,287         $  17,978       $  195,616
                                                                           -------------    -------------    ------------
                                                                           -------------    -------------    ------------
         LIABILITIES AND SHAREHOLDERS' EQUITY/PARTNERS' CAPITAL
Liabilities:
  Mortgages and notes payable (Note 5)..................................      $    --         $   3,580       $  176,602
  Accounts payable and accrued expenses.................................           --                83            3,418
  Related party payables (Notes 8)......................................           84             1,556               16
  Other liabilities.....................................................                                           1,711
                                                                           -------------    -------------    ------------
Total liabilities.......................................................           84             5,219          181,747
                                                                           -------------    -------------    ------------
Contingencies and other comments (Notes 7, 8 and 9)

Shareholders' Equity/Partners' Capital

Partners' Capital
  Preferred units.......................................................                          1,940
  General Partners......................................................                            346

  Limited Partners......................................................                         10,473           13,869
Series A Convertible Redeemable Preferred Stock,
  $.01 par value; $1,000 stated value; 30,000,000 shares authorized and
  1,940 shares issued and outstanding...................................        1,940
Common Stock, $.01 par value; 150,000,000 shares authorized and 47,660 shares issued and outstanding.........................................
Additional paid in capital..............................................          806
Deficit.................................................................         (543)
                                                                           -------------    -------------    ------------
Total partners' capital.................................................                         12,759           13,869
Total shareholders' equity..............................................        2,203
                                                                           -------------    -------------    ------------
Total liabilities, shareholders' equity and partners' capital...........      $ 2,287         $  17,978       $  195,616
                                                                           -------------    -------------    ------------
                                                                           -------------    -------------    ------------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                            STATEMENT OF OPERATIONS
           PERIOD JULY 16, 1997 (INCORPORATION) TO DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenue..................................................................................................   $   --
General and administrative expenses......................................................................      543
                                                                                                            ------
Net loss.................................................................................................   $ (543)
                                                                                                            ------
                                                                                                            ------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                       STATEMENT OF SHAREHOLDERS' EQUITY
           PERIOD JULY 16, 1997 (INCORPORATION) TO DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                             CUMULATIVE
                                                     PREFERRED       COMMON                 DISTRIBUTIONS        TOTAL
                                                      STOCK AT      STOCK AT     PAID-IN      IN EXCESS      SHAREHOLDERS'
                                                    STATED VALUE    PAR VALUE    CAPITAL    OF NET INCOME        EQUITY
                                                    ------------    ---------    -------    -------------    --------------
Net loss.........................................           --           --           --        $(543)           $ (543)
Sale of stock
  Preferred......................................     $  1,940           --           --           --             1,940
  Common.........................................           --           --      $ 2,133           --             2,133
Issuance of common stock and warrants............           --           --          461           --               461
Reallocation of equity to minority partners in
  the Operating Partnership......................           --           --       (1,788)          --            (1,788)
                                                    ------------    ---------    -------       ------           -------
Balance December 31, 1997........................     $  1,940           --      $   806        $(543)           $2,203
                                                    ------------    ---------    -------       ------           -------
                                                    ------------    ---------    -------       ------           -------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                            STATEMENT OF CASH FLOWS
           PERIOD JULY 16, 1997 (INCORPORATION) TO DECEMBER 31, 1997
                                 (IN THOUSANDS)

Operating activities
Net loss...............................................................................................   $   (543)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Non-cash compensation................................................................................        461
Changes in operating assets and liabilities:
  Due to related parties...............................................................................         82
                                                                                                          --------
Net cash used in operating activities..................................................................         --
Investing activities:
  Investment in Philips International Realty, L.P......................................................       (533)
                                                                                                          --------
  Net cash used in investing activities................................................................       (533)
                                                                                                          --------
Financing activities:
  Proceeds from issuance of common stock...............................................................        533
                                                                                                          --------
Net cash provided by financing activities..............................................................        533
                                                                                                          --------
Net increase in cash and cash equivalents..............................................................         --
Cash and cash equivalents at beginning of period.......................................................         --
                                                                                                          --------
Cash and cash equivalents at end of period.............................................................   $     --
                                                                                                          --------
                                                                                                          --------

     Additional non-cash transactions during the period consisted of the following:

          (a) Issuance of Series A Preferred Stock in payment of financial advisory fee ($1,940). The deferred asset was contributed to Philips International Realty, L.P. in exchange for Preferred Units.

          (b) Acquisition of The Shoppes at Lake Mary, Florida property in exchange for Common Stock of the Company ($1,600) and assumption of mortgage debt ($542). The property and mortgage debt were contributed to Philips International Realty, L.P. in exchange for general partnership interests.

          (c) The investment in Philips International Realty, L.P. and additional paid in capital were reduced to reflect the dilution ($1,788) of the Company's interest therein.


                            See accompanying notes.

                      PHILIPS INTERNATIONAL REALTY CORP.,
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. FORMATION TRANSACTIONS AND PROPOSED OFFERING

     Philips International Realty Corp. (the 'Company'), a Maryland corporation, and Philips International Realty, L.P. (the 'Operating Partnership'), a Delaware limited partnership, were formed in July 1997 for the purpose of combining certain real estate properties (the 'Properties') which were owned by partnerships and limited liability companies (the 'Contributing Companies') in which Philip Pilevsky owned an interest. The Operating Partnership had no operations in 1997. The Company expects to qualify as a real estate investment trust ('REIT') under the Internal Revenue Code of 1986, as amended, for the taxable year ended December 31, 1997. The interests in the Property Partnerships (see Note 3) were acquired by the Company and the Operating Partnership at the close of business on December 31, 1997; accordingly, no operations are reflected in the financial statements relating to such acquisitions for the year then ended.

  Formation Transactions

     On December 31, 1997, the partners and members of the Contributing Companies transferred their shopping center assets or, in certain instances, their partnership or membership interests in the entities which hold title to such shopping center assets, to certain newly-formed entities as follows:

     o With respect to those partnerships which owned fee title to properties located in New York or Connecticut, the partnerships contributed such fee title, together with any existing indebtedness relating thereto, to a designee of the Operating Partnership, which designee was a newly-formed limited partnership (in which the Company indirectly owns a 0.01% general partnership interest), in exchange for Units in the Operating Partnership;

     o With respect to those entities that were partnerships or limited liability companies and which did not own fee title to properties located in New York or Connecticut, the partners or members, as the case may be, of such partnerships contributed all of their partnership interests or membership interests therein, as the case may be, to the Operating Partnership in exchange for Units in the Operating Partnership (which Units, together with those Units described above, comprise a 96.8% limited partner interest in the Operating Partnership at December 31,
       1997);

     o The Company purchased a shopping center property in Florida from an existing unaffiliated seller (the 'Seller') in exchange for 32,000 shares (54,563 shares after proposed stock split) of Common Stock (which shares represent approximately 2.1% of the outstanding Common Stock of the Company and interests redeemable therefor) and the assumption of the existing mortgage note payable in the amount of $542;

     o The trustees of the Seller were issued 5,000 shares (8,526 shares after proposed stock split) of Common Stock of the Company, plus warrants to acquire an additional 8,000 shares (13,641 shares after proposed stock split) of Common Stock of the Company at an exercise price of $25.00 per share ($14.66 after proposed stock split) (which shares and warrants represent approximately 0.8% of the outstanding Common Stock of Company and interests redeemable therefor);

     o An individual partner purchased 10,660 shares (18,176 shares after proposed stock split) of the Company's Common Stock (approximately 0.7% of the outstanding Common Stock and interests redeemable therefor) for a total purchase price of $533;

     o Prudential Securities Incorporated received, in lieu of the financial advisory fee payable by the Seller upon consummation of the Formation Transactions and assumed by the Company under a Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into Common Stock, or approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable therefor); and

                      PHILIPS INTERNATIONAL REALTY CORP.,
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. FORMATION TRANSACTIONS AND PROPOSED OFFERING--(CONTINUED)
     o The Company contributed its fee title interest in the Florida property acquired, together with the cash received from the partner in connection with the purchase of Common Stock, to the Operating Partnership in exchange for an approximate 3.2% non-managing general partnership interest therein.

     The Operating Partnership and the Property Partnerships are controlled by Philips International Realty, LLC, a Delaware limited liability company, of which Philip Pilevsky is the sole member, until the Company completes public or private equity offerings of its securities aggregating in excess of $25,000, at which time the Company will become the sole general partner of the Operating Partnership and the Property Partnerships.

  Proposed Offering

     The Company expects to issue shares of its Common Stock through a public offering (the 'Offering'). The net proceeds from the Offering will be used to
(i) repay approximately $127 million of outstanding indebtedness (including prepayment penalties and expenses accrued in connection with the Offering and Formation Transactions) and (ii) redeem the Series A Preferred Stock for $1,940 plus the accrued dividends thereon, with the remaining proceeds to be available for general corporate purposes.


  Credit Facility

     The Company expects to establish a revolving credit facility concurrently with the consummation of the Offering. The availability of funds under the credit facility will be subject to the Company's compliance with a number of customary financial and other covenants on an on-going basis. The credit facility will be used primarily to finance its acquisitions and redevelopment activities. Borrowings under the credit facility are expected to be collateralized by certain shopping center properties with recourse to the Company and the Operating Partnership.

2. SIGNIFICANT ACCOUNTING POLICIES

  Equity Method of Accounting

     The Company has a 3.2% general partnership interest in the Operating Partnership, and the Operating Partnership has a 99.989% interest in the Property Partnerships. Since the Operating Partnership and Property Partnerships initially are controlled by Philips International Realty, LLC (see Note 1), the Company and the Operating Partnership account for their investments on the equity method.

  Principles of Combination

     The Property Partnerships are not a legal entity but rather a combination of real estate properties that are currently organized as limited partnerships and limited liability companies which are under the common control of Philips International Realty, LLC. All significant inter-company balances have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Real Estate Properties

     Building and improvements will be depreciated on the straight-line method over the estimated useful lives of the assets which range from fifteen to thirty-nine years, and tenant improvements (included in buildings and improvements in the accompanying balance sheet) will be amortized over the lives of the respective leases using the straight-line method.

     In accordance with Statement of Financial Accounting Standards No. 121 ('SFAS No. 121'), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews

                      PHILIPS INTERNATIONAL REALTY CORP.,
                       PHILIPS INTERNATIONAL REALTY, L.P.

                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) real estate assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. Impaired assets are required to be reported at the lower of cost or fair value. Assets to be disposed of are required to be reported at the lower of cost or fair value less cost to sell. Assets are classified to be disposed when management has committed to a plan to dispose of the assets. No impairment losses have been recorded.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less from date of purchase.

     Banking relationships are maintained with major financial institutions. The properties are operated through multiple bank accounts to mitigate exposure to loss of cash balances which may from time to time exceed federally insured limits.

  Revenue Recognition

     Minimum revenues from rental property will be recognized on a straight-line basis over the terms of the respective tenant leases.

  Deferred Charges

     Costs incurred to obtain tenant leases and long term financing, included in deferred charges in the accompanying balance sheet, are amortized over the terms of the related leases or debt agreements, as applicable. Costs incurred in connection with the proposed Offering will be charged to paid in capital at the completion of the planned equity offering.

  Income Taxes

     The Company intends to elect to be taxed as a REIT under section 856(c) of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1997. As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders and meets certain other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. As a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on any undistributed taxable income.

  Earnings per share:

     The Company and the Operating Partnership received their interest in the Properties at the close of business on December 31, 1997 and had no operations as a public entity and therefore the Company has not presented earnings (loss) per share. If the 47,660 shares were outstanding since the Company's incorporation, the Company's basic and diluted loss per share (as calculated pursuant to FASB No. 128) would have been ($11.39). Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the dilutive effect of options, warrants and convertible securities calculated under the treasury stock method. The anti-dilutive effect of the warrants has not been considered in the diluted calculation.

     The Company has authorized a Common Stock split of 1.7051 to 1 effective immediately prior to the completion of the Offering. Had this stock split occurred, basic and diluted loss per share would have been ($6.68).

  Preferred Stock

     The Series A Preferred Stock is convertible into Common Stock at any time following the six month anniversary of the date of issuance at a conversion price of $50.00 per share of Common Stock ($29.32 after proposed stock split), subject to adjustment for customary anti-dilutive rights. Dividends on the Series A Preferred Stock are cumulative and

                      PHILIPS INTERNATIONAL REALTY CORP.,
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) payable quarterly in arrears at a rate of 9%. The Company has the right to redeem all of the Series A Preferred Stock outstanding upon the occurrance of certain transactions at an amount in cash equal to the stated value per share plus any accrued but unpaid dividends hereon.

     Upon consummation of the Offering, the Company plans to redeem the Series A Preferred Stock for $1.94 million in cash plus accrued and unpaid dividends from the net proceeds of the Offering.

     The holders of the Series A Preferred Stock have no voting rights.

  Segment Disclosure

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131), which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management has not completed its review of Statement 131, but does not anticipate that the adoption of this statement will have a significant effect on the Company's financial statements.

3. INVESTMENT IN PROPERTY PARTNERSHIPS

     The Property Partnerships own the following neighborhood and community shopping center properties:

         Forest Avenue Shoppers Town, Staten Island, New York
         Meadowbrook Commons, Freeport, New York
         Merrick Commons, Merrick, New York
         Mill Basin Plaza, Brooklyn, New York
         Branhaven Plaza, Branford, Connecticut
         Mall on the Mile, Hialeah, Florida
         Palm Springs Village, Hialeah, Florida
         The Shops on 49th Street, Hialeah, Florida
         Philips Plaza, Hialeah, Florida
         Elm Plaza, Enfield, Connecticut
         Millside Plaza, Delran, New Jersey
         Foxboro Plaza, Foxborough, Massachusetts
         The Shoppes at Lake Mary, Lake Mary, Florida

     In accordance with Accounting Principles Board Opinion No. 16, the purchase of the non-sponsor interests in the Property Partnerships were accounted for at fair market value. The fair market value purchase price is reflective of the non-sponsor percentage interests acquired in the respective partnership multiplied by the net asset value for such respective shopping center property, which aggregated approximately $14,636. The non-sponsors received 292,712 units (499,103 units proposed stock split) in the Operating Partnership in connection with the formation transactions. (see Note 1). The sponsor interests ('Sponsors'), comprising Philip Pilevsky and his family members, are recorded at historical cost.

     Had the Company and the Operating Partnership acquired their interest in the Property Partnerships on January 1, 1997, their share of equity in income of investees would have been $9 and $265, respectively, and their net (loss) income would be ($535) and $265, respectively.

                       PHILIPS INTERNATIONAL REALTY CORP.
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. DEFERRED COSTS AND OTHER ASSETS

     Deferred Costs:

     Deferred costs in the accompanying balance sheet are comprised as follows:


                                                                                PHILIPS INTERNATIONAL
                                                                                    REALTY, L.P.         PROPERTY PARTNERSHIPS
                                                                                ---------------------    ---------------------
Deferred financing........................................................             $                        $ 3,145
Deferred leasing..........................................................                                        1,908
Deferred offering.........................................................               1,940
                                                                                       -------                  -------
                                                                                         1,940                    5,053
Less accumulated amortization.............................................                                        2,084
                                                                                       -------                  -------
                                                                                       $ 1,940                  $ 2,969
                                                                                       -------                  -------
                                                                                       -------                  -------

  Other Assets:

     Other assets in the accompanying combined balance sheet of the Property Partnerships include restricted real estate tax escrows, capital improvement escrows and tenant security deposits totaling $1,091 as of December 31, 1997.

5. MORTGAGES AND NOTES PAYABLE

     As of December 31, 1997, mortgage notes payable aggregated $176,602 and were collateralized by the shopping center properties. Mortgage payments are due in monthly installments of principal and/or interest and mature on various dates through 2004. The loan agreements contain customary representations, covenants and events of default.

     The following table summarizes the Property Partnerships' mortgage indebtedness as of December 31, 1997:

PROPERTY                   MORTGAGE NOTES WITH FIXED INTEREST:
--------------------  ---------------------------------------------

Millside Plaza        First mortgage notes with fixed interest               $12,164
Elm Plaza             rates of 7.48% due December 31, 2002. The
Foxboro Plaza         notes are cross-defaulted and cross-
                      collateralized. Monthly payments of principle
                      and interest total $83.

Mall on the Mile      First mortgage notes with a life insurance              41,977
Palm Springs Village  company with a fixed interest rate of 7.83%
                      due in February 2004. The notes are cross-
                      defaulted and cross-collateralized. Monthly
                      payments of principal and interest total
                      $322.

Merrick Commons       First mortgage note payable to a bank with a            25,762

and Mill Basin Plaza  fixed interest rate of 7.28% due in January
                      2003. The note is collateralized by mortgages
                      on both properties. Monthly payments of
                      principal and interest total $178.
                                                                           ---------

                      TOTAL FIXED RATE NOTES                                  79,903
                                                                           ---------

                       PHILIPS INTERNATIONAL REALTY CORP.
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. MORTGAGES AND NOTES PAYABLE--(CONTINUED)

PROPERTY                 MORTGAGE NOTES WITH VARIABLE INTEREST:
--------------------  ---------------------------------------------

Forest Avenue         On June 27, 1997, the Company refinanced                24,000
Shoppers Town         three mortgages collateralized by Forest
                      Avenue Shopping L.L.C. with a financial
                      services institution. A Sponsor has
                      personally guaranteed $6,000 (subject to
                      reductions as set forth in the agreement) of
                      the new mortgage note. In addition, all
                      membership interests in Forest Avenue
                      Shoppers Town LLC and Branhaven Plaza LLC
                      have been pledged as collateral. Interest is
                      at the rate of LIBOR plus 1.75% (7.44% at
                      December 31, 1997) and the mortgage note has
                      a maturity date of June 1, 1998; however,
                      either party can decide to extend the loan on
                      notice, not less than 30 days or more than 90
                      days prior to maturity, to either January 1,
                      2004 or 2007, upon the occurrence of certain
                      events as disclosed in the mortgage
                      agreement.

Branhaven Plaza       Mortgage provides for variable interest rate             9,415
                      of the lower of LIBOR plus 3.50% or prime
                      plus 0.75% (9.22% at December 31, 1997) with
                      maturity on November 1, 1998, with two
                      options to extend the maturity date for six
                      months. The Company is required to make
                      quarterly amortization payments equal to 50%

                      of the property's preceding quarter's net cash flow.

Meadowbrook Commons   First mortgage note with variable interest of           25,781
                      2.5% plus base LIBOR rate (8.22% at December
                      31, 1997), as defined, or Floating Rate, as
                      defined, matures on March 31, 1998. The
                      Company is required to make quarterly
                      amortization payments of the excess cash flow
                      from the preceding quarter.

                                                                              23,975
The Shops on          First mortgage note with a variable interest
  49th Street         rate of LIBOR plus 2.5% (8.22% at December
Philips Plaza         31, 1997), matures on June 1, 1998. Monthly
                      payments of principal of $37.5 plus interest.
                      This loan balance is guaranteed by two of the
                      Sponsors.

Mall on the Mile      In connection with the purchase of the                  13,000
Palm Springs Village  partnership interest in Palm Springs Mile
The Shops on          Associates, Ltd., the Company borrowed
  49th Street         $13,000 from a financial services
Philips Plaza         institution. Such notes are collateralized by
                      (i) the partnership interests so acquired,
                      (ii) the pledge of all limited partners'
                      rights to partnership distributions until the
                      notes are repaid, (iii) the personal
                      guarantee of the notes by a Sponsor, and (iv)
                      the pledge of all members' interests in
                      Forest Avenue Shoppers Town LLC, an
                      affiliated entity. The notes bear interest at
                      LIBOR plus 1.75% (7.44% at December 31, 1997)
                      and mature on the earlier of June 1, 1998 or
                      the date the Company has raised at least
                      $40,000 in equity. The notes require monthly
                      debt service payments of principal and
                      interest totaling approximately $330.

                       PHILIPS INTERNATIONAL REALTY CORP.
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. MORTGAGES AND NOTES PAYABLE--(CONTINUED)

PROPERTY                 MORTGAGE NOTES WITH VARIABLE INTEREST:

--------------------  ---------------------------------------------

The Shoppes at Lake   Mortgage payable in monthly installments of                528
Mary                  $7 of principal plus interest at 2% over
                      prime on the outstanding balance. The balance
                      of principal and interest is due in full
                      October 1998.
                                                                           ---------
                      TOTAL VARIABLE RATE INTEREST NOTES                      96,699
                                                                           ---------
                      TOTAL MORTGAGE NOTES PAYABLE                          $176,602
                                                                           ---------
                                                                           ---------

     One of the Company's lenders did not consent to the transfer of interests in The Shops on 49th Street and Philips Plaza properties which occurred in connection with the Formation Transactions. If such transfer were determined to violate the terms of the mortgage, the lender could be entitled to accelerate the maturity date of the loan and commence foreclosure proceedings against the mortgaged properties. The lender has taken no action with respect to this matter. The mortgage loan on Meadowbrook Commons is scheduled to mature on March 31, 1998. The Company has reached an agreement in principle with the mortgagor pursuant to which the mortgagor will forebear with respect to such loan for a 90-day period. These mortgages secure floating rate loans that are prepayable without penalty, at the option of the Company, which are expected to be repaid in full with proceeds from the Offering.

     The Operating Partnership's note payable represents advances under a $10 million line of credit which bears interest at the rate of LIBOR plus 1.75% (7.69% at December 31, 1997) and is due the earlier of June 1998 or the completion of the Offering.

     The combined aggregate principal maturities of mortgage notes payable outstanding as of December 31, 1997 are as follows:

1998...........................................................................     $  97,668
1999...........................................................................         1,057
2000...........................................................................         1,140
2001...........................................................................         1,230
2002...........................................................................        12,847
Thereafter.....................................................................        62,660
                                                                                  -------------
                                                                                    $ 176,602
                                                                                  -------------
                                                                                  -------------

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair values for the financial instruments were determined by management using market information available as of December 31, 1997 and appropriate valuation methodologies which included, in the case of debt instruments, consideration of interest rates available for the issuance of debt with terms and maturities similar to its currently outstanding indebtedness. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Although management is not aware of any factors that would significantly affect its estimates of the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1997.

     Cash equivalents and mortgage notes payable are reflected in the accompanying balance sheet at amounts which reasonably approximate their fair values.

                       PHILIPS INTERNATIONAL REALTY CORP.
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

7. RENTAL INCOME

     The shopping center properties are leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or upward adjustments based on certain inflation indices. The leases generally also require that the tenants reimburse the Company for increases in certain operating costs and real estate taxes.

     The approximate future minimum rents to be received over the next five years and thereafter, assuming neither renewals nor extensions of leases which may expire during the period, for leases in effect at December 31, 1997 are as follows:

1998..........................................................   $ 23,133
1999..........................................................     21,878
2000..........................................................     20,704
2001..........................................................     17,925
2002..........................................................     15,060
Thereafter....................................................    123,975
                                                                 --------
                                                                 $222,675
                                                                 --------
                                                                 --------

8. RELATED PARTY TRANSACTIONS


  Management Agreement

     The Company has entered into a management agreement with Philips International Holding Corp., a related party, which provides for the day-to-day operations, management and leasing services. Fees payable for such services are
(i) a management fee equal to 3% of gross rental collections, (ii) leasing commissions in amounts not to exceed local current market rates, and (iii) construction supervisory fees up to 10% of the costs of a project. In addition, the Management Company will be reimbursed for certain direct out-of-pocket expenses.

  Related Party Payables

     Related party payables of the Operating Partnership represent reimbursement to be made for certain Formation Transaction and Offering costs that were previously funded by the limited partners.

9. COMMITMENTS AND CONTINGENCIES

  Stock Option Plan

     On December 31, 1997, the Company adopted the Philips International Realty Corp. 1997 Stock Option and Long-Term Incentive Plan ('Stock Option Plan'). A total of 852,550 shares of authorized Common Stock (subject to adjustment) has been reserved by the Company for issuance of awards under the Stock Option Plan. Effective January 1, 1998, the Board of Directors granted options, each with a ten-year term, to purchase up to 654,000 shares (as adjusted for the proposed stock split--see Note 2) of Common Stock at the Offering price. The options vest over three to four years from the date of grant. The options were granted to directors, executive officers, employees of the Company and the Management Company.

                       PHILIPS INTERNATIONAL REALTY CORP.
                       PHILIPS INTERNATIONAL REALTY, L.P.
                                      AND
                             PROPERTY PARTNERSHIPS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

9. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
  Employment Agreements

     The Company entered into employment and non-competition agreements with certain executive officers as described in the Company's Prospectus under the caption 'Management--Employment Agreements.'

  Litigation

     The Property Partnerships are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Property Partnerships, the Operating Partnership or the Company.

                           THE PROPERTY PARTNERSHIPS
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                             COST CAPITALIZED SUBSEQUENT
                                               INITIAL COST                        TO ACQUISITION
                                ------------------------------------------   ---------------------------
                                                               BUILDINGS                     BUILDINGS
                                                 LAND AND         AND          LAND AND         AND
         DESCRIPTION            ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS   IMPROVEMENTS   IMPROVEMENTS
------------------------------  ------------   ------------   ------------   ------------   ------------
Millside Plaza                    $  4,477       $    960       $  5,443       $    297       $    719
  Delran, NJ
Elm Plaza                            3,401            709          4,968             17           *(73)
  Enfield, CT
Branhaven Plaza                      9,415          1,883          7,646            594          1,013
  Branford, CT
Forest Avenue Shoppers Town         24,000          1,984          8,428          1,885          8,634
  Staten Island, NY
Meadowbrook Commons                 25,781          5,000             --          2,115         21,387
  Freeport, NY
Foxboro Plaza                        4,286            655          6,055            194          *(626)
  Foxborough, MA
Palm Springs Mile                   78,952         12,864         25,767          8,442         35,026
  Hialeah, FL (4 properties)
Mill Basin Plaza                    13,248          5,107          8,696          1,795          2,682
  Brooklyn, NY
The Shoppes at                         528            362          2,052             --             --
  Lake Mary
  Lake Mary, FL
Merrick Commons                     12,514          2,257          4,191          2,023          7,975
  Merrick, NY
Construction in progress                                                                           302
                                ------------   ------------   ------------   ------------   ------------
                                  $176,602       $ 31,781       $ 73,246       $ 17,362       $ 77,039
                                ------------   ------------   ------------   ------------   ------------
                                ------------   ------------   ------------   ------------   ------------

                                            GROSS AMOUNTS AT WHICH
                                          CARRIED AT CLOSE OF PERIOD
                              ---------------------------------------------------
                                             BUILDINGS                                           LIFE ON WHICH
                                LAND AND        AND                   ACCUMULATED     DATE      DEPRECIATION IS
         DESCRIPTION          IMPROVEMENTS  IMPROVEMENTS    TOTAL     DEPRECIATION  ACQUIRED       COMPUTED
------------------------------------------  ------------   --------   -----------   ---------   ---------------
Millside Plaza                $    1,257      $  6,162     $  7,419     $   784      12/26/86   31.5 - 39 years
  Delran, NJ
Elm Plaza                            726         4,895        5,621         743      12/24/86    15 - 39 years

  Enfield, CT
Branhaven Plaza                    2,477         8,659       11,136       1,286      12/31/85    15 - 39 years
  Branford, CT
Forest Avenue Shoppers Town        3,869        17,062       20,931       1,630      11/16/84    15 - 39 years
  Staten Island, NY
Meadowbrook Commons                7,115        21,387       28,502       1,111       11/9/89    15 - 39 years
  Freeport, NY
Foxboro Plaza                        849         5,429        6,278         869      11/24/86    15 - 39 years
  Foxborough, MA
Palm Springs Mile                 21,306        60,793       82,099       7,100        4/1/85    15 - 39 years
  Hialeah, FL (4 properties)
Mill Basin Plaza                   6,902        11,378       18,280         360        9/1/94         39 years
  Brooklyn, NY
The Shoppes at                       362         2,052        2,414          --      12/30/97         39 years
  Lake Mary
  Lake Mary, FL
Merrick Commons                    4,280        12,166       16,446         673        1/1/86    15 - 39 years
  Merrick, NY
Construction in progress                           302          302
                              ------------  ------------   --------   -----------
                              $   49,143      $150,285     $199,428     $14,556
                              ------------  ------------   --------   -----------
                              ------------  ------------   --------   -----------

*Purchase accounting adjustment relating to elimination of accumulated depreciation against cost of property.

                              THE PHILIPS COMPANY
      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The changes in real estate for the three years ended December 31, 1996 are as follows:

                                                                                  1997        1996        1995
                                                                                --------    --------    --------
Balance at beginning of period...............................................   $137,399    $124,892    $118,288
Property acquisitions and purchase accounting adjustments....................     20,789          --          --
Improvements.................................................................     41,240      12,507       6,604
                                                                                --------    --------    --------
Balance at end of period.....................................................   $199,428    $137,399    $124,892
                                                                                --------    --------    --------
                                                                                --------    --------    --------

     The aggregate cost of land, buildings and improvements for federal income tax purposes at December 31, 1997 was $134,000.

     The changes in accumulated depreciation for the three years ended December 31, 1996 are as follows:

                                                                                     1997       1996       1995
                                                                                   --------    -------    -------

Balance at beginning of period..................................................   $ 24,277    $21,315    $18,628
Purchase accounting adjustments.................................................    (15,318)        --         --
Depreciation for period.........................................................      5,597      2,962      2,687
                                                                                   --------    -------    -------
Balance at end of period........................................................   $ 14,556    $24,277    $21,315
                                                                                   --------    -------    -------
                                                                                   --------    -------    -------

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the accompanying combined balance sheet of The Philips Company as of December 31, 1996 and the related combined statements of income, owners' deficit and cash flows for each of the years in the period ended December 31, 1997. These financial statements are the responsibility of The Philips Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Philips Company at December 31, 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                         /s/ ERNST & YOUNG LLP

New York, New York
March 6, 1998

                              THE PHILIPS COMPANY
                            COMBINED BALANCE SHEETS
                               DECEMBER 31, 1996*
                             (DOLLARS IN THOUSANDS)

                                                ASSETS
Rental properties, at cost (Note 3)
  Land and improvements...............................................................................   $ 27,687
  Building and improvements...........................................................................    109,712
                                                                                                         --------
                                                                                                          137,399
  Less accumulated depreciation.......................................................................     24,277
                                                                                                         --------
                                                                                                          113,122

Cash and cash equivalents.............................................................................        785
Accounts receivable...................................................................................      7,832
Related party receivables (Note 6)....................................................................      1,216
Investments in partnerships (Note 2)..................................................................        694
Deferred charges, net (Note 8)........................................................................      4,605
Other assets (Note 9).................................................................................      1,587
                                                                                                         --------
Total assets..........................................................................................   $129,841
                                                                                                         --------
                                                                                                         --------

                                   LIABILITIES AND OWNERS' DEFICIT
Liabilities:
  Mortgage notes payable (Note 3).....................................................................   $133,609
  Accounts payable and accrued expenses...............................................................      3,584
  Related party payables (Note 6).....................................................................      2,067
  Other liabilities...................................................................................      1,747
                                                                                                         --------
Total liabilities.....................................................................................    141,007
                                                                                                         --------
Contingencies and commitments (Notes 6 and 7).........................................................
Owners' deficit.......................................................................................    (11,166)
                                                                                                         --------
Total liabilities and owners' deficit.................................................................   $129,841
                                                                                                         --------
                                                                                                         --------

* On December 31, 1997, at the close of the Formation Transactions (see Note 1), all of the assets and liabilities were transferred to entities owned 99.89% by Philips International Realty, L.P.

                            See accompanying notes.

                              THE PHILIPS COMPANY
                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1997        1996        1995
                                                                                  --------    --------    --------
Revenues:
Minimum and percentage rentals.................................................   $ 20,816    $ 20,230    $ 18,163
Expense reimbursements.........................................................      6,075       5,717       5,024
                                                                                  --------    --------    --------
Total revenue (Note 5).........................................................     26,891      25,947      23,187
                                                                                  --------    --------    --------
Expenses:
  Operating expenses (Note 6)..................................................      3,936       4,176       4,193
  Real estate taxes............................................................      3,819       3,671       3,591
  Management fees to affiliates (Note 6).......................................      1,001         878         815
  Interest expense (Note 3)....................................................     12,966      11,728      11,097
  Depreciation and amortization................................................      4,015       3,417       3,072
  General and administrative expenses..........................................        165         306         201
                                                                                  --------    --------    --------

Total expenses.................................................................     25,902      24,176      22,969
                                                                                  --------    --------    --------

                                                                                       989       1,771         218

Equity in income of investees (Note 2).........................................        339          95          54
  Other income, net............................................................         38          22          35
                                                                                  --------    --------    --------
  Income before extraordinary items............................................      1,366       1,888         307

Extraordinary items (Note 8)...................................................        671       2,881          --
                                                                                  --------    --------    --------

  Net income...................................................................   $  2,037    $  4,769    $    307
                                                                                  --------    --------    --------
                                                                                  --------    --------    --------

                            See accompanying notes.

                              THE PHILIPS COMPANY
                     COMBINED STATEMENTS OF OWNERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1994.................................................................   $(24,611)
  Distributions..............................................................................       (468)
  Contributions..............................................................................      2,681
  Net income.................................................................................        307
                                                                                                --------

Balance at December 31, 1995.................................................................    (22,091)
  Distributions..............................................................................     (1,101)
  Contributions..............................................................................      7,257
  Net income.................................................................................      4,769
                                                                                                --------

Balance at December 31, 1996.................................................................    (11,166)
  Distributions..............................................................................    (21,489)
  Contributions..............................................................................     24,202
  Net income.................................................................................      2,037
                                                                                                --------

Balance at December 31, 1997.................................................................   $ (6,416)
                                                                                                --------
                                                                                                --------

                            See accompanying notes.

                              THE PHILIPS COMPANY
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                     -----------------------------
                                                                                      1997       1996       1995
                                                                                     -------    -------    -------
OPERATING ACTIVITIES
  Net income......................................................................   $ 2,037    $ 4,769    $   307
     Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization..............................................     4,015      3,417      3,072
       Amortization of mortgage discount..........................................        32         59         56
       Extraordinary items........................................................      (671)    (2,881)        --
       Equity in (income)/loss of investees.......................................      (339)       (95)       (54)
     Changes in operating assets and liabilities:
       Accounts receivable........................................................      (588)      (574)      (411)
       Related party receivables..................................................         3       (357)       722
       Deferred charges...........................................................    (1,055)    (2,957)    (1,514)
       Other assets...............................................................     1,041        432        527
       Accounts payable and accrued expenses......................................      (161)      (793)    (1,587)
       Related party payables.....................................................    (1,179)     1,997        249
       Other liabilities..........................................................      (297)       550      2,168
                                                                                     -------    -------    -------
Net cash provided by operating activities.........................................     2,838      3,567      3,535
                                                                                     -------    -------    -------
INVESTING ACTIVITIES
Additions to land, buildings and improvements.....................................   (19,186)    (9,359)    (6,604)
                                                                                     -------    -------    -------
Net cash used in investing activities.............................................   (19,186)    (9,359)    (6,604)
                                                                                     -------    -------    -------
FINANCING ACTIVITIES
  Proceeds from mortgage notes payable............................................    79,400     14,835      1,719
  Payments of mortgage notes payable..............................................   (61,792)   (10,742)    (1,221)
  Contributions from owners.......................................................    18,421      2,635      2,130
  Distributions to owners.........................................................   (20,177)      (642)      (468)
                                                                                     -------    -------    -------
Net cash provided by financing activities.........................................    15,852      6,086      2,160
                                                                                     -------    -------    -------
Net increase (decrease) in cash and cash equivalents..............................      (496)       294       (909)
Cash and cash equivalents at beginning of period..................................       785        491      1,400
                                                                                     -------    -------    -------
                                                                                     $   289    $   785    $   491
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------
NONCASH INVESTING AND FINANCING ACTIVITIES
Loans to and from affiliates reclassified as capital contributions and/or distributions:
  Contributions...................................................................   $ 1,009    $ 2,524    $   373

  Distributions...................................................................     1,312        459         --
Non cash adjustments relating to purchase of partnership interests (see Note 1):
  Increase in rental properties...................................................   $ 8,298    $ 3,148    $    --
  Decrease in accounts receivable.................................................    (2,771)      (846)        --
  Decrease in deferred charges (net)..............................................      (755)      (204)        --
                                                                                     -------    -------    -------
  Increase in owners' equity......................................................     4,772      2,098         --
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------
Investment in partnerships, included in capital contributions.....................   $    --    $    --    $   178
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------

     On December 31, 1997, at the close of the Formation Transaction (see Note
1) all of the assets and liabilities were transferred to entities owned 99.989% by Philips International Realty, L.P.

                            See accompanying notes.

                              THE PHILIPS COMPANY
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The Philips Company (the 'Company') was engaged in the ownership, operation, leasing and development of seven neighborhood and community shopping center properties (collectively, the 'Properties') located in New York, Connecticut, New Jersey, Massachusetts and Florida. On December 31, 1997, as part of the Formation Transactions discussed below, all of the properties were transferred to entities owned by Philips International Realty, L.P.

  Principles of Combination

     The Philips Company was not a legal entity, but rather a combination of real estate properties that were organized as general and limited partnerships and limited liability companies and which were under the common management and control of Philip Pilevsky, his family or entities controlled by such parties (the 'Sponsors'). In addition, investments in certain non-controlled limited partnerships were accounted for under the equity method (see Note 2). All significant intercompany transactions and balances have been eliminated in combination.

     The specific partnerships and limited liability companies included in the accompanying combined financial statements are as follows:

ENTITY                                           PROPERTY
-------------------------------------  -----------------------------------------
Branhaven Plaza L.L.C.                 Branhaven Plaza
Palm Springs Mile Associates, Ltd.     Mall on the Mile, Palm Springs Village,
                                       The Shops on 49th Street and Philips
                                       Plaza
Forest Avenue Shopping Associates      Forest Avenue Shoppers Town
Philips Freeport Associates, L.P.      Meadowbrook Commons
Foxborough Shopping L.L.C.             Foxboro Plaza
Enfield Shopping L.L.C.                Elm Plaza
Delran Shopping L.L.C.                 Millside Plaza

  Acquisition of Partnership Interests

     Certain partnership/membership interests in the above partnerships and limited liability companies were acquired by the Sponsors in contemplation of the Formation Transactions, as discussed below, as follows:

  FOREST AVENUE SHOPPING ASSOCIATES. In October, 1996, the Sponsors purchased interests aggregating 65% of the ownership of Forest Avenue Shopping Associates from three partners in a negotiated transaction for cash consideration totalling $5,859.


  BRANHAVEN PLAZA L.L.C. In June, 1997, the Sponsors purchased interests aggregating 50% of the ownership of Branhaven Plaza L.L.C. from two parties in negotiated transactions for cash consideration totalling $1,073.

  PALM SPRINGS MILE ASSOCIATES, LTD. ('LIMITED'). In August, 1997, the Sponsors purchased the interests of four other partners aggregating 51.5% of the ownership of Limited in a negotiated transaction for $15,881, payable $2,881 in cash and $13,000 in notes. The notes bear interest at LIBOR + 1.75% and are collateralized by a pledge of certain of the partnership interests in Limited and Forest Avenue Shopping Associates. The notes are due in June, 1998, require monthly principal amortization payments of $250 and a default under these notes will cause a default under the debt encumbering the Forest Avenue shopping center. See Note 3.

     Rental properties, accounts receivable, deferred charges and owners' deficit reflect the acquisition and purchase accounting related to these interests acquired in accordance with the push down basis of accounting

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) required by the Securities and Exchange Commission's Staff Accounting Bulletin No. 54. The following reflects the purchase accounting:

                                                                               PURCHASE
                                        HISTORICAL BOOK                       ACCOUNTING
                                      VALUE OF NON-SPONSOR                    ADJUSTMENT
                                        INTEREST AT DATE      PURCHASE    ------------------
ENTITY                                    OF PURCHASE          PRICE       1997       1996
-----------------------------------   --------------------    --------    -------    -------
Forest Avenue Shopping Associates..         $ (2,098)         $  5,859         --    $ 7,957
Branhaven Plaza L.L.C..............             (439)            1,073    $ 1,512         --
Palm Springs Mile Associates,
  Ltd..............................           (4,334)           15,881     20,215         --
                                                                          -------    -------
                                                                          $21,727    $ 7,957
                                                                          -------    -------
                                                                          -------    -------

     The purchase adjustments have been allocated as follows:

Rental properties.....................................................    $25,253    $ 9,008
Accounts receivable...................................................     (2,771)      (846)

Deferred charges......................................................       (755)      (205)
                                                                          -------    -------
                                                                          $21,727    $ 7,957
                                                                          -------    -------
                                                                          -------    -------

     The results of operations attributable to the interests acquired are reflected in the combined financial statements from the date the interest was acquired.

  Formation Transactions

     On December 31, 1997, the partners and members of The Philips Company and the Merrick/Mill Basin Properties (see Note 2) transferred their shopping center assets or, in certain instances, their partnership or membership interests in the entities which held title to such shopping center assets, to certain newly-formed entities as follows:

          o With respect to those partnerships which owned fee title to properties located in New York or Connecticut, the partnerships contributed such fee title, together with any existing indebtedness relating thereto, to Philips International Realty, L.P. (a newly-formed 'Operating Partnership') or its designee, which designee was a newly-formed limited partnership (in which a subsidiary of Philips International Realty Corp., a new company intending to qualify as a real estate investment trust (the 'REIT'), indirectly owns a 0.01% general partnership interest), in exchange for Units in the Operating Partnership;

          o With respect to those partnerships or limited liability companies which did not own fee title to properties located in New York or Connecticut, the partners or members, of such partnerships contributed all of their partnership interests or membership interests therein, to the Operating Partnership in exchange for Units in the Operating Partnership (which Units, together with those Units described above, comprise a 93.9% limited partners' position in the Operating Partnership and which, upon redemption of such Units for Common Stock of the REIT, would represent approximately 93.9% of the outstanding Common Stock of the REIT);

          o The REIT purchased a shopping center property in Florida from an unaffiliated seller (the 'Seller') in exchange for 32,000 shares (54,563 shares after proposed stock split) of Common Stock (which shares represent approximately 2.1% of the outstanding Common Stock of the REIT on a fully-diluted basis) and the assumption of an mortgage note payable in the amount of $542;

          o Certain trustees of the Seller were issued 5,000 shares (8,526 shares after the proposed stock split) of Common Stock of the REIT, plus warrants to acquire an additional 8,000 shares (13,641 shares after proposed stock split) of Common Stock of the REIT (which shares and warrants represent approximately 0.8% of the outstanding Common Stock of the REIT on a fully-diluted basis);

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
          o An individual partner purchased 10,660 shares (18,176 shares after proposed stock split) of the REIT's Common Stock (approximately 0.7% of the outstanding Common Stock on a fully-diluted basis) for a total purchase price of $533;

          o Prudential Securities Incorporated received, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares (66,158 shares after proposed stock split) of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

          o The REIT contributed its fee title interest in the Florida property, together with the cash received from the partner in connection with the purchase of Common Stock, to the Operating Partnership in exchange for an approximately 3.2% non-managing general partnership interest therein; and

          o The Operating Partnership and the Property-owning partnerships are controlled by Philips International Realty, LLC, a Delaware limited liability company, of which Mr. Pilevsky is the sole member, until such time as the Company completes public or private equity offerings of its securities aggregating in excess of $25,000, at which time the REIT will become the sole general partner of the Operating Partnership and the Property-owning partnerships.

          o The REIT has authorized a stock-split of 1.7051 to 1 effective with the completion of an equity offering.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Real Estate Properties

     Buildings and improvements are depreciated on the straight-line method over the estimated useful lives of the assets which range from fifteen to thirty-nine years, while tenant improvements (included in buildings and improvements in the accompanying combined balance sheets) are amortized over the lives of the respective leases, using the straight-line method.

     During 1996, The Philips Company adopted Statement of Financial Accounting Standards No. 121 ('SFAS No. 121'), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that the Company review real estate assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. Impaired assets are required to be reported at the lower of cost or fair value. Assets to be disposed of are required to be reported at the lower of cost or fair value less cost to sell. Assets are classified to be disposed when management has committed to a plan to dispose of the assets. Prior to the adoption of SFAS No. 121, real estate assets were required to be stated at the lower of cost or net realizable value. No impairment losses have been recorded in any of the periods presented.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less from date of purchase.

     Banking relationships are maintained with major financial institutions. The properties are operated through multiple bank accounts to mitigate exposure to loss of cash balances which may from time to time exceed federally insured limits.

  Revenue Recognition

     Minimum revenues from rental property are recognized on a straight-line basis over the terms of the respective tenant leases.

  Deferred Charges

     Costs incurred to obtain tenant leases and long term financing, included in deferred charges in the accompanying combined balance sheet, are amortized over the terms of the related leases or debt agreements, as applicable.

  Income Taxes

     The entities comprising the Company were not taxpaying entities for income tax purposes and, accordingly, no provision or credit has been made in the accompanying financial statements for income taxes. Owners'/members' allocable shares of taxable income or loss are reportable on their respective income tax returns.

  Concentration of Revenue and Credit Risk

     Approximately 54%, 51% and 50% of the Company's total revenue for the years ended December 31, 1997, 1996 and 1995, respectively, was derived from Palm Springs Mile Associates Ltd. Any adverse change in the operating profitability of this property may have a material adverse effect on the Company.

  Capital Contributions, Distributions and Profits and Losses

     Capital contributions, distributions and profits and losses were allocated in accordance with the terms of the applicable agreements.

2. INVESTMENT IN PARTNERSHIPS

     At December 31, 1996, the Company held a limited partnership interest and a minority general partnership interest in the following two partnerships (the 'Merrick/Mill Basin Properties') which also owned and operated neighborhood and community shopping centers:

                                                             THE PHILIPS COMPANY'S
PARTNERSHIP                              PROPERTY             PERCENTAGE OWNERSHIP
-----------------------------        ----------------        ----------------------
Merrick Shopping Associates          Merrick Commons                   30%
SP Avenue U Associates, L.P.         Mill Basin Plaza                  49%

     As a limited partner and minority general partner, the Company did not control the activities of the partnerships. These investments, accounted for under the equity method, were recorded initially at cost and subsequently adjusted for equity in the net income or loss of investees and cash contributions and distributions.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. INVESTMENT IN PARTNERSHIPS--(CONTINUED)
     Condensed financial statements of the entities are as follows:

                                                                                             DECEMBER 31,
                                                                                             ------------
                                                                                                 1996
                                                                                             ------------
CONDENSED BALANCE SHEET
Rental properties, net....................................................................     $ 23,955
Cash and cash equivalents.................................................................           96
Related party receivables.................................................................        1,252
Accounts receivable.......................................................................        1,135
Deferred charges, net.....................................................................        1,000

Other assets..............................................................................          137
                                                                                             ------------
Total assets..............................................................................     $ 27,575
                                                                                             ------------
                                                                                             ------------
Mortgage notes payable....................................................................     $ 26,049
Accounts payable and accrued expenses.....................................................          320
Related party payables....................................................................          620
Other liabilities.........................................................................           --
                                                                                             ------------
Total liabilities.........................................................................       26,989
Owners' equity............................................................................          586
                                                                                             ------------
Total liabilities and owners' equity......................................................     $ 27,575
                                                                                             ------------
                                                                                             ------------

                                                                               YEAR ENDED DECEMBER 31,
                                                                             ---------------------------
                                                                              1997      1996       1995
                                                                             ------    -------    ------
CONDENSED STATEMENTS OF OPERATIONS
Revenues from rental property and other income............................   $4,972    $ 4,959    $4,813
Interest income from affiliate............................................       --      1,297        --
                                                                             ------    -------    ------
Total revenue.............................................................    4,972      6,256     4,813
                                                                             ------    -------    ------
Operating and other expenses..............................................    1,463      1,492     1,436
Interest..................................................................    2,045      3,496     2,054
Depreciation and amortization.............................................      824        576       540
                                                                             ------    -------    ------
Total expenses............................................................    4,332      5,564     4,030
                                                                             ------    -------    ------
Income before extraordinary item..........................................      640        692       783
Extraordinary item........................................................       --       (349)       --
                                                                             ------    -------    ------
Net income................................................................   $  640    $   343    $  783
                                                                             ------    -------    ------
                                                                             ------    -------    ------

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE

     As of December 31, 1996, mortgage notes payable aggregated $133,609 and were collateralized by the Company's properties. Interest rates ranged from 7% to 14%. Mortgage payments are due in monthly installments of principal and/or interest and mature on various dates through 2004. The loan agreements contain customary representations, covenants and events of default. At December 31, 1996, a partner/member in the entities that hold title to the properties had personally guaranteed the repayment of mortgage loans with a balance of $38,720.

     The following table summarizes mortgage indebtedness as of December 31, 1996:

PROPERTY                   MORTGAGE NOTES WITH FIXED INTEREST:
--------------------  ---------------------------------------------
Forest Avenue         First mortgage note with a fixed interest      $       12,502
Shoppers Town         rate of 9.5% due on August 1, 1997. Payments
                      $115 each month.

                      Third mortgage note with a fixed interest               5,000
                      rate of 14% due on November 1, 1997. Monthly
                      payments of interest only.

Millside Plaza        First mortgage notes with fixed interest               12,164
Elm Plaza             rates of 8% originally due on June 30, 1997.
Foxboro Plaza         Amended on July 1, 1995 to fixed interest
                      rates of 9% from July 1, 1995 to June 30,
                      1999 and 9.375% from July 1, 1999 to July 1,
                      2000, maturing on July 1, 2000. Further
                      amended to extend the 9% interest rate from
                      June 30, 1999 to April 30, 2000. Monthly
                      payments of interest only. See Note 3(A).

                      Subordinate mortgages, net of discount,                   905
                      bearing no interest, except if a default
                      occurs, matures on July 1, 2000. See Note
                      3(A).
                                                                     ---------------
                      TOTAL FIXED RATE NOTES                                 30,571
                                                                     ---------------

                         MORTGAGE NOTES WITH VARIABLE INTEREST:
                      ---------------------------------------------
Forest Avenue         Second mortgage note with variable interest             2,048
Shoppers Town         rate based on the prime rate (8.25% at
                      December 31, 1996), matures on June 30, 1997.


Branhaven Plaza       Wrap around mortgage note with a fixed                  9,415
                      interest rate of 14.25% originally was
                      scheduled to mature on July 31, 1999. In
                      addition to the above interest, loan bore
                      contingent interest at the lesser of 15% of
                      gross rents or 15% of $887. Contingent
                      interest totaled $101 and $88 for 1994 and
                      1995, respectively. The underlying mortgage
                      note with a fixed interest rate of 10%
                      matured on August 1, 1996. On November 1,
                      1996, the wrap around mortgage notes were
                      refinanced to provide for variable interest
                      rate of the lower of LIBOR plus 3.50% or
                      prime plus 0.75% with maturity on November 1,
                      1998, with two options to extend the maturity
                      date for 6 months. The Company is required to
                      make quarterly amortization payments equal to
                      50% of the property's preceding quarter's net
                      cash flow.

Meadowbrook Commons   First mortgage note with variable interest of          26,096
                      2.5% plus base LIBOR rate (8.03% at December
                      31, 1996), as defined, or Floating Rate, as
                      defined, matures on March 31, 1998. The
                      Company is required to make quarterly
                      amortization payments of the excess cash flow
                      from the preceding quarter.

Mall on the Mile      First mortgage note collateralized with a              65,479
Palm Springs Village  variable interest rate of LIBOR plus 2.5%
The Shops on          (8.03% at December 31, 1996), matures on June
  49th Street         1, 1998. Monthly payments of principal of
Philips Plaza         $37.5 plus interest.
                                                                     ---------------
                      TOTAL VARIABLE RATE NOTES                             103,038
                                                                     ---------------
                      TOTAL MORTGAGE NOTES PAYABLE                   $      133,609
                                                                     ---------------
                                                                     ---------------

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE--(CONTINUED)

(A) SCHEDULE OF MORTGAGE NOTES--(CONTINUED)

     On February 14, 1997, the Company refinanced its mortgages collateralized by certain of the properties in Hialeah, Florida with a life insurance company at a fixed rate of 7.83%, with maturity in February 2004.

     In connection with the purchase of the non-sponsor interest in Palm Springs Mile Associates, Ltd. (see Note 1), the Company issued $13,000 in Notes. Such notes are collateralized by (i) the partnership interests so acquired, (ii) the pledge of all limited partners' rights to partnership distributions until the notes are repaid, (iii) the personal guarantee of the notes by an individual limited partner, and (iv) the pledge of all members' interests in Forest Avenue Shopping, LLC, an affiliated entity (see Note 1). The notes bear interest at LIBOR plus 1.75% and mature on the earlier of June 1, 1998 or the date the Company has raised at least $40,000 in equity. The notes require monthly debt service payments of principal and interest totaling approximately $330. In connection with this transaction, a first mortgage loan encumbering The Shops on 49th Street and Philips Plaza shopping centers was modified to provide for (i) a concurrent principal paydown of $200, (ii) an acceleration of the maturity date thereof to June 1, 1998, and (iii) a guarantee of $12,000 of such outstanding mortgage loan balance by two limited partners, such guarantee to increase to the full amount of this first mortgage loan if the aforementioned notes are not repaid by December 31, 1997.

     On June 27, 1997, the Company refinanced three mortgages collateralized by Forest Avenue Shoppers Town with a financial services institution. An individual that is a member in the entity that owns the property has personally guaranteed $6,000 (subject to reductions as set forth in the Agreement) of the new mortgage note. In addition, all membership interests in Forest Avenue Shopping LLC and Branhaven Plaza LLC have been pledged as collateral. Interest is at the rate of LIBOR plus 1.75%, with a maturity date of December 1, 1997; however, either party can decide to extend the loan on notice, not less than 30 days or more than 90 days prior to maturity, to either January 1, 2004 or 2007, upon the occurrence of certain events as disclosed in the mortgage agreement.

     During November 1997, the Company closed its agreement with the lender of the Forest Avenue Shopping LLC mortgage (i) to extend the maturity to June 1, 1998, (ii) to extend to June 1, 1998 the option to extend the maturity date further to June 2004 or 2007, (iii) to suspend mortgage amortization until the closing of the Formation Transactions, and (iv) for the lender to make a new $150 second mortgage loan to Forest Avenue Shopping LLC guaranteed by Philip Pilevsky. The proceeds of the second mortgage were placed in a collateral account to collateralize the guaranty, which guaranty will be amended to include repayment of the second mortgage.

     During November 1997, the Company closed its agreement with the holder of the Palm Springs Mile Associates, Ltd. partner notes to suspend scheduled amortization of $250 per month until the closing of the Formation Transactions. The lender made an additional loan to the borrower in the amount of $1,000 resulting in a total outstanding principal amount of $13,000 at the closing of the Formation Transactions. The $1,000 additional loan bears interest at an annual rate of LIBOR + 1.75% and matures in June 1998. The proceeds of the $1,000 additional loan were placed in a collateral account to secure the indebtedness.

     On December 31, 1997, the Company closed its agreement with its lender in connection with the Millside Plaza, Elm Plaza and Foxboro Plaza mortgage (i) to sever the Wallingford Shopping LLC and the Freehold Shopping LLC mortgages from the cross-collateralization provisions of the original loan agreement, (ii) to extend the maturity date to 2002, with an amortization equal to a 30 year term,
(iii) adjust the interest rate to 175 basis points above the 5 year U.S. Treasury rate and (iv) eliminate the Company's obligation to repay $936 of second mortgage loans.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE--(CONTINUED)
(B) PRINCIPAL MATURITIES

     The combined aggregate principal maturities of mortgage notes payable outstanding as of December 31, 1996 are as follows:

1997...........................................................................     $  21,206
1998...........................................................................        36,172
1999...........................................................................         1,796
2000...........................................................................        35,440
2001...........................................................................           784
Thereafter.....................................................................        38,211
                                                                                  -------------
                                                                                    $ 133,609
                                                                                  -------------
                                                                                  -------------

------------------

(C) CAPITALIZED INTEREST

     Interest costs capitalized for the years ended December 31, 1996 and 1995, were $42 and $383, respectively.

(D) INTEREST COST

     Interest paid for the years ended December 31, 1997, 1996, 1995 were $11,357, $10,878 and $8,732, respectively.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair values for the Company's financial instruments were determined by management using market information available as of December 31, 1996 and appropriate valuation methodologies which included, in the case of debt instruments, consideration of interest rates available to the Company for the issuance of debt with terms and maturities similar to its currently outstanding indebtedness. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the Company's estimates are not necessarily indicative of the amounts the Company could realize on disposition of its financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Although management is not aware of any factors that would significantly affect its estimates of the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1996.

     Cash equivalents and mortgage notes payable with an aggregate carrying value of $133,609 are reflected in the accompanying combined balance sheet at amounts which reasonably approximate their fair values.

5. RENTAL INCOME

     The Company's shopping center properties are leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or upward adjustments based on certain inflation indices. The leases generally also require that the tenants reimburse the Company for increases in certain operating costs and real estate taxes. Minimum rentals and expense reimbursements represented 96%, 95% and 96% of revenues from rental properties for the years ended December 1997, 1996 and 1995, respectively.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. RENTAL INCOME--(CONTINUED)
     The approximate future minimum rents to be received over the next five years and thereafter, assuming neither renewals nor extensions of leases which may expire during the period, for leases in effect at December 31, 1996, are as follows:

1998..........................................................   $ 19,132
1999..........................................................     18,016
2000..........................................................     16,958
2001..........................................................     14,594
2002..........................................................     11,785
Thereafter....................................................     89,698
                                                                 --------
                                                                 $170,183
                                                                 --------
                                                                 --------

6. RELATED PARTY TRANSACTIONS

  (A) Management Agreement

     Management services for the Company's properties are provided by a related party, Philips International Holding Corp. Fees paid by the Company for such services are generally based on 3% to 5% of total revenue.

  (B) Advances To/From Partners

     Advances to and from partners or members in those entities comprising the Company and certain affiliated entities are reflected in the financial statements as related party receivables and payables. Such advances are generally due upon demand and are non-interest bearing.

  (C) Leasing Commissions

     Philips International Holding Corp., a related party, provides leasing services to the Company for fees ranging generally from 2% to 5% of total contractual rent due pursuant to the tenant leases. Leasing commissions paid to Philips International Holding Corp. for the years ended December 31, 1997, 1996 and 1995 were $95, $773 and $181, respectively.

     In addition, leasing commissions totaling $195 were paid during 1995 to a partner in one of the entities comprising the Company.

7. CONTINGENCIES

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

8. EXTRAORDINARY ITEMS

     The combined statements of income for the years ended December 31, 1997 and 1996 include extraordinary gains of approximately $671 and $2,881, respectively, in connection with the settlement of debt obligations on the Company's shopping center properties. The $671 gain for the year ended December 31, 1997, is net of an extraordinary loss of approximately $265 representing the write-off of deferred financing costs related to the refinancing of debt on a certain shopping center properties.

9. OTHER ASSETS

     Other assets in the accompanying combined balance sheet include restricted real estate tax escrows, capital improvement escrows and tenant security deposits totaling $791 as of December 31, 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the combined statements of revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties as described in Note 1, for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement/Prospectus of the Philips International Realty Corp. and is not intended to be a complete presentation of the Merrick Commons and Mill Basin Plaza Properties revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties, as described in Note 1, for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles.

                                         /s/ ERNST & YOUNG LLP

New York, New York
March 6, 1998

                MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1997       1996       1995
                                                                             ---------  ---------  ---------
Revenues from rental property:
Minimum and percentage rentals including other income
  of $3, $10 and $3, respectively (Note 3 and 5)...........................  $   3,842  $   3,802  $   3,651
  Expense reimbursements...................................................      1,130      1,157      1,162
                                                                             ---------  ---------  ---------
                                                                                 4,972      4,959      4,813
                                                                             ---------  ---------  ---------
Certain expenses:
  Property taxes...........................................................        820        744        671
  Management fees (Note 4).................................................        240        234        230
  Repairs and maintenance..................................................        180        150        196
  Professional fees........................................................         63        120         62
  Cleaning, security and landscaping.......................................         42        112        105
  Utilities................................................................         50         48         79
  Insurance................................................................         46         42         38
  Other operating expenses.................................................         22         42         55
                                                                             ---------  ---------  ---------
                                                                                 1,463      1,492      1,436
                                                                             ---------  ---------  ---------
Revenues in excess of certain expenses.....................................  $   3,509  $   3,467  $   3,377
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                            See accompanying notes.

                MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
         NOTES OF COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     Presented herein are the combined statements of revenues and certain expenses related to the operations of the Merrick Commons and Mill Basin Plaza Properties (the 'Merrick/Mill Basin Properties'), which shopping centers are located in Merrick, NY and Brooklyn, NY, respectively.

     The accompanying combined financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the combined financial statements exclude certain expenses that may not be comparable to those expected to be incurred by Philips International Realty Corp. in the future operations of the aforementioned properties. The financial statements exclude interest income, interest expense, depreciation and certain general and administrative expenses.

2. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

     The Merrick/Mill Basin Properties are leased to tenants under operating leases. Minimum rental revenue is recognized on a straight-line basis over the terms of the respective leases.

4. MANAGEMENT AGREEMENTS AND RELATED PARTY TRANSACTIONS

     Management services for the Merrick/Mill Basin Properties are provided by a related party, Philips International Holding Corp. Fees paid for such services are generally based on 3% to 5% of total revenue.

5. LEASE AGREEMENTS

     The Merrick/Mill Basin Properties are leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or upward adjustments based on certain inflation indices. The leases generally also require that the tenants reimburse increases in certain operating costs and real estate taxes. Minimum rents and expense reimbursements represented approximately 99% of revenues from rental property for each of the years ended December 31, 1997, 1996 and 1995.

     The approximate future minimum rents to be received over the next five years and thereafter, assuming neither renewals nor extensions of leases which may expire during the period, for leases in effect as of December 31, 1997 are as follows:


1998...........................................................  $   3,785
1999...........................................................      3,716
2000...........................................................      3,678
2001...........................................................      3,324
2002...........................................................      3,275
Thereafter.....................................................     34,277
                                                                 ---------
                                                                 $  52,055
                                                                 ---------
                                                                 ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL                 , 1998 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  Page
                                                  ----
Prospectus Summary.............................     1
Risk Factors...................................    14
The Company....................................    23
Strategies for Growth..........................    24
Use of Proceeds................................    26
Distribution Policy............................    26
Capitalization.................................    27
Dilution.......................................    28
Selected Financial Data........................    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    31
Overview of the Company's Primary Markets......    35
Business and Properties........................    41
Significant Properties.........................    51
Management.....................................    54
Formation Transactions and Structure of the
  Company......................................    60

Policies with Respect to Certain Activities....    62
Partnership Agreement of Operating
  Partnership..................................    65
Certain Relationships and Related
  Transactions.................................    69
Principal Shareholders.........................    71
Description of Capital Stock...................    72
Certain Provisions of Maryland Law and of the
  Company's Charter and Bylaws.................    76
Shares Eligible for Future Sale................    80
Federal Income Tax Considerations..............    82
ERISA Considerations...........................    94
Underwriting...................................    96
Experts........................................    98
Legal Matters..................................    98
Additional Information.........................    98
Glossary.......................................   G-1
Index to Financial Statements..................   F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                7,200,000 Shares


                       PHILIPS INTERNATIONAL REALTY CORP.


                                  Common Stock


                            ------------------------
                              P R O S P E C T U S
                            ------------------------



                       PRUDENTIAL SECURITIES INCORPORATED

                       RAYMOND JAMES & ASSOCIATES, INC.

                                             ,1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses paid by the Company in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee................................   $51,295
NASD Fee...........................................................................   $17,888
New York Stock Exchange Listing Fee................................................      *
Transfer Agent and Registrar's Fees................................................      *
Printing and Engraving Expenses....................................................      *
Legal Fees and Expenses (other than Blue Sky)......................................      *
Accounting Fees and Expenses.......................................................      *
Blue Sky Fees and Expenses.........................................................      *
Miscellaneous Expenses.............................................................      *
                                                                                      -------
     Total.........................................................................   $  *
                                                                                      -------
                                                                                      -------

------------------
* To be completed by Amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

     See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     Upon formation of the Company, Philip Pilevsky was issued 20 shares of Common Stock for total consideration of $1,000 in order to provide the initial capitalization of the Company. These shares were repurchased by the Company at cost upon consummation of the Formation Transactions. In connection with the Formation Transactions, (i) an aggregate of 2,472,395 Units were issued to certain members of the Philips Group who transferred interests in the Properties and certain other assets to the Company in consideration of the transfer of such Properties and assets; (ii) Mr. Pilevsky was issued 18,176 shares of Common Stock for total consideration of $533,000 in cash; (iii) the Trustees were issued 8,526 shares of Common Stock and warrants to purchase an aggregate of 13,641 shares of Common Stock in consideration of their efforts on behalf of National to arrange and carry out the Formation Transactions and their agreement to vote their National shares in favor of the related agreements; and (iv) Prudential Securities Incorporated was issued 1,940 shares of Series A Preferred Stock in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement. The issuances of the securities described in this Item 33 were made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's officers and directors are indemnified under Maryland law, the Amended and Restated Articles of Incorporation and the By-Laws of the Company and the Agreement of Limited Partnership of the Operating Partnership (the 'Partnership Agreement of the Operating Partnership'), against certain liabilities. The Amended and Restated Articles of Incorporation provides that the Company shall have the power to obligate itself to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The By-Laws contain provisions which implement the indemnification provisions of the Amended and Restated Articles of Incorporation.

     The Maryland General Corporation Law ('MGCL') permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of the Amended and Restated Articles of Incorporation of the Company shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited, to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received); (ii) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or failure to act was unlawful. The Amended and Restated Articles of Incorporation of the Company contain a provision consistent with the MGCL. No amendment of the Amended and Restated Articles of Incorporation shall limited or eliminate the limitation of liability with respect to acts of omissions occurring prior to such amendment or repeal.

     The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Amended and Restated Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to its shareholders is limited under the Company's Amended and Restated Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.

PHILIPS INTERNATIONAL REALTY CORP.
     Pro Forma Condensed Consolidated Financial Statements (unaudited):
       Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997
       Notes to Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997
       Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 1997
       Notes to Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 1997
     Historical
       Report of Independent Auditors
       Balance Sheet as of December 31, 1997
       Statement of Operations for the Period July 16, 1997 (Incorporation) to December 31, 1997

       Statement of Shareholders' Equity for the period July 16, 1997 (Incorporation) to December 31, 1997
       Statement of Cash Flows for the Period July 16, 1997 (Incorporation) to December 31, 1997
       Notes to Financial Statements
PHILIPS INTERNATIONAL REALTY, L.P.
       Report of Independent Auditors
       Balance Sheet as of December 31, 1997
       Notes to Financial Statement
PROPERTY PARTNERSHIPS
       Report of Independent Auditors
       Combined Balance Sheet as of December 31, 1997
       Schedule III--Real Estate and Accumulated Depreciation as of December 31, 1997

       Notes to Combined Financial Statement

THE PHILIPS COMPANY
       Report of Independent Auditors
       Combined Balance Sheet as of December 31, 1996
       Combined Statements of Income for the Years Ended December 31, 1997, 1996 and 1995
       Combined Statements of Owners' Deficit for the Years Ended December 31, 1997, 1996 and 1995
       Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995
       Notes to Combined Financial Statements

MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
     Combined Statements of Revenue and Certain Expenses:
       Report of Independent Auditors
       Combined Statements of Revenues and Certain Expenses for the Years Ended December 31, 1997, 1996 and
        1995
       Notes to Combined Statements of Revenues and Certain Expenses

     (b) Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
-------   ---------------------------------------------------------------------------------------------------------
   1.1*   Form of Underwriting Agreement
   3.1    Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Form
          8-K dated December 31, 1997 and incorporated herein by reference)
   3.2    Articles Supplementary of Series A Preferred Stock (filed as Exhibit 3.2 to the Company's Form 8-K dated
          December 31, 1997 and incorporated herein by reference)
   3.3*   Second Amended and Restated By-Laws of the Company
   3.4*   Form of Certificate of Common Stock
   5.1*   Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the Common Stock being registered
   8.1*   Opinion of Pryor, Cashman, Sherman & Flynn regarding tax matters
  10.1*   Amended and Restated Agreement of Limited Partnership of the Operating Partnership
  10.2    Form of 1997 Stock Option and Long-Term Incentive Plan of the Company (filed as Exhibit 10.2 to the
          Company's Registration Statement on Form S-4, Registration No. 333-41431, and incorporated herein by reference)
  10.3    Form of Agreement of Limited Partnership for Property Partnerships (filed as Exhibit 10.3 to the
          Company's Registration Statement on Form S-4, Registration No. 333-41431, and incorporated herein by reference)
  10.4    Form of Articles of Incorporation of Philips Subs (filed as Exhibit 10.4 to the Company's Registration
          Statement on Form S-4, Registration No. 333-41431, and incorporated herein by reference)

EXHIBIT
NUMBER    DESCRIPTION
-------   ---------------------------------------------------------------------------------------------------------

  10.5    Form of Bylaws of Philips Subs (filed as Exhibit 10.5 to the Company's Registration Statement on Form
          S-4, Registration No. 333-41431, and incorporated herein by reference)
  10.6    Contribution and Exchange Agreement, dated August 11, 1997, among National, the Board of Trustees, the
          Company, the Operating Partnership and certain contributing partnerships or limited liability companies associated with a private real estate firm controlled by Philip Pilevsky and certain partners and members thereof (filed as Exhibit 10.6 to the Company's Registration Statement on Form S-4, Registration No.
          333-41431, and incorporated herein by reference)
  10.7    Form of Registration Rights Agreement among the Company and certain holders of limited partnership interests in the Operating Partnership (filed as Exhibit 10.7 to the Company's Registration Statement on
          Form S-4, Registration No. 333-41431, and incorporated herein by reference)
  10.8*   Amended and Restated Management Agreement among the Company, the Operating Partnership and Philips
          International Management Corp.
  10.9*   Amended and Restated Non-Competition Agreement among the Company, the Operating Partnership, Philip
          Pilevsky and Sheila Levine
  10.10   Employment Agreement between the Company and Louis J. Petra (filed as Exhibit 10.1 to the Company's Form
          8-K dated December 31, 1997 and incorporated herein by reference)
  10.11   Employment Agreement between the Company and Sheila Levine (filed as Exhibit 10.2 to the Company's Form
          8-K dated December 31, 1997 and incorporated herein by reference)
 10.12*   Employment Agreement between the Company and Brian J. Gallagher
  10.13   Form of Warrant (filed as Exhibit 10.12 to the Company's Registration Statement on Form S-4, Registration
          No. 333-41431, and incorporated herein by reference)
  10.14   Amendment No. 1 to Contribution and Exchange Agreement, dated as of December 29, 1997 (filed as Exhibit
          10.13 to the Company's Form 8-K dated December 31, 1997 and incorporated herein by reference)
  10.15   Non-Recourse Secured Promissory Note of National Properties Trust (filed as Exhibit 10.14 to the
          Company's Form 8-K dated December 31, 1997 and incorporated herein by reference)
 10.16*   [Credit Facility]
 10.17*   [Credit Agreement, among the Company, the Operating Partnership and AIG, as agent for the lenders named therein]
 10.18*   [Letter Agreement re: supplemental representations and warranties]
  21.1*   List of Subsidiaries of the Company
  23.1    Consent of Ernst & Young LLP
  23.2    Consent of Rosen Consulting Group
  23.3*   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1)
  23.4*   Consent of Pryor, Cashman, Sherman & Flynn (contained in Exhibit 8.1)
  24.1    Power of Attorney (see Page II-5)
  27.1    Financial Data Schedule

------------------------
* To be filed by Amendment.

ITEM 39. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 34 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of March, 1998.

                                          PHILIPS INTERNATIONAL REALTY CORP.

                                          By:        /s/ PHILIP PILEVSKY
                                              ---------------------------------
                                                       PHILIP PILEVSKY
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Pilevsky or Sheila Levine or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or a Registration Statement prepared in accordance with Rule 462 of the Securities Act, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

           /s/ PHILIP PILEVSKY              Director, Chief Executive Officer and              March 13, 1998
------------------------------------------  Chairman of the Board
             Philip Pilevsky

            /s/ LOUIS J. PETRA              Director and President                             March 13, 1998
------------------------------------------
              Louis J. Petra

            /s/ SHEILA LEVINE               Director, Chief Operating Officer,                 March 13, 1998
------------------------------------------  Executive Vice President and Secretary
              Sheila Levine

          /s/ BRIAN J. GALLAGHER            Chief Financial Officer, Acquisitions              March 13, 1998

------------------------------------------  Director and Treasurer
            Brian J. Gallagher

           /s/ ARNOLD S. PENNER             Director                                           March 13, 1998
------------------------------------------
             Arnold S. Penner

           /s/ A. F. PETROCELLI             Director                                           March 13, 1998
------------------------------------------
             A. F. Petrocelli

             /s/ ELISE JAFFE                Director                                           March 13, 1998
------------------------------------------
               Elise Jaffe

            /s/ ROBERT GRIMES               Director                                           March 13, 1998
------------------------------------------
              Robert Grimes